   As filed with the Securities and Exchange Commission on September 7, 1999

                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                EMC CORPORATION
             (Exact name of Registrant as specified in its charter)

           Massachusetts                            3572                            04-2680009
   (State or other Jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)       Classification Code Number)            Identification No.)

                               35 Parkwood Drive
                         Hopkinton, Massachusetts 01748
                                 (508) 435-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                              Paul T. Dacier, Esq.
                       Vice President and General Counsel
                                EMC Corporation
                               35 Parkwood Drive
                         Hopkinton, Massachusetts 01748
                                 (508) 435-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copies to:

             Margaret A. Brown, Esq.                            Edward D. Herlihy, Esq.
     Skadden, Arps, Slate, Meagher & Flom LLP                Wachtell, Lipton, Rosen & Katz
                One Beacon Street                                 51 West 52nd Street
           Boston, Massachusetts 02108                          New York, New York 10019
                  (617) 573-4800                                     (212) 403-1000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the merger agreement are met or waived.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     Proposed Maximum
                                         Amount     Proposed Maximum    Aggregate      Amount of
      Title of Each Class of             to be       Offering Price      Offering     Registration
   Securities to be Registered       Registered (1)   Per Unit (2)      Price (2)       Fee (3)
--------------------------------------------------------------------------------------------------
Common stock, par value $.01 per
 share..............................   18,151,403       $18.1875       $330,128,629     $66,026

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Based on the estimated maximum number of shares of EMC common stock to be issued in connection with the merger.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of shares of the common stock of Data General Corporation on the New York Stock Exchange on August 31, 1999.

(3) Estimated in accordance with Rule 457(c) and (f), solely for the purpose of determining the registration fee. Represents the product of (i) $18.1875, the average of the high and low prices reported on the New York Stock Exchange on August 31, 1999 for Data General common stock, multiplied by
    (ii) 55,645,010, the maximum number of shares of Data General common stock which will be converted into shares of EMC common stock pursuant to the merger. The entire amount of the registration fee has been offset by amounts previously paid by Data General in connection with the filing of preliminary proxy materials by Data General with the Commission on August 20, 1999 as permitted by Rule 457(b). Accordingly, no additional fee has been paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[DATA GENERAL LOGO APPEARS HERE]                               September 7, 1999

Dear Data General Stockholder,

   You are cordially invited to attend our special meeting of stockholders to be held at State Street Bank and Trust Company, Enterprise Room, Fifth Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, October 7, 1999, at 9:00 a.m., local time.

   At the special meeting, you will be asked to vote on the merger of Data General Corporation and a wholly-owned subsidiary of EMC Corporation. In the merger, if the average of the mean high and low prices of EMC common stock for each of the 20 consecutive trading days ending on the fifth day prior to the special meeting is $66.0625 or less, you will receive .3262 of a share of EMC common stock for each share of Data General common stock that you own. If that average price of EMC common stock is greater than $66.0625, for each share of Data General common stock that you own, you will receive a fraction of a share of EMC common stock equal to $21.55 divided by such average price of EMC common stock. EMC common stock is listed on the New York Stock Exchange under the trading symbol "EMC," and on September 3, 1999, EMC common stock closed at $62.875 per share. You will receive cash for any fractional shares of EMC common stock which you would otherwise receive in the merger.

   We cannot complete the merger unless it is approved by the holders of a majority of Data General common stock entitled to vote at the special meeting. Only stockholders who hold their shares of Data General common stock at the close of business on September 6, 1999 will be entitled to vote at the special meeting.

   After careful consideration, Data General's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests and unanimously recommends that you vote for the adoption of the merger agreement.

   This proxy statement/prospectus provides you with detailed information concerning Data General, EMC and the proposed merger. Please give all of the information contained in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 14 of this proxy statement/prospectus.

   Please use this opportunity to take part in the affairs of Data General by voting on the merger. IF YOU DO NOT VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING, IT WILL COUNT AS A VOTE AGAINST THE MERGER AGREEMENT. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person, should you choose to do so. YOUR VOTE IS VERY IMPORTANT.

   We appreciate your interest in Data General and your consideration of this matter.

                                    [Signature of Ronald L. Skates appears here]
                                                    Ronald L. Skates
                                              President and Chief Executive
                                                         Officer

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the proxy statement/prospectus or the EMC common stock to be issued in connection with the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.


   This proxy statement/prospectus is dated September 7, 1999 and was first mailed to stockholders on or about September 8, 1999.

                            DATA GENERAL CORPORATION

                               ----------------

             Notice of Special Meeting of Data General Stockholders

                               ----------------

                         to be held on October 7, 1999
                                  at 9:00 a.m.

To Data General Stockholders:

   Notice is hereby given that a special meeting of stockholders of Data General Corporation will be held on Thursday, October 7, 1999 at 9:00 a.m. local time at State Street Bank and Trust Company, Enterprise Room, Fifth Floor, 225 Franklin Street, Boston, Massachusetts, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the merger agreement among EMC Corporation, a wholly-owned subsidiary of EMC and Data General. In the merger, each outstanding share of Data General common stock will be converted into the right to receive .3262 of a share of EMC common stock, subject to certain adjustments described in the attached proxy statement/prospectus.

  2. To transact any other business that may properly come before the special meeting or any adjournment.

   These items of business are described in the attached proxy statement/prospectus. Only holders of record of Data General common stock at the close of business on September 6, 1999, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting of Data General Stockholders. You may vote in person at the Data General special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors,

                                   [Signature of Carl E. Kaplan appears here]
                                          Carl E. Kaplan
                                          Secretary

Westboro, Massachusetts
September 7, 1999


                 Whether or Not You Plan to Attend the Meeting,
         Please Complete, Sign, Date and Return the Accompanying Proxy
                In the Enclosed Self-Addressed Stamped Envelope.

                                                        [EMC logo appears here]
[Data General logo appears here]


PROXY STATEMENT                                                      PROSPECTUS

                               Table of Contents

Questions and Answers About the Merger.....................................   1
Summary of the Proxy Statement/Prospectus..................................   3
  The Companies............................................................   3
  Summary of the Transaction...............................................   4
  Selected Financial Data..................................................   9
  EMC Corporation Selected Historical Consolidated Financial Data..........  10
  Data General Selected Historical Consolidated Financial Data.............  11
  EMC Corporation Selected Unaudited Pro Forma Combined Financial Data.....  12
  Unaudited Comparative Per Share Information..............................  13
Risk Factors...............................................................  14
  Risks Relating to the Merger.............................................  14
  Risks Relating to the Investment in EMC..................................  16
The Special Meeting of Data General Stockholders...........................  23
  Date, Time and Place of the Special Meeting..............................  23
  Purpose of the Special Meeting...........................................  23
  Stockholder Record Date for the Special Meeting..........................  23
  Vote of Data General Stockholders Required for Approval of Merger........  23
  Voting by Data General Directors and Executive Officers..................  23
  Voting of Proxies........................................................  24
  Revocability of Proxies..................................................  24
  Solicitation of Proxies..................................................  24
The Merger.................................................................  25
  Background to the Merger.................................................  25
  Data General's Reasons for the Merger....................................  27
  Recommendation of Data General's Board of Directors......................  28
  Opinion of Data General's Financial Advisor..............................  28
  Interests of Certain Data General Directors and Officers in the Merger...  33
  Completion and Effectiveness of the Merger...............................  36
  Structure of the Merger and Conversion of Data General Common Stock......  36
  Exchange of Data General Stock Certificates for EMC Stock Certificates...  36
  United States Federal Income Tax Consequences of the Merger..............  37
  Accounting Treatment of the Merger.......................................  38
  Regulatory Filings and Approvals Required to Complete the Merger.........  38
  Restrictions on Sales of Shares by Affiliates of Data General and EMC....  39
  Listing on the New York Stock Exchange of the Common Stock to be Issued
   by EMC..................................................................  40
  Dissenters' and Appraisal Rights.........................................  40
  Delisting and Deregistration of Data General Common Stock After the
   Merger..................................................................  40
The Merger Agreement.......................................................  41
The Stock Option Agreement.................................................  47
Operations After the Merger................................................  48
Comparative Per Share Market Price Data....................................  49

Unaudited Pro Forma Combined Condensed Financial Information..............  50
Comparison of Rights of Holders of Data General Common Stock and EMC
 Common Stock.............................................................  58
  Capitalization..........................................................  58
  Voting Rights...........................................................  58
  Number of Directors.....................................................  58
  Removal of Directors....................................................  58
  Filling Vacancies on the Board of Directors.............................  59
  Removal of Officers.....................................................  59
  Amendments to Corporate Charter.........................................  59
  Amendments to By-Laws...................................................  59
  Special Stockholder Meetings............................................  60
  Action by Consent of Stockholders.......................................  60
  Inspection Rights.......................................................  60
  Limitation of Personal Liability of Directors...........................  61
  Dividends...............................................................  62
  Stockholder Rights Plan.................................................  62
  Relevant Business Combination Provisions and Statutes...................  63
  Control Share Acquisition Statute.......................................  63
Legal Opinions............................................................  64
Experts...................................................................  64
Stockholder Proposals.....................................................  64
Cautionary Factors Concerning Forward-Looking Statements..................  65
Where You Can Find More Information.......................................  65

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. As a Holder of Data General Common Stock, What Will I Receive in the Merger?

A. If the average of the mean high and low prices of EMC common stock for each of the 20 consecutive trading days ending on the fifth day prior to the special meeting is $66.0625 or less, you will receive .3262 of a share of EMC common stock in exchange for each share of Data General common stock that you own. For example, if you own 100 shares of Data General common stock, you will receive 32 shares of EMC common stock in exchange for your shares. No fractional shares will be issued. You will receive cash for any fractional share you would otherwise receive.

   If such average price of EMC common stock is greater than $66.0625, for each share of Data General common stock that you own, you will receive a fraction of a share of EMC common stock equal to $21.55 divided by such average price of EMC common stock.

Q. What are the U.S. Federal Income Tax Consequences of the Merger?

A. Data General and EMC have structured the merger so that, in general, Data General stockholders will not recognize gain or loss for U.S. federal income tax purposes in the merger on the exchange of their stock, except that Data General stockholders will generally be taxed on any cash they receive in lieu of a fractional share. Data General and EMC will not be obligated to complete the merger unless we both receive legal opinions to this effect. After receipt of stockholder approval, we may not waive the requirement that legal opinions be provided unless further stockholder approval is obtained with appropriate disclosure.

   Because tax matters are complicated, we encourage you to contact your tax advisors to determine the particular tax consequences of the merger to you. To review the tax consequences to Data General stockholders in greater detail, see pages 37 through 38 of this proxy statement/prospectus.

Q. If I Am Not Going to Attend the Stockholder Meeting, Should I Return My Proxy Card Instead?

A. Yes. Please fill out and sign your proxy card and mail it to us in the enclosed return envelope as soon as possible. If you do not attend the special meeting, you must return your proxy card to ensure that your shares will be represented at the special meeting.

Q. What Do I Do If I Want to Change My Vote After I Have Mailed My Proxy Card?

A. Send in a later-dated, signed proxy card to Data General's corporate secretary before the special meeting or attend the special meeting in person and vote.

Q. What Do I Need to Do Now?

A. Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. Data General's board of directors unanimously recommends that its stockholders vote in favor of the merger.

Q. If My Shares Are Held in "Street Name" by My Broker, Will My Broker Vote My Shares for Me?

A. No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

   If you do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger unless you appear in person at the meeting.

Q. Should I Send in My Stock Certificates Now?

A. No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q. When Do You Expect the Merger to Be Completed?

A. We are working towards completing the merger as quickly as possible. Assuming that both Data General and EMC satisfy or waive all of the conditions to closing contained in the merger agreement, we anticipate that the closing of the merger will occur in the fourth calendar quarter of 1999.

Q. Whom Should I Call with Additional Questions?

A. If you have questions about the merger, you should call Data General's Investor Relations Department at (508) 898-6544.

                                                         [EMC logo appears here]
[Data General logo appears here]

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement and the stock option agreement, which are attached as Annexes A and B, respectively. In addition, we incorporate by reference important business and financial information about Data General Corporation and EMC Corporation into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 65 of this proxy statement/prospectus.

                                 The Companies


Data General Corporation
4400 Computer Drive
Westboro, Massachusetts 01580
(508) 898-5000

   Data General common stock is traded on the New York Stock Exchange and London Stock Exchange under the symbol "DGN."

   Data General designs, manufactures, markets and supports a family of open computer systems including mass storage products and servers. Data General's products provide solutions for customer applications such as database management, transaction processing, decision support, accounting and finance, healthcare information systems, telecommunications and video storage, manufacturing planning and control, human resources management and data warehousing. Data General focuses on providing solutions for businesses of all sizes, healthcare providers and government agencies, and has a worldwide sales, service and support network.

   Data General was incorporated as a Delaware corporation in 1968. Unless the context otherwise requires, references in this proxy statement/ prospectus to "Data General" refer to Data General Corporation and its wholly-owned subsidiaries. Data General's corporate headquarters is located at 4400 Computer Drive, Westboro, Massachusetts 01580, and its telephone number is (508) 898-5000.

EMC Corporation
35 Parkwood Drive
Hopkinton, Massachusetts 01748
(508) 435-1000

   EMC common stock is traded on the New York Stock Exchange under the symbol "EMC."

   EMC and its subsidiaries design, manufacture, market and support a wide range of enterprise systems and software products and related services for the enterprise storage market worldwide. EMC's products provide solutions for a wide range of customer information storage requirements, from the highest performance mission critical applications to extremely high capacity business support applications. EMC's solutions integrate with major open systems operating systems such as UNIX, Microsoft Corporation's Windows NT and International Business Machines Corporation's AS/400 as well as major mainframe operating systems such as IBM's MVS.

   EMC was incorporated as a Massachusetts corporation in 1979. Unless the context otherwise requires, references in this proxy statement/ prospectus to "EMC" refer to EMC Corporation and its wholly-owned subsidiaries. EMC's corporate headquarters is located at 35 Parkwood Drive, Hopkinton, Massachusetts 01748, and its telephone number is (508) 435-1000.

   Emerald Merger Corporation is a newly-formed, wholly-owned Delaware subsidiary of EMC, formed solely for the purpose of the merger. Emerald Merger Corporation has no material assets or liabilities and has not engaged in material operations since its incorporation. Emerald Merger Corporation's corporate headquarters is located at 35 Parkwood Drive, Hopkinton, Massachusetts 01748, and its telephone number is (508) 435-1000.

                           Summary of the Transaction

Structure of the Transaction (see page 36)

   Data General will merge with a subsidiary of EMC and become a wholly-owned subsidiary of EMC. Following the merger, as a stockholder of EMC, you will have an equity stake in Data General's parent company, EMC.

Stockholder Approval (see page 23)

   The holders of a majority of the outstanding shares of Data General common stock must adopt the merger agreement. EMC stockholders are not required to adopt the merger agreement and will not vote on the merger.

   You are entitled to cast one vote per share of Data General common stock you owned as of September 6, 1999, the record date.

Recommendation of Data General's Board of Directors (see page 28)

   After careful consideration, Data General's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests and unanimously recommends that you vote for the adoption of the merger agreement.

Opinion of Data General's Financial Advisor (see page 28)

   Morgan Stanley & Co., Incorporated, Data General's financial advisor, delivered an opinion to Data General's board of directors that, subject to the considerations described in its opinion, the exchange ratio in the merger agreement is fair from a financial point of view to Data General's stockholders. The complete opinion of Morgan Stanley is attached as Annex C. We urge you to read it in its entirety.

Procedure for Casting Your Vote if You are the Record Holder of Your Shares (see page 24)

   Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Data General common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR adoption of the merger agreement.

Procedure for Casting Your Vote if Your Shares are Held by Your Broker in Street Name (see page 24)

   Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not provide your broker with voting instructions, your shares will not be voted at the Data General special meeting and it will have the same effect as voting against adoption of the merger agreement. Please mail your signed voting instruction form in the enclosed envelope as soon as possible so that your shares of Data General common stock may be represented at the special meeting.

Procedure for Changing Your Vote (see page 24)

   If you want to change your vote, just send the Secretary of Data General a later-dated, signed proxy card before the special meeting or attend the special meeting in person. You may also revoke your proxy by sending written notice to the Secretary of Data General before the special meeting.

Procedure for Exchanging Your Stock Certificates (see page 36)

   After the merger is completed, we will send you written instructions for exchanging your Data General stock certificates for EMC stock certificates. Do not send your Data General stock certificates now.

Completion and Effectiveness of the Merger (see page 36)

   We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.

   We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fourth calendar quarter of 1999.

Conditions to Completion of the Merger (see page 44)

   Our obligations to complete the merger are subject to the prior satisfaction or waiver of several conditions. If either EMC or Data General waives any conditions, Data General will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from Data General stockholders is required. The conditions that must be satisfied or waived before the completion of the merger include the following:

   .  the merger agreement must be adopted by Data General stockholders

   . the applicable waiting periods under antitrust laws must expire or be terminated

   . no injunction or order preventing the completion of the merger or prohibiting or limiting EMC's ownership of Data General may be in effect or threatened

   . Data General's and EMC's representations and warranties in the merger agreement must be true and correct such that there are no material adverse changes in their respective businesses

   . Data General and EMC must have materially complied with their agreements in the merger agreement

   . Data General must obtain any required approvals and consents from third parties relating to the merger

   . Data General and EMC must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization

   . EMC must be advised by its independent accountants that they concur with EMC's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination

   . the shares of EMC common stock to be issued to Data General stockholders in the merger must have been approved for listing on the New York Stock Exchange

Termination of the Merger Agreement (see page 45)

   The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below.

   The merger agreement may be terminated by Data General's and EMC's mutual consent.

   The merger agreement may also be terminated by Data General or EMC if the conditions to completion of the merger would not be satisfied because of a breach or failure to perform an agreement in the merger agreement by the other party or a representation or warranty of the other party in the merger agreement becomes untrue, either of which is not cured within 10 business days of notice.

   In addition, the merger agreement may be terminated by Data General or EMC under any of the following circumstances:

   .  if the merger is not completed by February 29, 2000

   . if a final court order prohibiting the merger is issued and is not appealable

   . if the Data General stockholders do not adopt the merger agreement at the special meeting

   The merger agreement may be terminated by Data General if Data General accepts a superior acquisition proposal pursuant to the merger agreement and pays the termination fee to EMC.

Furthermore, the merger agreement may be terminated by EMC:

   . if Data General or any of its officers or directors participate in discussions or negotiations in breach of the merger agreement

   . if Data General or any of its officers or directors are otherwise in material breach of their non-solicitation obligations under the merger agreement

   . if Data General's board of directors fails to recommend adoption of the merger agreement by the stockholders of Data General or does not call, give notice of, convene and hold the special meeting of Data General stockholders to vote on the merger agreement

   . if Data General is prepared to accept a superior proposal for acquisition from a third party

Payment of Termination Fee (see page 46)

   Data General has agreed to pay EMC a termination fee of $44,630,000 if the merger agreement is terminated in any of the following circumstances:

   . if the merger agreement is terminated by EMC because Data General's board of directors takes any of the actions described in the last paragraph under "Termination of the Merger Agreement" above

   . if the merger agreement is terminated because Data General's stockholders do not adopt the merger agreement or the merger is not completed by February 29, 2000 and

    -- a transaction such as a merger or a sale of significant assets involving Data General and a party other than EMC is publicly proposed prior to the date of termination and

    -- Data General enters into an agreement for or completes such a transaction within one year following termination of the merger agreement.

No Other Negotiations Involving Data General (see page 42)

   Until the merger is completed or the merger agreement is terminated, Data General has agreed not to directly or indirectly take any of the following actions:

   . solicit, initiate, facilitate or encourage any inquiries or proposals that constitute or could reasonably be expected to lead to a proposal to acquire Data General, or significant assets of Data General, by any party other than EMC

   . with respect to any person or entity that is pursuing such a transaction:

    -- engage in negotiations or discussions

    -- provide any non-public information relating to Data General

   However, Data General may engage in these acts, other than solicitation, initiation, facilitation or encouragement, if both of the following occur:

   . Data General's board of directors determines in its good faith judgment based on the advice of a financial advisor of nationally recognized reputation that a particular proposal will result in a transaction providing aggregate value greater than the merger and that the transaction is reasonably capable of being financed

   . Data General's board of directors determines in good faith after consultation with outside counsel that the failure to engage in the prohibited negotiations or discussions or provide non-public information is a breach of the board's fiduciary duties under applicable law

EMC Required Data General to Enter Into a Stock Option Agreement Which May Discourage Third Parties Who are Interested in Acquiring a Stake in Data General (see page 47)

   Data General entered into a stock option agreement with EMC which grants EMC the option to buy up to 10,177,850 shares of Data General common stock, which represents approximately 19.9% of the shares of Data General common stock outstanding as of August 6, 1999, or approximately 16.6% after issuance of the shares of Data General common stock subject to the option. The exercise price of the option is $19.58 per share.

   EMC required Data General to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in

Data General and is intended by EMC to increase the likelihood that the merger will be completed. EMC's total profit from the option agreement and the termination fee is limited to $61,363,000.

   The option is not currently exercisable, and EMC may only exercise the option if the merger agreement is terminated in circumstances similar to those in which the termination fee is payable. If the merger agreement is terminated under circumstances in which the termination fee is not payable, the option will terminate and may not be exercised by EMC.

   We encourage you to read the stock option agreement in its entirety.

Interests of Certain Persons in the Merger (see page 33)

   In addition to their interests as stockholders, the directors and executive officers of Data General have interests in the merger that are different than, or in addition to, your interests. These interests exist because of rights they have pursuant to the terms of benefit and compensation plans maintained by Data General and, in the case of the executive officers, pursuant to the terms of severance agreements.

   In addition, EMC will indemnify the officers and directors of Data General for events occurring before the merger.

   The Data General board of directors was aware of and discussed these potentially conflicting interests when it approved the merger.

US Federal Income Tax Consequences of the Merger (see page 37)

   We have structured the merger so that in general, EMC, Data General and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by Data General stockholders instead of fractional shares. It is a condition to the merger that we receive legal opinions to this effect.

   Because tax matters are complicated, we encourage you to contact your tax advisors to determine the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (see page 38)

   We intend to account for the merger as a "pooling of interests" business combination. It is a condition to completion of the merger that EMC be advised in writing by PricewaterhouseCoopers LLP that they concur with EMC's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination, although this condition may be waived. Under the "pooling of interests" method of accounting, our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed, and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Antitrust Approval Required to Complete the Merger (see page 38)

   The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, as well as with foreign regulatory agencies. However, we are not permitted to complete the merger until the applicable waiting periods have expired or terminated. We believe that we have substantially complied with all requests for information from the Department of Justice and the Federal Trade Commission. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion.

Restrictions on the Ability to Sell EMC Stock (see page 39)

   All shares of EMC common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Data General or EMC under the Securities Act of 1933. Shares of EMC common stock held by our affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act. In addition, such affiliates are further restricted from selling their shares pursuant to the requirements of "pooling of interests" accounting treatment.

You Do Not Have Dissenters' or Appraisal Rights (see page 40)

   Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

Where You Can Find More Information (see page 65)

   If you have any questions about the merger, please call Data General's Investor Relations Department at (508) 898-6544.

Forward-Looking Statements in this Proxy Statement/Prospectus (see page 65)

   This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Data General's and EMC's financial conditions, results of operations and businesses and the expected impact of the merger on EMC's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 14 of this proxy statement/prospectus.

                            Selected Financial Data

   The following tables present (1) selected historical financial data of EMC,
(2) selected historical financial data of Data General and (3) selected unaudited pro forma combined financial data of EMC, which reflect the proposed transaction and assumes the "pooling of interests" method of accounting.

   The selected historical financial data of EMC has been derived from the audited historical consolidated financial statements and related notes of EMC for each of the fiscal years in the five-year period ended December 31, 1998 and the unaudited consolidated financial statements for the six months ended June 30, 1999 and June 30, 1998. The selected historical financial data of Data General has been derived from the audited historical consolidated financial statements and related notes of Data General for each of the years in the five-year period ended September 26, 1998 and the unaudited consolidated financial statements for the nine months ended June 26, 1999 and June 27, 1998. The historical information is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports for EMC and Data General which have been incorporated by reference into, or mailed together with, this proxy statement/prospectus. The selected unaudited pro forma combined financial data has been derived from the unaudited pro forma combined condensed financial information included elsewhere in this proxy statement/prospectus and should be read in conjunction with the unaudited pro forma combined condensed financial information and related notes.

                                EMC Corporation

                Selected Historical Consolidated Financial Data
                      (in millions, except per share data)

                          Six Months Ended                             Year Ended
                          ----------------- ----------------------------------------------------------------
                          June 30, June 30, December 31, December 31, December 31, December 30, December 31,
                            1999     1998       1998         1997         1996         1995         1994
                          -------- -------- ------------ ------------ ------------ ------------ ------------
Statement of Operations
 Data:
Revenues................   $2,420   $1,780     $3,974       $2,938       $2,274       $1,921       $1,377
Operating income........      640      411        982          662          497          436          351
Net income..............      510      336        793          539          386          327          251
Net income per share,
 basic(1)...............   $ 0.50   $ 0.34     $ 0.79       $ 0.55       $ 0.42       $ 0.36       $ 0.32
Net income per share,
 diluted(1).............   $ 0.47   $ 0.32     $ 0.75       $ 0.52       $ 0.39       $ 0.34       $ 0.27
Weighted average shares,
 basic(1)...............    1,011      996      1,000          987          927          901          776
Weighted average shares,
 diluted(1).............    1,091    1,073      1,078        1,051          997          993          934

                                                                    As of
                                       ----------------------------------------------------------------
                             As of     December 31, December 31, December 31, December 30, December 31,
                         June 30, 1999     1998         1997         1996         1995         1994
                         ------------- ------------ ------------ ------------ ------------ ------------
Balance Sheet Data:
Total assets............    $5,269        $4,569       $3,490       $2,294       $1,746       $1,318
Long-term obligations...       505           539          558          191          246          286
Stockholders' equity....     3,887         3,324        2,376        1,637        1,140          728

--------
(1) All share and per share amounts have been restated to reflect all stock splits.

                            Data General Corporation

                Selected Historical Consolidated Financial Data
                      (in millions, except per share data)

                          Nine Months Ended                              Year Ended
                          ----------------- ---------------------------------------------------------------------
                          June 26, June 27, September 26, September 27, September 28, September 30, September 24,
                            1999     1998       1998          1997          1996          1995          1994
                          -------- -------- ------------- ------------- ------------- ------------- -------------
Statement of Operations
 Data:
Total revenues..........   $1,077   $1,078     $1,462        $1,533        $1,322        $1,159        $1,121
Income (loss) from
 operations(1)..........        3     (154)      (149)           63            37           (76)          (80)
Net income (loss)(1)....       15     (156)      (152)           56            28           (47)          (88)
Net income (loss) per
 share, basic(1)........   $ 0.30   $(3.19)    $(3.11)       $ 1.35        $ 0.73        $(1.26)       $(2.45)
Net income (loss) per
 share, diluted(1)......   $ 0.30   $(3.19)    $(3.11)       $ 1.26        $ 0.68        $(1.26)       $(2.45)
Weighted average shares,
 basic..................       50       49         49            41            39            37            36
Weighted average shares,
 diluted................       51       49         49            44            41            37            36

                                                                       As of
                                       ---------------------------------------------------------------------
                             As of     September 26, September 27, September 28, September 30, September 24,
                         June 26, 1999     1998          1997          1996          1995          1994
                         ------------- ------------- ------------- ------------- ------------- -------------
Balance Sheet Data:
Total assets............    $1,018        $1,065        $1,135         $860          $832          $822
Long-term debt..........       213           213           213          150           153           157
Stockholders' equity....       411           385           519          329           280           309

--------
(1) In 1998, Data General incurred a restructuring charge totaling $135, including approximately $82 related to employee termination benefits, asset write-downs, and other exit costs which Data General recorded in operating expenses and approximately $53 for capitalized software and inventory write-downs included in cost of revenues. Also includes restructuring charges of $43 and $35 recorded in operating expenses in 1995 and 1994, respectively.

                                EMC Corporation

              Selected Unaudited Pro Forma Combined Financial Data
                      (in millions, except per share data)

                          Six Months Ended                Year Ended
                          ----------------- --------------------------------------
                          June 30, June 30, December 31, December 31, December 31,
                            1999     1998       1998         1997         1996
                          -------- -------- ------------ ------------ ------------
Statement of Operations
 Data:
Revenues................   $3,131   $2,493     $5,436       $4,488       $3,617
Operating income(2).....      637      253        835          717          540
Net income(2)...........      509      176        654          588          420
Net income per share,
 basic(1)(2)(3).........   $ 0.49   $ 0.17     $ 0.64       $ 0.59       $ 0.45
Net income per share,
 diluted(1)(2)(3).......   $ 0.46   $ 0.17     $ 0.61       $ 0.56       $ 0.42
Weighted average shares,
 basic(1)(3)............    1,027    1,012      1,016        1,002          940
Weighted average shares,
 diluted(1)(3)..........    1,108    1,089      1,095        1,066        1,011

                                                          As of
                                  As of   --------------------------------------
                                 June 30, December 31, December 31, December 31,
                                   1999       1998         1997         1996
                                 -------- ------------ ------------ ------------
Balance Sheet Data:
Total assets....................  $6,287     $5,608       $4,602       $3,158
Long-term obligations...........     718        752          771          339
Stockholders' equity............   4,278      3,729        2,901        1,978

--------
(1) All share and per share amounts have been restated to reflect all stock splits.
(2) In 1998, Data General incurred a restructuring charge totaling $135, including approximately $82 related to employee termination benefits, asset write-downs, and other exit costs which Data General recorded in operating expenses and approximately $53 for capitalized software and inventory write-downs included in cost of revenues. On a pro forma combined basis, net income for the six months ended June 30, 1998 and the twelve-month period ended December 31, 1998 before these non-recurring charges was $0.29 and $0.72 per common share on a diluted basis, respectively.
(3) The unaudited pro forma combined share and per share data are based on Data General stockholders receiving 0.3262 of a share of EMC common stock for each share of Data General common stock. The actual exchange ratio may be less than 0.3262.

                  Unaudited Comparative Per Share Information

                          As of or for  As of or for       As of or for the year ended
                         the six months    the six    --------------------------------------
                             ended      months ended  December 31, December 31, December 31,
                         June  30, 1999 June 30, 1998     1998         1997         1996
                         -------------- ------------- ------------ ------------ ------------
EMC Historical
Net income per common
 share, basic(3)........     $0.50          $0.34        $0.79        $0.55        $0.42
Net income per common
 share, diluted(3)......     $0.47          $0.32        $0.75        $0.52        $0.39
Book value per common
 share..................     $3.84          $2.77        $3.30        $2.39        $1.72

                          As of or for  As of or for       As of or for the year ended
                         the six months    the six    --------------------------------------
                             ended      months ended  December 26, December 27, December 28,
                         June  26, 1999 June 27, 1998     1998         1997         1996
                         -------------- ------------- ------------ ------------ ------------
Data General
 Historical(1)
Net income (loss) per
 common share,
 basic(2)...............     $(0.03)       $ (3.26)      $(2.83)      $ 1.12       $0.86
Net income (loss) per
 common share,
 diluted(2).............     $(0.03)       $ (3.26)      $(2.83)      $ 1.06       $0.82
Book value per common
 share..................     $ 8.11        $  7.70       $ 8.10       $10.77       $8.58

                          As of or for  As of or for       As of or for the year ended
                         the six months    the six    --------------------------------------
                             ended      months ended  December 31, December 31, December 31,
                         June  30, 1999 June 30, 1998     1998         1997         1996
                         -------------- ------------- ------------ ------------ ------------
Pro Forma Combined
Net income per common
 share, basic(2)(3).....     $0.49          $0.17        $0.64        $0.59        $0.45
Net income per common
 share,
 diluted(2)(3)..........     $0.46          $0.17        $0.61        $0.56        $0.42
Book value per common
 share..................     $4.15          $3.10        $3.64        $2.87        $2.05

                          As of or for  As of or for       As of or for the year ended
                         the six months    the six    --------------------------------------
                             ended      months ended  December 26, December 27, December 28,
                         June  26, 1999 June 27, 1998     1998         1997         1996
                         -------------- ------------- ------------ ------------ ------------
Data General Per Share
 Equivalents
Net income per common
 share,
 basic(2)(3)(4).........     $0.16          $0.06        $0.21        $0.19        $0.15
Net income per common
 share,
 diluted(2)(3)(4).......     $0.15          $0.05        $0.20        $0.18        $0.14
Book value per common
 share..................     $1.35          $1.01        $1.19        $0.94        $0.67

--------
(1) The information for Data General for the six months ended June 26, 1999 and June 27, 1998 and the twelve-month periods ending December 26, 1998, December 27, 1997 and December 28, 1996 has been derived from Data General's unaudited historical financial statements. This historical financial information has been adjusted to conform to EMC's fiscal year.
(2) In 1998, Data General incurred a restructuring charge totaling $135, including approximately $82 related to employee termination benefits, asset write-downs, and other exit costs which Data General recorded in operating expenses and approximately $53 for capitalized software and inventory write-downs included in cost of revenues. On a pro forma combined basis, net income for the six months ended June 30, 1998 and the twelve-month period ended December 31, 1998 before these non-recurring charges was $0.29 and $0.72 per common share on a diluted basis, respectively.
(3) All share and per share amounts have been restated to reflect all stock splits.
(4) The unaudited Data General pro forma per share equivalents are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.3262.

                                 RISK FACTORS

   By voting in favor of the merger, you will be choosing to invest in EMC common stock. In addition to the other information mailed with, contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to approve the merger agreement.

Risks Relating to the Merger

Benefits of combining Data General and EMC may not be realized.

   Data General and EMC entered into the merger agreement with the expectation that the merger will result in certain benefits including, among other things, benefits relating to enhanced revenues, product margins, technology and human resources. There can be no assurance that Data General and EMC will realize these benefits or that the merger will not result in the deterioration or loss of significant business of the combined company. Costs incurred and liabilities assumed in connection with the merger, including pending and threatened disputes and litigation, could have a material adverse effect on our business, financial condition and operating results.

EMC may have difficulty and incur substantial costs in integrating Data
General.

   Data General and EMC entered into the merger agreement with the expectation that the merger will result in certain benefits including, without limitation, cost savings, operating efficiencies and other synergies. We cannot assure you, however, that EMC will realize any of the anticipated benefits of the merger. Integrating Data General and EMC will be a complex, time-consuming and expensive process. Before the merger, Data General and EMC operated independently, each with its own business, products, customers, employees, culture and systems.

   There may be substantial difficulties, costs and delays involved in integrating Data General and EMC. These factors may include:

   . potential difficulty in leveraging the technologies of the combined company

   . potential inefficiencies in manufacturing and shipping products to the customers of the combined company

   . perceived adverse changes in product offerings available to customers or customer service standards

   . costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties

   . diversion of management resources from the business of the combined company

   .  potential incompatibility of business cultures and

   . perceived uncertainty in career opportunities, compensation levels and benefits available to employees

   After the merger, Data General and EMC may combine many operations and functions using common:

   .  information and communication systems

   .  operating procedures

   .  financial controls and

   . human resource practices, including training, professional development and benefit programs

   Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company. The failure to timely and efficiently integrate Data General and EMC could have a material adverse effect on the combined company's business, financial condition and operating results.

The value of the merger consideration will fluctuate with EMC's stock price.

   At the effective time of the merger, each outstanding share of Data General common stock will be exchanged for .3262 of a share of EMC common stock. This exchange ratio will be adjusted if the average of the mean high and low trading prices for a share of EMC common stock for each of the 20 trading days ending on the fifth day prior to the date of the Data General stockholders' special meeting is greater than $66.0625. Accordingly, although holders of Data General common stock will know how many shares of EMC common stock they will receive in connection with the merger when the vote on the merger proposal is cast at the special meeting, they will not know the actual market value of such EMC common stock. Stock price variations could be the result of changes in the business, operations or prospects of EMC, Data General or the combined company, market assessments of the likelihood that the merger will be consummated within the anticipated time, general market and economic conditions and other factors both within and beyond the control of EMC or Data General. Recent market prices of EMC common stock and Data General common stock are set forth on page 49.

   We encourage Data General stockholders to obtain current market quotations for EMC common stock and Data General common stock. The future market prices of EMC common stock and Data General common stock cannot be guaranteed or predicted.

The merger may result in a loss of customers, suppliers and employees.

   Certain customers, including end users, resellers and original equipment manufacturers, may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. Management of Data General and EMC anticipate that the combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations can also result in the loss of key employees or suppliers and potential disputes or litigation with customers, suppliers, resellers or others. There can be no assurance that any steps by management to counter such potential increased customer, supplier or employee attrition will be effective. Failure by management to control attrition could have a material adverse effect on the combined company's business, financial condition and operating results.

EMC's failure to qualify for "pooling of interests" accounting treatment would create the need to account for the purchase of goodwill, which will negatively impact the future earnings of EMC.

   The merger is intended to be treated for accounting purposes as a "pooling of interests." If, however, this expected accounting treatment does not occur and the merger is nevertheless consummated, EMC will have to account for its purchase of Data General's goodwill and other intangible assets. Purchase accounting will negatively affect EMC's earnings, as goodwill and other intangible assets would be amortized over a period of years and cause decreased earnings for each quarter during those years. Although EMC will receive a letter from its independent public accountants concurring with EMC's management that the merger will qualify for "pooling of interests" accounting treatment and Data General will receive a letter from its independent public accountants concurring with Data General's management that no conditions exist that would preclude Data General's ability to be a party in the merger to be accounted for as a "pooling of interests," such opinions are not binding on the Securities and Exchange Commission and do not take into account transactions that may occur subsequent to the merger date that would disallow "pooling of interests" accounting.

Substantial expenses will be incurred and payments made even if the merger is not consummated.

   Stockholders must always bear in mind that the merger may not be consummated. Whether or not the merger is consummated, Data General and EMC will incur substantial expenses in pursuing the merger. In addition, if the merger is terminated under certain circumstances, Data General may be required to pay EMC termination fees under the merger agreement in an amount up to $44,630,000, and EMC may be entitled to purchase up to 10,177,850 shares of Data General common stock at a per share price of $19.58, subject to certain limitations. EMC's total profit from the option agreement and the termination fee is limited to $61,363,000. This option could dilute Data General's existing stockholders and discourage other potential acquirors from seeking to enter into a business combination with Data General. See "The Merger Agreement-- Payment of Termination Fee" on page 46 and "The Stock Option Agreement" on page 47.

Risks Relating to the Investment in EMC

If EMC's suppliers do not meet its quality or delivery requirements, EMC could have decreased revenues and earnings.

   EMC purchases several sophisticated components and products from a limited number of qualified suppliers, certain of which are its competitors. These components and products include disk drives, high density memory components and power supplies. EMC has experienced delivery delays from time to time because of high industry demand or the inability of some vendors to consistently meet its quality requirements. If any of its suppliers were to fail to meet the quality or delivery requirements needed to satisfy customer orders for its products, EMC could lose some time-sensitive customer orders and could have significantly decreased revenues and earnings.

   Additionally, EMC periodically transitions its product line to new disk drive technologies. The importance of transitioning its customers smoothly to new product lines, along with its historically uneven pattern of quarterly sales, intensifies the risk that a supplier who fails to meet its delivery or quality requirements will have an adverse impact on EMC's revenues and earnings.

EMC may be unable to keep pace with the rapid changes in its industry.

   The computer storage market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. Customer preferences in this market are difficult to predict and changes in those preferences could render EMC's current or future products unmarketable. The introduction of products embodying new technologies by EMC's competitors and the emergence of new industry standards could render existing products as well as new products being introduced obsolete and unmarketable. In addition, as a significant number of EMC's products are designed to be fully compatible with the computers and operating systems of IBM and others, EMC's business could also be adversely affected by modifications in the design or configuration of these computer systems.

   EMC's success depends upon its ability to address the increasingly sophisticated needs of customers, to enhance existing products and to develop and introduce, on a timely basis, new competitive products (including enhancements to existing hardware and software) that keep pace with technological developments and emerging industry standards, including developments and standards with respect to the Internet. Risks inherent in the transition to new products include the difficulty in forecasting customer demand accurately, the inability to expand production to meet demand for new products or contract production of products being replaced and delays in initial shipments of new products. Further risks inherent in new product introductions include the uncertainty of price-performance relative to products of competitors, competitors' responses to the introductions and the desire by customers to evaluate new products for longer periods of time. There can be no assurance that EMC will be able to effectively manage the transitions to new products or new technologies. If EMC cannot successfully identify, manage, develop, manufacture or market product enhancements or new products, its business will be materially and adversely affected.

The markets EMC serves are highly competitive, and EMC may lack financial or other resources to compete effectively.

   There is strong competition in the computer storage industry. EMC competes with many companies, certain of which have substantially greater financial, marketing and technological resources, larger distribution capabilities, earlier access to customers and a greater overall market presence than EMC. EMC's business may be adversely affected by the announcement or introduction of new products by its competitors, including hardware, software and services, price reductions of its competitors' equipment or services and the implementation of certain marketing strategies by its competitors.

Competitive pricing could adversely affect EMC's revenues and earnings.

   Competitive pricing pressures exist in the computer storage market and have had and may in the future have an adverse effect on EMC's revenues and earnings. There also has been and may continue to be a willingness on the part of certain competitors to reduce prices in order to preserve or gain market share, which EMC cannot foresee. EMC believes that pricing pressures are likely to continue.

   To date, EMC has been able to manage its component and product design costs. However, there can be no assurance that EMC will be able to continue to achieve reductions in component and product design costs. The relative and varying rates of product price and component cost declines could have an adverse effect on EMC's earnings.

Changes in foreign laws, rules or regulations or other conditions could impair EMC's international sales.

   A substantial portion of EMC's revenues is derived from sales outside the United States. In addition, a substantial portion of EMC's products is manufactured outside of the United States. Accordingly, EMC's future results could be adversely affected by a variety of factors, including changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade restrictions, import or export licensing requirements, the overlap of different tax structures or changes in international tax laws, changes in regulatory requirements, compliance with a variety of foreign laws and regulations and longer payment cycles in certain countries.

Risks associated with EMC's indirect channels of distribution may adversely affect EMC's financial results.

   EMC derives a significant percentage of its product revenues from indirect channels of distribution, including resellers, systems integrators and distributors. EMC's financial results could be adversely affected if its contracts with its indirect channels of distribution were terminated, if EMC's relationship with such indirect channels were to deteriorate or if the financial condition of its indirect channels were to weaken. There can be no assurance that EMC will be successful in maintaining or expanding these indirect channels of distribution. If EMC is not successful, EMC may lose certain sales opportunities. Furthermore, the partial reliance on indirect channels of distribution may materially reduce the visibility to management of potential orders, thereby making it more difficult to accurately forecast such orders. In addition, there can be no assurance that indirect channels will not develop or market products in competition with EMC in the future.

Historically uneven sales patterns could reduce EMC's quarterly revenues and earnings.

   EMC's quarterly sales have historically reflected an uneven pattern in which a disproportionate percentage of a quarter's total sales occur in the last month and weeks and days of each quarter. This pattern makes prediction of revenues, earnings and working capital for each financial period especially difficult and uncertain and increases the risk of unanticipated variations in quarterly results and financial condition. The uneven sales pattern is a result of many factors including:

   . the significant size of EMC's average product price in relation to its customers' budgets, resulting in long lead times for customers' budgetary approval, which tends to be given late in a quarter

   . the tendency of customers to wait until late in a quarter to commit to purchase in the hope of obtaining more favorable pricing from one or more competitors seeking their business

   . the fourth quarter influence of customers spending their remaining capital budget authorization prior to new budget constraints in the first quarter of the following year

   .  seasonal influences

   EMC's uneven sales pattern also makes it extremely difficult to predict near-term demand and adjust manufacturing capacity accordingly. If orders vary substantially from the predicted demand, the ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could adversely affect quarterly revenues and earnings.

   In addition, EMC's revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and its backlog at any particular time is not necessarily indicative of future sales levels. This is because:

   . EMC manufactures its products on the basis of its forecast of near-term demand and maintains inventory in advance of receipt of firm orders from customers

   .  EMC generally ships products shortly after receipt of the order

   .  customers may reschedule orders with little or no penalty

   These are additional factors making the prediction of revenues extremely difficult. Further, any unexpected decline in revenues without a corresponding and timely slowdown in expenses could have a material adverse effect on EMC's business, results of operations or financial condition.

EMC may have difficulty managing its growth.

   EMC has a history of rapid growth. EMC's future operating results will depend on its management's ability to manage growth, including, but not limited to, hiring and retaining significant numbers of qualified employees, forecasting revenues, controlling expenses and managing its assets. An unexpected decline in the growth rate of revenues without a corresponding and timely reduction in expense growth or a failure to manage other aspects of growth could have a material adverse effect on EMC's business, results of operations or financial condition.

EMC's business may suffer if it is unable to attract and retain key personnel.

   EMC's continued growth and success depends to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. Competition for highly skilled personnel is intense in the high technology industry. There can be no assurance that EMC will be successful in continuously recruiting new personnel or in retaining existing personnel. The loss of one or more key employees or EMC's inability to attract additional qualified employees or retain other employees could have a material adverse effect on EMC's business, results of operations or financial condition.

Manufacturing risks could directly impair EMC's financial results.

   EMC's products operate near the limits of electronic and physical performance and are designed and manufactured with relatively small tolerances. If flaws in design, production, assembly or testing were to occur by EMC or its suppliers, EMC could experience a rate of failure in its products that would result in substantial repair or replacement costs and potential damage to EMC's reputation. Continued improvement in manufacturing capabilities and control of material and manufacturing quality and costs are critical factors in the future growth of EMC. EMC frequently revises and updates manufacturing and test processes to address engineering and component changes to its products and evaluates the reallocation of manufacturing resources among its facilities. There can be no assurance that EMC's efforts to monitor, develop and implement appropriate test and manufacturing processes for its products will be sufficient to permit EMC to avoid a rate of failure in its products that results in substantial delays in shipment, significant repair or replacement costs and potential damage to EMC's reputation, any of which could have a material adverse effect on EMC's business, results of operations or financial condition.

EMC's business could be materially adversely affected as a result of the risks associated with acquisitions.

   As part of its business strategy, EMC seeks to acquire businesses that offer complementary products, services or technologies. These acquisitions are accompanied by the risks commonly encountered in an acquisition of a business including, among other things:

   .  the effect of the acquisition on its financial and strategic position

   .  the failure of an acquired business to further EMC's strategies

   .  the difficulty of integrating the acquired business

   . the diversion of EMC's management's attention from other business concerns

   . the impairment of relationships with customers of the acquired business

   .  the potential loss of key employees of the acquired company

   . the maintenance of uniform company-wide standards, procedures and policies

   These factors could have a material adverse effect on EMC's revenues and earnings. EMC expects that the consideration paid for future acquisitions, if any, could be in the form of cash, stock, rights to purchase stock or a combination of these. To the extent that EMC issues shares of stock or other rights to purchase stock in connection with any future acquisition, existing stockholders will experience dilution and potentially decreased earnings per share.

EMC's business could be materially adversely affected as a result of the risks associated with alliances.

   EMC has alliances with leading software, relational database and enterprise application companies, and EMC plans to continue its strategy of developing key alliances. There can be no assurance that EMC will be successful in its ongoing strategic alliances or that EMC will be able to find further suitable business relationships as it develops new products. EMC works with these leading software, relational database and enterprise application companies to integrate its storage systems with their software applications. Any failure to continue or expand such relationships could have a material adverse effect on EMC's business, results of operations or financial condition.

   There can be no assurance that companies with which EMC has strategic alliances, certain of which have substantially greater financial, marketing and technological resources than EMC, will not develop or market products in competition with EMC in the future, discontinue their alliances with EMC or form alliances with EMC's competitors.

EMC's business may suffer if it cannot protect its intellectual property.

   EMC generally relies upon patent, copyright, trademark and trade secret laws and contract rights in the United States and in other countries to establish and maintain EMC's proprietary rights in its technology and products. However, there can be no assurance that any of EMC's proprietary rights will not be challenged, invalidated or circumvented. In addition, the laws of certain countries do not protect EMC's proprietary rights to the same extent as do the laws of the United States. Therefore, there can be no assurance that EMC will be able to adequately protect its proprietary technology against unauthorized third-party copying or use, which could adversely affect EMC's competitive position. Further, there can be no assurance that EMC will be able to obtain licenses to any technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost.

   From time to time, EMC receives notices from third parties claiming infringement by EMC's products of third-party patent or other intellectual property rights. Responding to any such claim, regardless of its merit, could be time-consuming, result in costly litigation, divert management's attention and resources and cause EMC to incur significant expenses. In the event there is a temporary or permanent injunction entered prohibiting EMC from marketing or selling certain of its products or a successful claim of infringement against EMC requiring EMC to pay royalties to a third party, and EMC fails to develop or license a substitute technology, EMC's business, results of operations or financial condition could be materially adversely affected.

Year 2000 problems may disrupt EMC's business.

   The information provided below constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act.

   Certain computer hardware and software is unable to appropriately interpret the upcoming calendar year 2000. These systems and software refer to years in terms of their final two digits only and may interpret the year 2000 as the year 1900 in error. Therefore, they will need to be modified prior to the year 2000 in order to remain functional. EMC has established a Year 2000 program that involves assessing EMC's key hardware and software, assessing Year 2000 compliance by third parties with which EMC has a material relationship, assessing Year 2000 compliance of EMC's products, and modifying and testing hardware and software in EMC's internal systems and products, where necessary.

   EMC has completed an assessment of the hardware and software in its core business information systems and has substantially completed the necessary modifications. EMC has also completed an assessment of the hardware and software in other information systems used in its operations and has substantially completed the necessary modifications. In addition, EMC has completed an assessment of the hardware and software used in its business that is not supported by EMC's information systems department. The necessary modifications have been substantially completed for such hardware and software.

   EMC has contacted key vendors and suppliers and other third parties whose systems failures could potentially have a significant impact on EMC's operations. EMC has received certifications of Year 2000 compliance from substantially all of its key vendors and suppliers. EMC continues to make progress in receiving certifications of Year 2000 compliance from other vendors and suppliers and in assessing questionnaire responses and related information from other third parties.

   EMC has designed and tested the current versions of its Symmetrix series of products and the current versions of its other products to be Year 2000 compliant. Some of EMC's customers are running earlier versions of its Symmetrix series of products and other products that have not been tested for Year 2000 compliance. EMC has made upgrades available for the older versions of its Symmetrix series of products and for certain other of its older products so that such products will test as Year 2000 compliant.

   EMC believes the assessment and remediation phase of its Year 2000 conversion program is substantially complete, although the testing phase and the contingency planning phase will continue extensively throughout

1999. The total cost of such program has not had, and EMC does not anticipate that the total cost of such program will have, a material effect on its business, results of operations or financial condition.

   The most reasonably likely worst case scenarios regarding the Year 2000 issue would include a hardware failure, the corruption or loss of data contained in EMC's internal information systems, a failure affecting EMC's key vendors, suppliers or customers, the failure of infrastructure services provided by government agencies or other third parties and customer dissatisfaction related to the performance of EMC's products.

   EMC is currently developing a Year 2000 contingency plan. EMC expects its contingency plan will include, among other things, manual "work-arounds" for hardware and software failures, as well as substitution of systems, if required.

   Further information about EMC's Year 2000 readiness is available at EMC's website at http://www.emc.com/year2000/.

   After the merger, the combined company intends to continue the testing phase and the contingency planning phase of its Year 2000 compliance program. The combined company also plans to continue to develop a Year 2000 contingency plan. There can be no assurance that conversion of the combined company's hardware and software will be successful, that key third parties will have successful conversion programs, that the combined company's products will not contain undetected errors or defects associated with Year 2000 date functions, or that other factors relating to Year 2000 compliance, including but not limited to litigation, will not have a material adverse effect on the combined company's business, results of operations or financial condition.

Euro conversion issues may affect EMC's business.

   On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the Euro. The Euro is currently the common legal currency in such countries. The Euro trades on currency exchanges and is available for non-cash transactions. The participating countries are issuing sovereign debt exclusively in Euros and have redenominated outstanding sovereign debt. The participating countries no longer control their own monetary policies by directing independent interest rates for the legacy currencies. Instead, the authority to direct monetary policy, including money supply and official interest rates for the Euro, is exercised by the European Central Bank.

   The legacy currencies will remain legal tender in the participating countries as denominations of the Euro between January 1, 1999 and January 1, 2002. During this period, public and private parties may pay for goods and services using either the Euro or the participating country's legacy currency on a "no compulsion, no prohibition" basis. However, conversion rates are no longer computed directly from one legacy currency to another. Instead, a triangular process is applied whereby an amount denominated in one legacy currency is first converted into the Euro. The resultant Euro-denominated amount is then converted into the third legacy currency.

   EMC has developed and implemented the necessary modifications for the technical adaptation of its internal IT and other systems to accommodate Euro-denominated transactions. EMC is currently assessing certain business implications of conversion to the Euro, including the long term competitive implications of the conversion and the impact on market risk with respect to financial instruments. At this time, management is also in the process of evaluating other impacts of this conversion on EMC, including the potential actions which may or may not be taken by EMC's competitors and suppliers.

Litigation that EMC may become involved in may adversely affect EMC's financial condition.

   In the ordinary course of business, EMC may become involved in litigation, administrative proceedings and governmental proceedings. Such matters can be time-consuming, divert management's attention and resources and cause EMC to incur significant expenses. Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on its business, results of operations or financial condition.

Changes in regulations could adversely affect EMC's financial results.

   EMC's business, results of operations and financial condition could be adversely affected if laws, regulations or standards relating to EMC or its products were newly implemented or changed.

EMC's stock price is volatile.

   EMC's stock price, like that of other technology companies, is subject to significant volatility because of factors such as:

   . the announcement of new products, services or technological innovations by EMC or its competitors

   .  quarterly variations in its operating results

   .  changes in revenue or earnings estimates by the investment community

   .  speculation in the press or investment community

   In addition, EMC's stock price may be affected by general market conditions and domestic and international economic factors unrelated to its performance. Because of these factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

                THE SPECIAL MEETING OF DATA GENERAL STOCKHOLDERS

   This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Data General's board of directors in connection with the proposed merger for use at the special meeting. This proxy statement/prospectus is first being furnished to stockholders of Data General on or about September 8, 1999.

Date, Time and Place of the Special Meeting

   The special meeting of the stockholders of Data General is scheduled to be held as follows:

                           Thursday, October 7, 1999
                             9:00 a.m., local time
                      State Street Bank and Trust Company
                          Enterprise Room, Fifth Floor
                              225 Franklin Street
                             Boston, Massachusetts

Purpose of the Special Meeting

   The special meeting is being held so that the stockholders of Data General may consider and vote upon a proposal to adopt the merger agreement among EMC, a wholly-owned subsidiary of EMC and Data General and transact any other business that properly comes before the special meeting or any adjournment.

   If the stockholders of Data General approve the merger and adopt the merger agreement, a wholly-owned subsidiary of EMC will merge into Data General, and Data General will survive the merger as a wholly-owned subsidiary of EMC.

   After careful consideration, Data General's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests and unanimously recommends that you vote for the adoption of the merger agreement.

Stockholder Record Date for the Special Meeting

   Data General's board of directors has fixed the close of business on September 6, 1999, as the record date for determination of Data General stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 51,204,990 shares of Data General common stock issued and outstanding, held by approximately 9,262 holders of record.

Vote of Data General Stockholders Required for Approval of the Merger

   A majority of the outstanding shares of Data General common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Data General's common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of Data General common stock held by you on the record date for each proposal to be presented to stockholders of Data General at the special meeting.

Voting by Data General Directors and Executive Officers

   As of the record date for the special meeting, directors and executive officers of Data General and their affiliates beneficially owned and were entitled to vote approximately 482,023 shares of Data General common stock, which represented approximately 0.9% of all outstanding shares of Data General common stock entitled to vote at the special meeting. Each Data General director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Data General common stock owned by him or her for adoption of the merger agreement.

Voting of Proxies

   All shares of Data General common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. You are urged to mark the box on the proxy to indicate how to vote your shares.

   If a properly executed proxy is returned and the stockholder has abstained from voting on the proposal, the Data General common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval of the adoption of the merger agreement. If you are the record holder and no instructions are indicated on a properly executed proxy, your shares will be voted FOR adoption of the merger agreement. If you hold your shares in "street name" and an executed proxy is returned by your broker which indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and of calculating the vote, but will not be considered to have been voted in favor of approval of adoption of the merger agreement. YOUR BROKER WILL VOTE YOUR SHARES ONLY IF YOU PROVIDE INSTRUCTIONS ON HOW TO VOTE BY FOLLOWING THE INFORMATION PROVIDED TO YOU BY YOUR BROKER.

   Because adoption of the merger agreement requires the affirmative vote of at least a majority of Data General's common stock outstanding as of the record date, any failure to return your proxy or to provide instructions to your broker will have the same effect as a vote AGAINST adoption of the merger agreement.

   Data General does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

Revocability of Proxies

   You may revoke your proxy at any time before it is voted by (i) notifying in writing the Secretary of Data General, Attention: Assistant Secretary, Mail Stop E-132, 4400 Computer Drive, Westboro, Massachusetts 01580, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

   Data General and EMC will share equally all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus to Data General's stockholders and the filing fees related to the registration statement of which this proxy statement/prospectus forms a part. Data General has retained Morrow & Co., Inc., at a customary fee plus reimbursement of expenses, to assist in the solicitation of proxies. Data General and Morrow & Co., Inc. will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

   Stockholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of stock certificates of Data General common stock will be mailed to Data General stockholders as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

Background to the Merger

   On June 1, 1999, Michael C. Ruettgers, President and Chief Executive Officer of EMC, contacted Ronald L. Skates, President and Chief Executive Officer of Data General, to indicate interest in a possible business combination between EMC and Data General.

   Between June 8, 1999 and June 18, 1999, Messrs. Ruettgers and Skates discussed the merits and possible terms of a potential transaction and other items relating to the businesses of Data General and EMC.

   On June 25, 1999, representatives of EMC met with representatives of EMC's financial advisor, Lehman Brothers, Inc., regarding Lehman Brothers' representation of EMC in connection with a possible transaction with Data General. From this date through the execution of the definitive merger agreement, members of EMC's management regularly discussed the possible business combination with Lehman Brothers.

   On July 1, 1999, Mr. Ruettgers, members of EMC's management and representatives of EMC's financial advisor met with Mr. Skates, members of Data General's management and representatives of Data General's financial advisor, Morgan Stanley & Co. Incorporated, to conduct preliminary due diligence investigations on Data General and EMC, respectively. Members of EMC's and Data General's managements communicated regularly with each other through the execution of the definitive merger agreement.

   On July 7, 1999, at a regularly scheduled meeting, Data General's board of directors was apprised of the status of the discussions with EMC and gave Mr. Skates authority to continue those discussions. From that point on, Mr. Skates was in regular contact with all board members, apprising them of the status of the discussions with EMC.

   From July 1, 1999 through July 20, 1999, members of EMC's and Data General's managements continued to conduct due diligence investigations of Data General and EMC, respectively. In addition, Messrs. Ruettgers and Skates continued to discuss the possible terms of a proposed business combination.

   From July 20, 1999 through the execution of the definitive merger agreement, representatives of EMC, including Lehman Brothers, met with representatives of Data General, including Morgan Stanley, to discuss various business issues, including valuation, and to conduct further due diligence, including financial and legal due diligence, on Data General and EMC. During this same period, Data General and EMC commenced drafting and negotiating the terms of definitive documentation for a proposed business combination.

   On July 30, 1999, members of EMC's management and representatives of Lehman Brothers gave a presentation on the possible financial terms of the proposed business combination to the acquisition committee of the board of directors of EMC.

   On August 4, 1999, EMC's board of directors held a special meeting to discuss the recent communications with Data General and the advantages of the proposed business combination with Data General and authorized the appropriate officers of EMC to continue with formal negotiations.

   From August 4, 1999 through August 6, 1999, members of management of Data General and EMC, along with their respective legal and financial advisors, continued to meet and discuss the terms of the proposed business combination between Data General and EMC. During such time, representatives of Data General and EMC discussed the principal terms of the proposed merger agreement and other related documents, including the following:

   .   conduct of the business of Data General pending the closing

   .   termination rights under the merger agreement

   .   representations, warranties and covenants to be made by the parties

In addition, there was discussion of the stock option agreement proposed to be entered into by Data General and EMC.

   On August 6, 1999, Messrs. Ruettgers and Skates held discussions concerning key terms of the proposed business combination. They reached tentative agreement on the exchange ratio for Data General common stock and discussed other key terms of the proposed transaction. Following these discussions, EMC's board of directors met to discuss the recent communications with Data General, and EMC's management and EMC's financial and legal advisors gave presentations on the financial and other terms of the proposed business combination and reviewed the status of the transaction, including the following:

   .   status of negotiations of the proposed business combination

   .   results of EMC's due diligence review

   .   benefits and potential risks of the proposed transaction with Data
       General

   .   financial review of the proposed business combination

   . review of the principal terms of the merger agreement and related documents

   . details related to the proposed business combination that still required resolution

In addition, EMC's legal advisors discussed the directors' legal duties in considering the proposed business combination and strategic alternatives and further discussed the terms of the merger agreement and related documents. EMC's financial advisor reviewed the rationale for, and financial analyses relating to, the proposed business combination with Data General. In addition, at the meeting, EMC's financial advisor provided its opinion that the exchange ratio to be paid by EMC pursuant to the merger agreement was fair, from a financial point of view, to EMC. Following discussion, EMC's board of directors unanimously determined that the proposed business combination was advisable and approved the merger agreement and the stock option agreement in the forms presented and authorized management to finalize the details of the merger agreement and the stock option agreement.

   Also on August 6, 1999, Data General's board of directors met to discuss the recent communications with EMC, and Data General's management and Data General's financial and legal advisors gave presentations on the financial and other terms of the proposed business combination and reviewed the status of the transaction including the following:

   .   status of negotiations of the proposed business combination

   .   results of Data General's due diligence review

   .   benefits and potential risks of the proposed transaction with EMC

   .   financial review of the proposed business combination

   . review of the principal terms of the merger agreement and related documents

   . details related to the proposed business combination that still required resolution

Data General's legal advisors discussed the directors' legal duties in considering the proposed business combination and strategic alternatives and further discussed the terms of the merger agreement and related documents. Data General's financial advisor reviewed the rationale for, and financial analyses relating to, the proposed business combination with EMC. In addition, at the meeting, Data General's financial advisor provided its opinion that the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Data General's stockholders. Following discussion, Data General's board of directors unanimously determined that the proposed business combination was advisable and approved the merger agreement and the stock option agreement in the forms presented, authorized management to finalize the details of the merger agreement and resolved to recommend that Data General's stockholders adopt the merger agreement and the stock option agreement.

   Data General and EMC entered into the merger agreement and the stock option agreement on August 6, 1999.

   On August 9, 1999, Data General and EMC issued a press release announcing the transaction.

Data General's Reasons for the Merger

   The Data General board believes that the transaction will allow the combined company to address customer requirements in the rapidly growing mid-range storage market, an approximately $10 billion market in 1998.

   In reaching its decision to approve the merger agreement and the option agreement, the Data General board consulted with management of Data General, as well as its financial and legal advisors, and considered a variety of factors, including the following:

   . The fact that the exchange ratio represented a 48% premium over the market price of Data General common stock as of August 6, 1999, and the board's belief that Data General's stockholders are expected to benefit from future appreciation in the value of EMC common stock.

   .  The Data General board's belief that:

     . Combining Data General's CLARiiON storage products with EMC's industry-leading software, distribution and services capabilities will result in the world's most advanced midrange storage solutions and will enable the combined company to fully address all of its customers' online storage needs in both new and existing markets, and

     . Data General's AViiON server business will benefit from its status as a separate unit of EMC to serve more effectively and efficiently the computing needs of the worldwide NT and UNIX markets, continuing to focus in the healthcare sector.

   . The Data General board's belief that EMC will be able to leverage Data General's core research and development expertise in Intel-based processor systems and high-performance operating systems across EMC's existing range of products.

   . The Data General board's conclusion that EMC will be able to more effectively market and sell Data General's CLARiiON systems, especially in the online storage market.

   . The business, operations, financial condition, earnings and prospects of each of Data General and EMC. In making its determination, the Data General board took into account the results of Data General's due diligence review of EMC's business.

   . The anticipated financial impact of the proposed transaction on EMC's future financial performance.

   . The terms of the merger, the merger agreement and the option agreement as negotiated (including the possibility that the proposed merger agreement and the option agreement might discourage other parties that might have an interest in Data General).

   . The Data General board's belief that, while no assurances could be given, the level of execution risk in connection with the merger was moderate, and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame.

   . The belief of senior management of Data General and of the Data General board that the cultures of EMC and Data General are generally compatible and that their respective managements possess complementary skills and expertise.

   . The structure of the merger which is intended to qualify as a tax-free "reorganization" for U.S. federal income tax purposes and as a "pooling of interests" for accounting purposes.

   . The opinion of Morgan Stanley to the Data General board that, as of the date of the merger agreement, based on and subject to the considerations set forth in their opinion, the exchange ratio was fair from a financial point of view to the holders of Data General common stock. See "--Opinion of Data General's Financial Advisor."

The combined company's ability to achieve these results depends on various factors, a number of which will be beyond its control, including economic conditions, unanticipated changes in business conditions and the regulatory environment, and, therefore, there can be no assurance that these results will be achieved. See "Cautionary Factors Concerning Forward-Looking Statements."

   This discussion of the information and factors considered by Data General's board of directors is not intended to be exhaustive but includes all material factors considered by the board. In reaching its determination to approve and recommend the merger, Data General's board of directors did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to differing factors. Data General's board of directors is unanimous in its recommendation that Data General stockholders vote for approval of the merger agreement and related transactions.

Recommendation of Data General's Board of Directors

   After careful consideration, your board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interest and unanimously recommends that you vote for the adoption of the merger agreement.

   In considering the recommendation of Data General's board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Data General have certain interests in the merger that are different from, or are in addition to, the interests of Data General's stockholders generally. Please see the section entitled "Interests of Certain Data General Directors and Officers in the Merger" on page 33 of this proxy statement/prospectus.

Opinion of Data General's Financial Advisor

   Pursuant to a letter agreement dated as of October 26, 1998, Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with any potential business combination affecting Data General. Morgan Stanley was selected by Data General's board of directors to act as Data General's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Data General. At the telephonic meeting of Data General's board of directors on August 6, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of August 6, 1999, and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the agreement was fair from a financial point of view to the holders of Data General common stock.

   THE OPINION OF MORGAN STANLEY IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. DATA GENERAL STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO DATA GENERAL'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF DATA GENERAL'S COMMON STOCK AS OF THE DATE OF THE OPINION. MORGAN STANLEY'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF DATA GENERAL STOCK AS TO HOW TO VOTE AT THE DATA GENERAL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

   In connection with rendering its opinion, Morgan Stanley, among other things:

   . reviewed certain publicly available financial statements and other information of Data General and EMC, respectively;

   . reviewed certain internal financial statements and other financial and operating data concerning Data General prepared by the management of Data General;

   . discussed certain financial projections prepared by the management of Data General;

   . reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the management of Data General;

   . discussed the past and current operations and financial condition and the prospects of Data General with senior executives of Data General;

   . reviewed the reported prices and trading activity for the Data General common stock and EMC common stock;

   . compared the financial performance of the Company and EMC and the prices and trading activity of the Data General common stock and the EMC common stock with that of certain other comparable publicly-traded companies and their securities;

   . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   . participated in discussions and negotiations among representatives of Data General and EMC and their financial and legal advisors;

   .  reviewed the merger agreement, and certain related documents; and

   .  considered such other factors as Morgan Stanley deemed appropriate.

   In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information Morgan Stanley reviewed for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to strategic, financial and operational benefits anticipated from the merger provided by Data General, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Data General. With the consent of Data General, Morgan Stanley relied upon the publicly available estimates of certain research analysts with respect to EMC. Morgan Stanley relied upon the assessment by the management of Data General of its ability to retain key employees of Data General.

   Morgan Stanley also relied upon, without independent verification, the assessment by the management of Data General of:

   .  the strategic and other benefits expected to result from the merger;

   .  Data General's and EMC's technologies, products and services;

   . the timing and risks associated with the integration of Data General and EMC; and

   . the validity of, and risks associated with, Data General's and EMC's existing and future technologies, products and services.

   Morgan Stanley did not made any independent valuation or appraisal of the assets or liabilities or technology of Data General or EMC, nor was Morgan Stanley furnished with any such appraisals. Also, Morgan Stanley excluded from its opinion the effect of certain extraordinary non-operating assets and liabilities. In addition, Morgan Stanley assumed that the merger will be accounted as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, August 6, 1999.

   The following is a brief summary of some of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated August 6, 1999. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of Data General and EMC and compared such performance with that of the following indices:

   .  Large Enterprise Hardware Index

    .  Compaq Computer Corporation

    .  Dell Computer Corporation

    .  Hewlett-Packard Company

    .  International Business Machines Corporation

    .  Sun Microsystems, Inc.

   .  Small Enterprise Hardware Index

    .  Auspex Systems, Inc.

    .  Network Appliance, Inc.

    .  NCR Corporation

    .  Silicon Graphics, Inc.

    .  Unisys Corporation

   Morgan Stanley observed that over the period from January 1, 1998 to August 4, 1999, the market price of the Data General common stock decreased 17.9%, compared with an increase in the Large Enterprise Hardware Index of 78.2%, and an increase of 137.1% for the Small Enterprise Hardware Index. Morgan Stanley also observed that over the period from January 1, 1998 to August 4, 1999, the EMC common stock price increased 343.7%.

   Analysis of Selected Precedent Transactions. Morgan Stanley reviewed a number of related transactions which consisted of:

   . the acquisition of Sequent Computer Systems, Inc. by International Business Machines Corporation;

   .  the acquisition of Stratus Computer, Inc. by Ascend Communications,
      Inc.;

   . the acquisition of Digital Equipment Corporation by Compaq Computer Corporation;

   .  the acquisition of Amdahl Corporation by Fujitsu International, Inc.;

   .  the acquisition of Tandem Computers, Inc. by Compaq Computer
      Corporation;

   .  the acquisition of Advanced Logic Research, Inc. by Gateway 2000,
      Inc.;

   . the acquisition of a 19.99% interest in Packard Bell Electronics Inc. by NEC Corporation; and

   .  the acquisition of Pyramid Technology Corporation by Siemens AG.

   Morgan Stanley compared some publicly available statistics for the transactions listed above to the relevant financial statistics for Data General based on the value of Data General implied by the exchange ratio and the closing price for the Data General common stock and EMC common stock as of August 4, 1999.

   The following table presents the low, median and high, 1 trading day and 1 month prior to announcement, offer price premia for the precedent transactions and low, median and high last twelve months revenue multiple implied by the precedent transactions, compared to the respective offer price and revenue multiple for the merger as of August 4, 1999.

                               Offer Price Premium
                           ----------------------------
                           1 Day Prior
                                to       30 Days Prior    Last Twelve Months
                           Announcement to Announcement Revenue/Aggregate Value
                           ------------ --------------- -----------------------
   Precedent Transactions
     Low..................      3.2%         29.2%               0.30x
     Median...............     15.5%         40.7%               0.77x
     High.................     49.5%         65.0%               1.79x
     Data General.........     53.6%         38.0%               0.66x

   No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Data General or EMC, such as the impact of competition on Data General or EMC and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Data General or EMC or the industry or the financial markets in general. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable transaction data.

   Discounted Equity Value. Morgan Stanley performed an analysis of the present value per share of Data General on a standalone basis based on Data General's future trading price. Morgan Stanley observed that based on a revenue estimate for fiscal year 2001, a range of net income per share estimates based on a range of operating profit margins in fiscal year 2001 ranging from 2% to 4%, illustrative net income multiples ranging from 10.0 times to 17.5 times and illustrative discount rates ranging from 14% to 16%, the present value per share of Data General common stock on a standalone basis ranged from $4.04 to $14.13.

   Sum of Parts Analysis. Morgan Stanley performed an analysis of Data General assuming separation of Data General into its material components including its two primary businesses: Server Hardware and Storage Hardware.

   Morgan Stanley compared financial information of the Storage Hardware business with publicly available information for the Storage Hardware Companies which consisted of companies comprising the Large Enterprise Hardware Index, Small Enterprise Hardware Index, EMC Corporation, Storage Technology Corporation and Box Hill Systems Corporation. For this analysis, Morgan Stanley examined a range of estimates based on securities research analysts. The following table presents, as of August 4, 1999, the low, median and high for the Storage Hardware Companies of the estimated aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to projected calendar year 1999 revenue multiples.

            AGGREGATE VALUE TO PROJECTED CALENDAR YEAR 1999 REVENUE

                                                                 Low Median High
                                                                 --- ------ ----
       Storage Hardware Companies............................... 0.6  1.9   11.7

   Based on this data, Morgan Stanley calculated a value of the Storage Business of $6.92 to $11.54 per share of Data General common stock.

   Morgan Stanley also compared the publicly available statistics for the aforementioned precedent transactions to the relevant financial statistics for the Storage Business. Based on this analysis, Morgan Stanley calculated a value of the Storage Business of $4.13 to $8.26.

   Morgan Stanley also performed an analysis of the discounted equity value of the Storage Business on a standalone basis. Morgan Stanley observed that based on an estimate range of annual revenue growth of 25% to 35% through fiscal years 2001 and 2003, a range of net income estimates based on a range of operating profit margins in fiscal year 2001 and 2003 ranging from 7% to 11%, a calendar year 2000 earnings multiple of 17.5x and a weighted average cost of capital of 13%, the present value of the Storage Hardware business per share of Data General common stock ranged from $9.00 to $17.50.

   Morgan Stanley also compared the publicly available statistics for the aforementioned precedent transactions to the relevant financial statistics for the total Server Business. Based on this analysis, Morgan Stanley calculated a value of the Server Business of $0.00 to $7.50 per share of Data General common stock.

   In the sum of the parts analysis, Morgan Stanley also analyzed the value of the present value of the tax benefits of the net operating losses incurred by Data General, the total indebtedness and an estimate of the excess cash on the Data General balance sheet and an estimate of certain transaction related expenses and liabilities. Based on its analysis, Morgan Stanley calculated an estimated net value of the items of approximately ($0.50) per share of Data General common stock.

   Based on the sum of the parts analysis, Morgan Stanley calculated a range of values of Data General ranging from $6.49 to $21.67 per share of Data General common stock.

   Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the merger on EMC's projected earnings per share for the calendar year 2000. Such analysis was based on earnings projections by securities analysts for both companies. Based on this analysis, Morgan Stanley observed that, assuming that the merger was treated as a pooling transaction, the merger would result in earnings per share dilution for EMC shareholders of 1.9% for calendar year 2000 before taking into account any one-time charges or synergies.

   In connection with the review of the merger by Data General's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Data General.

   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Data General or EMC. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Data General common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to Data General's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Data General common stock or EMC common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Data General and EMC and were approved by Data General's board of directors. Morgan Stanley provided advice to Data General during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Data General or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Data General, although in the course of its engagement, it did provide advice to Data General in connection with potential business combinations with parties other than EMC. In addition, as described above, Morgan Stanley's opinion and presentation to Data General's board of directors was one of many factors taken into consideration by Data General's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Data General's board of directors with respect to the value of Data General or of whether Data General's board of directors would have been willing to agree to a different consideration.

   Data General's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity or debt securities or senior loans of Data General or EMC.

   Pursuant to an engagement letter dated October 26, 1998, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with a potential business combination affecting Data General, and Data General has agreed to pay Morgan Stanley a customary fee in connection with if the merger is completed. Data General has also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Data General has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

   In the past three years, Data General retained Morgan Stanley for financing and advisory assignments for which Morgan Stanley was paid customary fees.

Interests of Certain Data General Directors and Officers in the Merger

   When considering the recommendation of Data General's board of directors, you should be aware that certain Data General directors and executive officers have interests in the merger that are different from, or are in addition to, yours. Several executive officers of Data General have employment or severance agreements and may become entitled to specific benefits under employee benefit plans as a result of the merger. The Data General board of directors was aware of and discussed these potentially conflicting interests when it approved the merger.

Employment Agreements

   Data General has entered into change of control employment agreements with 16 executives, including Mr. Skates, Ethan Allen, Jr., William J. Cunningham and Joel Schwartz, which provide for severance payments following termination of their employment with Data General. The employment agreements continue in effect for three years following the occurrence of a change of control of Data General. Approval of the merger will constitute a change of control for purposes of the employment agreements.

   If, following a change of control, the executive's employment is involuntarily terminated without cause or terminated by the executive for good reason (as defined in the employment agreement) within three years of the change of control, the executive is entitled to receive from Data General as severance pay a lump-sum payment equal to the total of three times such executive's:

   .  annual base salary and

   . the greater of (a) the highest annual incentive compensation payments earned in respect of the three-year period immediately preceding the change of control and (b) the annual bonus earned in respect of the most recent fiscal year during the three-year period following the change in control (the "highest annual bonus").

Each of the 16 executives would also be entitled to a pro rata bonus through the date of termination (based on the highest annual bonus), payment equal to the value of three years' additional age and service under Data General's qualified and nonqualified pension plans and to continuation of health and other insurance benefits for a period of three years following termination. Assuming completion of the merger in the fourth calendar quarter of 1999, if the employment of each of the 16 executives were terminated immediately following the merger, the executives would receive, in the aggregate, payments and benefits of approximately $54,000,000. In addition, Data General would be required to make additional payments necessary to make whole the executives with respect to any excise taxes imposed by section 4999 of the Internal Revenue Code in respect of any payments, subject to such excise tax, including the severance payment and accelerated vesting of equity.

   Data General has established a trust fund to ensure the proper payment of its obligations under the employment agreements.

Data General Stock Option Plans

   Any option that is not exercised before the date the merger becomes effective will be converted into an option to purchase the number of shares of EMC common stock equal to the number of shares of Data General common stock which could have been obtained upon the exercise of the option immediately prior to the time the merger becomes effective. In connection with the merger, stock options with respect to approximately 1,596,333 shares, with an average weighted exercise price of $14.34, that are held by 16 executives of Data General will become fully vested and exercisable, and all restrictions imposed by the plan relating to the disposition and resale of shares of Data General common stock received by such executives and the non-employee directors upon the exercise of stock options will immediately lapse.

Other Data General Plans

 Supplemental Retirement Benefit Plans

   The Data General supplemental retirement benefit plan provides participants in the plan, including executive officers, with retirement benefits in excess of those provided under the tax-qualified pension plan. Upon a change in control of Data General, among other things, participants in the supplemental retirement benefit plan will fully vest in their benefit under the plan.

   In December 1994, the Board of Directors adopted a supplemental retirement benefit to provide Mr. Skates a retirement benefit to supplement that available to him under Data General's pension plan and supplemental plan. The supplemental benefit provides that if Mr. Skates retires from service with Data General at age 65, he will receive from Data General's pension plan, current supplemental plan and the supplemental benefit a combined joint and survivor annuity equal to 60% of the average of his three highest years of cash compensation excluding any bonuses he may be awarded. If Mr. Skates retires prior to attaining age 65, the 60% benefit rate will be reduced by two percentage points for each year his retirement precedes age 65. If at any time Mr. Skates dies, is terminated due to disability, is terminated by the board or directors without cause, or his employment is terminated other than for cause after a change in control, payment of the above-described benefit may commence prior to age 65, at the reduced rate described above. Approval of the merger will constitute a change in control for purposes of Mr. Skates' supplemental retirement benefit. Data General has established a trust fund to ensure the proper payment of its obligation under Mr. Skates' supplemental retirement plan.

 1997 Restricted Bonus

   In September 1997, Data General awarded Mr. Skates a $7,000,000 restricted bonus, which vests annually over a three-year period commencing September 28, 1997. The bonus becomes fully vested upon a change in control of Data General. Approval of the merger will constitute a change in control for purposes of the 1997 restricted bonus.

 1999 Fiscal Year Bonus

   In November 1998, Data General approved a fiscal 1999 bonus opportunity for Mr. Skates based upon performance against specified earnings-per-share goals (subject to a maximum of 300% of base salary) or, if greater, performance measured on the basis of the increase (if any) in Data General's market capitalization during the 1999 fiscal year, subject to a maximum bonus of $3.5 million, which maximum does not apply in the event of a change in control. The merger will constitute a change in control, and the bonus will be payable on the closing of the merger.

Non-Employee Director Retirement Plan

   Under Data General's non-employee director retirement program, a non-employee director who retires from the board of directors after reaching age 72 or after completing at least five years of service will receive a retirement benefit equal to the highest board retainer paid to the director during his years of service to the date of the director's retirement, which benefit is payable for a period of years (not to exceed 15 years) equal to the director's service on the board. The five-year eligibility service requirement is waived, among other things, in the event of a retirement within two years after a change in control.

Stock Compensation Plan for Non-Employee Directors

   The stock compensation plan for non-employee directors permits directors to defer a portion of their cash compensation and to have such deferred compensation accumulate as if it were invested in Data General common stock. Under the plan, in connection with a transaction such as the merger, any outstanding deferral periods end, and each participant is entitled to have his unit account distributed in shares of Data General common stock immediately prior to the consummation of a covered transaction.

Indemnification and Insurance

   The merger agreement provides that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of Data General and its subsidiaries as provided in the Data General charter and Data General by-laws will be assumed by EMC and the surviving corporation in the merger and will continue in full force and effect in accordance with their terms. The merger agreement provides that for four years after the effective time of the merger, EMC will maintain policies of directors' and officers' fiduciary liability insurance for acts or omissions occurring prior to the effective time of the merger, on terms no less advantageous than those in effect on the date of the merger agreement.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of Data General. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

   We are working towards completing the merger as quickly as possible. We expect to complete the merger during the fourth calendar quarter of 1999.

Structure of the Merger and Conversion of Data General Common Stock

   In accordance with the merger agreement and Delaware law, a newly-formed and wholly-owned subsidiary of EMC will be merged with and into Data General. As a result of the merger, the separate corporate existence of the newly-formed subsidiary of EMC will cease and Data General will survive the merger as a wholly- owned subsidiary of EMC.

   Upon completion of the merger, each outstanding share of Data General common stock, other than shares held by Data General and Data General's subsidiaries, will be converted into the right to receive .3262 of a fully paid and nonassessable share of EMC common stock, subject to certain adjustments. If the average of the mean high and low per share trading prices of EMC common stock for each of the 20 consecutive trading days ending on the fifth day prior to the special meeting is equal to or less than $66.0625, you will receive .3262 of a share of EMC common stock in exchange for each share of Data General common stock that you own. If such average price of EMC common stock is greater than $66.0625, for each share of Data General common stock that you own, you will receive a number of shares of EMC common stock equal to the quotient obtained by dividing $21.55 by such average price of EMC common stock. The number of shares of EMC common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to Data General common stock or EMC common stock effected between the date of the merger agreement and the completion of the merger.

   No certificate or scrip representing fractional shares of EMC common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of EMC common stock. Specifically, the exchange agent in the merger will sell a number of shares of EMC common stock equal to the aggregate number of fractional shares that would otherwise be issuable in the merger and will remit to you an amount equal to your pro rata portion of the proceeds of these sales.

Exchange of Data General Stock Certificates for EMC Stock Certificates

   When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Data General stock certificates in exchange for EMC stock certificates. When you deliver your Data General stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Data General stock certificates will be canceled and you will receive EMC stock certificates representing the number of full shares of EMC common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of EMC common stock which would have been otherwise issuable to you as a result of the merger.

   You should not submit your Data General stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

   You are not entitled to receive any dividends or other distributions on EMC common stock until the merger is completed and you have surrendered your Data General stock certificates in exchange for EMC stock certificates.

   If there is any dividend or other distribution on EMC common stock with a record date after the merger and a payment date prior to the date you surrender your Data General stock certificates in exchange for EMC stock certificates, you will receive it with respect to the whole shares of EMC common stock issued to you promptly after they are issued. If there is a dividend or other distribution on EMC common stock with a record date after the merger and a payment date after the date you surrender your Data General stock certificates in exchange for EMC stock certificates, you will receive it with respect to the whole shares of EMC common stock issued to you promptly after the payment date.

   EMC will only issue an EMC stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Data General stock certificate is registered if you present the exchange agent with all the documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

United States Federal Income Tax Consequences of the Merger

   The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Data General common stock who exchange such stock for EMC common stock in the merger. This discussion addresses only such stockholders who hold their Data General common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

   .  financial institutions,

   .  tax-exempt organizations,

   .  insurance companies,

   .  dealers in securities or foreign currencies,

   . traders in securities who elect to apply a mark-to-market method of accounting,

   .  foreign holders,

   . persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

   . holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

   The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and under any federal laws not pertaining to the income tax, are not addressed.

   Holders of Data General common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

   Data General and EMC will not be obligated to complete the merger unless (i) Data General receives an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Data General, substantially to the effect that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) EMC receives an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to EMC, substantially to the effect that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The conditions relating to the tax opinions are not waivable by Data General or EMC after receipt of either the Data General stockholder approval or the EMC stockholder approval unless further stockholder approval is obtained with appropriate disclosure. The opinions will be based on customary assumptions and representations made by, among others, Data General, EMC and Emerald Merger Corporation. An opinion of counsel is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought by the Internal Revenue Service as to the United States federal income tax consequences of the merger.

   Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of Data General common stock who exchange their Data General common stock solely for EMC common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive instead of a fractional share of EMC common stock. Each holder's aggregate tax basis in the EMC common stock received in the merger will be the same as his or her aggregate tax basis in the Data General common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the EMC common stock received in the merger by a holder of Data General common stock will include the holding period of the Data General common stock that he or she surrendered in the merger.

   A holder of Data General common stock who receives cash instead of a fractional share of EMC common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the EMC common stock that is allocable to the fractional share exchanged therefor. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Data General common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

Accounting Treatment of the Merger

   Data General and EMC intend to account for the merger as a "pooling of interests" business combination. It is a condition to completion of the merger that EMC be advised by PricewaterhouseCoopers LLP that they concur with EMC's conclusion that the transactions contemplated by the merger agreement can properly be accounted for as a "pooling of interests" business combination, although this condition may be waived by EMC. Under the "pooling of interests" method of accounting, as of the effective time of the merger, the historical recorded assets and liabilities of Data General will be carried forward to those of EMC at their recorded amounts. In addition, the operating results of the combined company will include Data General and EMC's operating results for the entire fiscal year in which the merger is completed, and Data General and EMC's historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Regulatory Filings and Approvals Required to Complete the Merger

   United States Antitrust. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire. On August 13, 1999, Data General and EMC each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade

Commission. We believe that we have substantially complied with all requests for information from the Department of Justice and the Federal Trade Commission. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

   However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

   European Union. Data General and EMC each conduct business in member states of the European Union. Council Regulation 4064/89 requires notification to and approval by the European Commission of certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding certain thresholds before such mergers or acquisitions are implemented. Data General and EMC have sales that exceed these thresholds. A single notification to the European Commission eliminates any need to submit notifications of the merger to national competition authorities in member states within the European Economic Area. Additional filings may be necessary in countries outside the European Economic Area.

   The European Commission must review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition which does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the common market or in a substantial part of the common market is considered to be compatible with the common market and must be allowed to proceed. On September 3, 1999, Data General and EMC submitted a complete notification of the merger to the European Commission to enable it to examine whether the merger raises serious doubts with regard to its compatibility with the common market. The European Commission has one month to decide whether there are serious doubts, or if the European Commission fails to reach a decision, the merger will be deemed to be approved.

   Additional Filings. In addition, the parties will make any necessary filings in any other applicable jurisdictions.

Restrictions on Sales of Shares by Affiliates of Data General and EMC

   The shares of EMC common stock to be issued in connection with the exchange will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and will be freely transferable under the Securities Act, except for shares of EMC common stock issued to any person who is deemed to be an "affiliate" of either EMC or Data General at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either EMC or Data General and may include some of either EMC's or Data General's officers and directors, as well as their principal stockholders. Affiliates may not sell their shares of EMC common stock acquired in connection with the merger except pursuant to:

   . an effective registration statement under the Securities Act covering the resale of those shares

   .  an exemption under paragraph (d) of Rule 145 under the Securities Act

   .  any other applicable exemption under the Securities Act

   EMC's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of EMC common stock to be received by affiliates in the merger.

Listing on the New York Stock Exchange of the Common Stock to be Issued by EMC

   EMC will use reasonable best efforts to cause the shares of EMC common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

Dissenters' and Appraisal Rights

   Under Delaware law, you are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares of Data General common stock.

Delisting and Deregistration of Data General Common Stock After the Merger

   If the merger is completed, Data General common stock will be delisted from the New York Stock Exchange and the London Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

                              THE MERGER AGREEMENT

   The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

   Please note that the italicized terms Acquisition Proposal and Superior Proposal used in this section are defined on page 43.

   Our Representations and Warranties. We each made a number of representations and warranties in the merger agreement relating to, among other things:

   . corporate organization and similar corporate matters of Data General and EMC

   .  subsidiaries of Data General

   .  capitalization of Data General and EMC

   . authorization, execution, delivery, performance and enforceability of the merger agreement and stock option agreement by Data General and EMC

   . absence of a breach of the certificate of incorporation, by-laws, laws or material agreements by Data General, or of the articles of organization, by-laws or laws by EMC as a result of the merger

   . governmental consents, approvals, orders and authorizations required in connection with the merger

   . Data General's and EMC's filings and reports with the Securities and Exchange Commission

   . absence of certain changes or events in Data General's or EMC's businesses since March 27, 1999 and March 31, 1999, respectively

   .  absence of undisclosed liabilities of Data General or EMC

   .  the absence of undisclosed litigation involving Data General or EMC

   .  Data General's employee benefit plans

   .  filing of tax returns and payment of taxes by Data General

   .  compliance with applicable laws by Data General

   .  intellectual property and year 2000 matters of Data General

   . the accuracy of information supplied by Data General and EMC in connection with this proxy statement/prospectus and the registration statement of which it is a part

   . the treatment of the merger as a "pooling of interests" for accounting purposes and as a tax-free reorganization under the Internal Revenue Code

   . the inapplicability of Data General's stockholders rights agreement or "poison pill" to the merger and related transactions

   . the absence of discussions with another party with respect to an Acquisition Proposal by Data General

   . receipt of a fairness opinion by Data General from its financial advisor

   . payment of fees to finders and financial advisors in connection with the merger agreement

   The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

   Data General's Conduct of Business Before Completion of the Merger. Data General agreed that until the completion of the merger or unless EMC consents in writing, each of Data General and its subsidiaries will, except as otherwise agreed, operate its businesses in good faith with the goal of:

   . maintaining its business in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations

   .  preserving substantially intact its business organization

   . keeping available the services of its current officers, employees and consultants

   . preserving its present relationships with customers, suppliers and others having significant business relations with them

   Data General also agreed that until the completion of the merger or unless EMC consents in writing, Data General and its subsidiaries would, except as otherwise agreed, conduct their business in compliance with specific restrictions relating, among other restrictions, to the following:

   .  modification of Data General's certificate of incorporation or by-laws

   .  the issuance, reclassification or redemption of securities

   .  the disposition of Data General's assets

   .  issuance of dividends or other distributions

   .  the acquisition of assets or other entities

   .  the incurrence of indebtedness

   .  entrance into or modification of certain contracts

   .  capital expenditures

   .  employees and employee benefits

   .  accounting policies and procedures

   .  tax elections and liabilities

   The agreements related to the conduct of Data General's business in the merger agreement are complicated and not easily summarized. We urge you to carefully read the article of the merger agreement entitled "Conduct of Business."

   No Other Negotiations Involving Data General. Until the merger is completed or the merger agreement is terminated, Data General has agreed that Data General and its subsidiaries will not take any of the following actions:

   . solicit, initiate, facilitate or knowingly encourage any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal

   . engage in negotiations or discussions or provide non-public information to any person relating to any Acquisition Proposal

   Data General has agreed to provide EMC with detailed information about any Acquisition Proposal it receives.

   However, Data General may, after providing notice to EMC, furnish information and participate in discussions or negotiations regarding a Superior Proposal which was not solicited by it and did not result from a breach of the merger agreement, if Data General's board of directors determines in good faith that the failure to engage in the prohibited negotiations or discussions or provide the non-public information would be a breach of fiduciary duties to the stockholders of Data General under applicable law.

   An Acquisition Proposal is any inquiry, proposal or offer involving Data General and its subsidiaries other than the transaction contemplated by the merger agreement for any of the following:

   . any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Data General and its subsidiaries, taken as a whole

   . any direct or indirect acquisition or purchase of a business that constitutes 15% or more of any class of equity securities of Data General or any of its subsidiaries

   . any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Data General or any of its subsidiaries

   . a merger or other transaction involving Data General or any of its subsidiaries

   A Superior Proposal is a proposal made by a third party:

   . to acquire more than 50% of the combined voting power, or substantially all of the assets, of Data General

   . on terms which the Data General board of directors determines in its good faith judgment (based on advice of a financial advisor) to be more favorable to the Data General stockholders than the merger

   . for which financing, to the extent required, is then committed or which, in the good faith judgment of the Data General board of directors, is reasonably capable of being obtained by that party

   Data General's Employee Benefit Plans. Following the effective time of the merger, EMC will give Data General employees full credit for their service with Data General and its subsidiaries under the EMC benefit plans in which such employees are eligible to participate for purposes of:

   .  eligibility

   .  vesting

   . levels of benefits (but not for benefit accruals under any defined benefit pension plan)

   EMC will also waive limitations as to pre-existing conditions or limitations and waiting periods under any group health plans in which Data General employees and their eligible dependents will be eligible to participate after completion of the merger. EMC will provide Data General employees with credit for any co-payments and deductibles paid for expenses incurred before completion of the merger in satisfying any applicable deductible or out-of-pocket limits for expenses under any group health plans in which former Data General employees will be eligible to participate after completion of the merger.

   Data General shall take all necessary and appropriate action to terminate the Data General Corporation Savings and Investment Plan as may be reasonably requested by EMC, provided that such action does not preclude the immediate participation of eligible Data General employees in any successor plan.

   Treatment of Data General Stock Options. Upon completion of the merger, each stock option issued by Data General will be assumed by EMC, including options under each of the following Data General plans:

   .  Restricted Stock Option Plan

   .  Employee Stock Option Plan

   .  1998 Employee Stock Option Plan

   .  1994 Non-Employee Director Stock Option Plan

   .  1997 Non-Officer Employee Stock Option Plan

   .  1998 Non-Employee Director Stock Option Plan

   Upon completion of the merger, each outstanding option to purchase Data General common stock will be converted into an option to purchase the number of shares of EMC common stock equal to the exchange ratio multiplied by the number of shares of Data General common stock subject to such option before the merger, rounded down to the nearest whole share. The exercise price for each converted option will be equal to the exercise price per share of each Data General stock option divided by the exchange ratio, rounded up to the nearest whole cent.

   The other terms of each option and the Data General option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for vesting and acceleration. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by Data General which provide for grants of equity-based awards will be amended or converted into a similar instrument of EMC, with adjustments to preserve their value. The other terms of each Data General award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for vesting and acceleration.

   Conditions to Completion of the Merger. The respective obligations of Data General and EMC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

   .  EMC's registration statement on Form S-4 must be effective

   . the merger agreement must be adopted by the holders of a majority of the outstanding shares of Data General common stock

   . all applicable regulatory approvals and consents required to complete the merger must be received and all applicable waiting periods under applicable domestic and foreign antitrust laws must have expired or been terminated

   . no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

   . the receipt of opinions of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code

   . no governmental action or proceeding must be pending or threatened which has the effect of prohibiting or limiting EMC's ownership of Data General upon completion of the merger

   . the shares of EMC common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange

   EMC's obligation to effect the merger is also subject to the satisfaction or waiver of the following conditions:

   . all consents, waivers, approvals, authorizations and orders required to be obtained, and all filings required to be made, must be obtained and made by Data General, except where the failure to obtain consents will not have a material adverse effect on Data General

   . EMC must receive letters from PricewaterhouseCoopers LLP stating that the business combination to be effected by the merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles

   . Data General must receive letters from PricewaterhouseCoopers LLP stating that they agree with management's conclusion that neither Data General nor its subsidiaries has taken or agreed to take any action that would prevent EMC from accounting for the business combination to be effected by the merger as a "pooling of interests" transaction under generally accepted accounting principles

   . Data General's affiliates must deliver executed affiliate agreements to EMC, which are in full force and effect

   In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

   . the representations and warranties of the other party set forth in the merger agreement must be true and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect, in each case as of the date of the merger agreement and at and as of the date the merger is to be completed as if made at and as of that time

   . the other party to the merger agreement must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement

   The merger agreement provides that a "material adverse effect" means, when used in connection with Data General or EMC, any change, effect or circumstance that has occurred prior to the date of determination of the material adverse effect, that, individually or when taken together with all other such similar or related changes, effects or circumstances, is materially adverse to the business, assets, financial condition or results of operations of Data General or EMC or is reasonably likely to materially delay or prevent the consummation of the transactions contemplated by the merger agreement. However, there will be no material adverse effect to the extent that any change, effect or circumstance results from, among other things:

   . changes in laws or interpretations thereof by courts or governmental entities

   .  changes in generally accepted accounting principles

   . changes in economic conditions or changes affecting generally companies in the industries in which Data General or EMC operate

   . disruptions to the business of Data General or EMC as to which Data General or EMC, as the case may be, bears the burden of proof in establishing are directly attributable to the announcement of the merger agreement or the actions of the other party to the merger agreement or its affiliates

   Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after adoption of the merger agreement by Data General stockholders:

   .  by mutual consent of Data General and EMC

   . by EMC or Data General if the merger is not completed before February 29, 2000, except that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been a cause of the failure to complete the merger on or before February 29, 2000

   . by EMC or Data General if there is any order of a court or governmental authority permanently prohibiting the completion of the merger which is final and nonappealable, unless the party relying on that order has not complied with certain of its obligations under the merger agreement

   . by EMC or Data General if the merger agreement fails to receive the requisite vote for adoption by the stockholders of Data General at the Data General special meeting

   . by EMC upon a breach or failure to perform any of Data General's representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would cause certain closing conditions to not be satisfied and which breach is not cured within 10 business days of notice of that breach

   . by Data General upon a breach or failure to perform any of EMC's representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would cause certain closing conditions to not be satisfied and which breach is not cured within 10 business days of notice of that breach

   . by Data General in response to certain Acquisition Proposals, provided Data General pays EMC the appropriate termination fee

   .  by EMC:

    . if Data General or any of its officers or directors participate in discussions or negotiations in breach of the merger agreement

    . if Data General or any of its officers or directors are otherwise in material breach of its non-solicitation obligations under the merger agreement

    . if Data General's board of directors fails to recommend adoption of the merger agreement by the stockholders of Data General or does not call, give notice of, convene and hold the special meeting of Data General stockholders to vote on the merger agreement

    . if Data General fails to use its best efforts to solicit from its stockholders proxies in favor of the merger agreement

   Payment of Termination Fee. Data General will pay to EMC a termination fee of $44,630,000 upon the earliest to occur of the following events:

   . the entry by Data General into an agreement with respect to, or the consummation of, any Acquisition Proposal or the acquisition by any person of beneficial ownership of 20% or more of the equity or voting interests of Data General in any such case within one year after the termination of the merger agreement if the merger agreement should be terminated because the merger has not been completed as of February 29, 2000 or if the stockholders of Data General should fail to approve the merger agreement if, prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention, whether or not conditional, to make an Acquisition Proposal

   .  the termination of the merger agreement by EMC:

    . if Data General or any of its officers or directors participate in discussions or negotiations in breach of the merger agreement

    . if Data General or any of its officers or directors are otherwise in material breach of their non-solicitation obligations under the merger agreement

    . if Data General's board of directors fails to recommend adoption of the merger agreement by the stockholders of Data General or does not call, give notice of, convene or hold the special meeting of Data General stockholders to vote on the merger agreement

   . the termination of the merger agreement by Data General as a result of accepting a Superior Proposal

   Extension, Waiver and Amendment of the Merger Agreement. We may amend the merger agreement before completion of the merger. However, after the Data General stockholders adopt the merger agreement, no change will be which by law requires further approval by Data General stockholders.

   Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement. If any of either of our conditions or other obligations are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies is appropriate.

                           THE STOCK OPTION AGREEMENT

   The following description summarizes the material provisions of the stock option agreement. Stockholders should read carefully the stock option agreement, which is attached as Annex B to this proxy statement/prospectus.

   General. EMC required Data General to enter into the stock option agreement as a prerequisite to entering into the merger agreement. The stock option agreement grants EMC the option to buy up to 10,177,850 shares of Data General common stock, or such number of shares of Data General common stock as represents 19.9% of outstanding Data General common stock, at an exercise price of $19.58 per share.

   The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Data General or its assets before completion of the merger.

   Exercise of the Option. Except as described below, EMC may exercise the option, in whole or part at any time or from time to time from the date on which EMC first has the right to receive the termination fee. The option will terminate and not become exercisable upon any of the following:

   .  the effective time of the merger

   . the termination of the merger agreement pursuant to that agreement, unless on or after that termination EMC may be entitled to receive the termination fee

   . one year after termination of the merger agreement pursuant to that agreement, unless on or after that termination, EMC may be entitled to receive the termination fee

   Cash Payment for the Option. Instead of purchasing shares of Data General common stock under the option agreement, EMC may exercise its right to have Data General pay to EMC an amount per share of Data General common stock equal to the number of shares of Data General common stock subject to the option agreement multiplied by the difference between:

   . the higher of (1) the average closing price per share of Data General common stock, for the 10 trading days commencing on the 12th trading day immediately preceding the closing date of the merger as reported on The New York Stock Exchange (or, if not listed on The New York Stock Exchange, as reported on any other national securities exchange or national securities quotation system on which Data General common stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) and (2) the highest price per share of Data General common stock paid pursuant to any Acquisition Proposal (as defined on page 43) or proposed to be paid pursuant to any agreement relating to an Acquisition Proposal and

   .  the exercise price of the option.

   In addition, the stock option agreement provides that in no event will EMC's total profit from the stock option plus any termination fee paid to EMC exceed $61,363,000 in the aggregate and, if EMC's total profit from the option would otherwise exceed such amount, EMC is required to:

   . reduce the number of shares of Data General common stock subject to the option

   . deliver to Data General for cancellation shares of Data General common stock previously purchased by EMC

   .  pay cash to Data General or

   . do any combination of the foregoing, so that EMC's total profit from the stock option plus the termination fee so paid to EMC does not exceed $61,363,000 after taking into account the foregoing actions.

   Registration Rights and Listing. EMC has certain rights to require registration by Data General of any shares purchased under the option under the securities laws if necessary for EMC to be able to sell such shares and to require the listing of such shares on the New York Stock Exchange.

                          OPERATIONS AFTER THE MERGER

   Following the merger, EMC may integrate some or all of Data General's operations or continue Data General's operations as a wholly-owned subsidiary of EMC. The stockholders of Data General will become stockholders of EMC, and their rights as stockholders will be governed by EMC's Restated Articles of Organization, as currently in effect, the EMC Restated By-Laws and the laws of the Commonwealth of Massachusetts. See "Comparison of Rights of Holders of Data General Common Stock and EMC Common Stock."

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   Data General common stock is traded on the New York Stock Exchange and the London Stock Exchange under the symbol "DGN." EMC common stock is traded on the New York Stock Exchange under the symbol "EMC."

   The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Data General and EMC common stock, as adjusted for all stock splits, as reported on the New York Stock Exchange.

                                             Data General           EMC
                                             Common Stock      Common Stock
                                           ----------------- -----------------
                                             High     Low      High     Low
                                           -------- -------- -------- --------
   1996:
     First Quarter........................ 19 1/8   11 1/2    5 1/2    3 7/8
     Second Quarter....................... 17 5/8   12 1/8    5 25/32  4 1/2
     Third Quarter........................ 14 1/4    9        5 25/32  4 1/4
     Fourth Quarter....................... 16       12 7/8    8 21/32  5 1/2

   1997:
     First Quarter........................ 20 3/4   14 1/8    9 29/32  8 1/32
     Second Quarter....................... 26 3/4   15 3/8   10 5/32   8 1/8
     Third Quarter........................ 37 15/16 25       15 7/16   9 51/64
     Fourth Quarter....................... 27 1/2   15 3/4   16 1/4   11 13/16

   1998:
     First Quarter........................ 21 5/16  13 3/8   19 11/32 12 19/32
     Second Quarter....................... 19 13/16 13 15/16 23 15/32 18
     Third Quarter........................ 16 1/4    7       30 15/16 22 1/4
     Fourth Quarter....................... 21 13/16  9       42 1/2   22 19/32

   1999:
     First Quarter........................ 21 1/2    9 5/8   64 7/8   43 1/2
     Second Quarter....................... 15 7/16   9 15/16 67 7/16  47 3/4
     Third Quarter (through September 3,
      1999)............................... 19 1/4    9 15/16 64 7/8   53 5/8

   The following table sets forth the high and low sales prices per share of Data General common stock and EMC common stock as reported on the New York Stock Exchange on (1) August 6, 1999, the business day preceding public announcement that Data General and EMC had entered into the merger agreement and (2) September 3, 1999, the last full trading day for which prices were available at the time of printing of this proxy statement/prospectus.

                                                 Data General          EMC
                                                 Common Stock     Common Stock
                                              ------------------ ---------------
                                                High      Low     High     Low
                                              --------- -------- ------- -------
   August 6, 1999............................ $13 5/8   $12 3/4  $62 1/2 $59 1/4
   September 3, 1999......................... $18 13/16 $18 5/16 $63 3/8 $62

   Because the market price of EMC common stock that you will receive in connection with the acquisition of Data General may increase or decrease before the vote on the merger agreement at the special meeting, you are urged to obtain current market quotations.

          Unaudited Pro Forma Combined Condensed Financial Information

   The following unaudited pro forma combined condensed financial information gives effect to the merger using the "pooling of interests" method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial information should be read in conjunction with the audited historical consolidated financial statements and related notes of EMC and Data General, which are incorporated by reference into this proxy statement/prospectus.

   The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred at the beginning of the periods presented. Data General's fiscal year ends on the last Saturday in September. The Data General financial information has been recast to conform to EMC's December 31 fiscal year end. The unaudited pro forma combined condensed statements of operations for each year in the three-year period ended
December 31, 1998 combine the audited historical consolidated statements of operations of EMC for each year in the three-year period ended December 31, 1998 and the unaudited consolidated historical statements of operations of Data General for each year in the three-year period ended December 26, 1998. The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 1999 and 1998 combine the unaudited historical consolidated statements of operations of EMC for the six months ended June 30, 1999 and 1998 and the unaudited historical consolidated statements of operations of Data General for the six months ended June 26, 1999 and June 27, 1998.

   The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on June 30, 1999. The unaudited pro forma combined condensed balance sheet combines the unaudited condensed historical consolidated balance sheets of EMC as of June 30, 1999 and Data General as of June 26, 1999.

   The unaudited pro forma combined condensed financial information has been prepared in accordance with generally accepted accounting principles in the United States. These principles require management to make extensive use of estimates and assumptions that affect that reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this proxy statement/prospectus.

                                EMC Corporation

       Unaudited Pro Forma Combined Condensed Statement of Operations (1)
                    (in millions, except per share amounts)

                                      Historical
                          -----------------------------------
                                 EMC          Data General
                          For the six-month For the six-month               Pro
                            period ended      period ended     Pro Forma   Forma
                            June 30, 1999     June 26, 1999   Adjustments Combined
                          ----------------- ----------------- ----------- --------
Revenues:
  Net sales.............       $2,266            $  517                    $2,783
  Service and rental....          154               194                       348
                               ------            ------                    ------
                                2,420               711                     3,131
Costs and expenses:
  Cost of sales.........          983               357                     1,340
  Cost of service and
   rental revenues......          115               122                       237
  Research and
   development..........          212                58                       270
  Selling, general and
   administrative.......          470               177                       647
                               ------            ------                    ------
Operating income
 (loss).................          640                (3)                      637
Investment income.......           53                 6                        59
Interest expense........          (10)               (7)                      (17)
Other income (expense),
 net....................           (3)                4                         1
                               ------            ------                    ------
Income before taxes.....          680               --                        680
Income tax provision....          170                 1                       171
                               ------            ------                    ------
Net income (loss).......       $  510            $   (1)                   $  509
                               ======            ======                    ======
Net income (loss) per
 weighted average share,
 basic (2) (3)..........       $ 0.50            ($0.03)                   $ 0.49
Net income (loss) per
 weighted average share,
 diluted (2) (3)........       $ 0.47            ($0.03)                   $ 0.46
Weighted average shares,
 basic (2) (3)..........        1,011                50                     1,027
Weighted average shares,
 diluted (2) (3)........        1,091                50                     1,108


   See accompanying notes to unaudited pro forma combined condensed financial information.

                                EMC Corporation

       Unaudited Pro Forma Combined Condensed Statement of Operations (1)

                    (in millions, except per share amounts)

                                         Historical
                                  -------------------------
                                               Data General
                                  EMC For the    For the
                                    six-month   six-month
                                  period ended period ended               Pro
                                    June 30,     June 27,    Pro Forma   Forma
                                      1998         1998     Adjustments Combined
                                  ------------ ------------ ----------- --------
Revenues:
  Net sales.....................     $1,725       $  518                 $2,243
  Service and rental............         55          195                    250
                                     ------       ------        ---      ------
                                      1,780          713                  2,493
Costs and expenses:
  Cost of sales (7).............        847          435                  1,282
  Cost of service and rental
   revenues.....................         51          123                    174
  Research and development......        140           61                    201
  Selling, general and
   administrative...............        331          170                    501
  Restructuring charge (7)......         --           82                     82
                                     ------       ------        ---      ------
Operating income (loss).........        411         (158)                   253
Investment income...............         47            7                     54
Interest expense................        (10)          (7)                   (17)
                                     ------       ------        ---      ------
Income (loss) before taxes......        448         (158)                   290
Income tax provision (benefit)..        112            2                    114
                                     ------       ------        ---      ------
Net income (loss)...............     $  336       $ (160)                $  176
                                     ======       ======        ===      ======
Net income (loss) per weighted
 average share,
 basic (2) (3)..................     $ 0.34       ($3.26)                $ 0.17
Net income (loss) per weighted
 average share,
 diluted (2) (3)................     $ 0.32       ($3.26)                $ 0.17
Weighted average shares, basic
 (2) (3)........................        996           49                  1,012
Weighted average shares, diluted
 (2) (3)........................      1,073           49                  1,089


   See accompanying notes to unaudited pro forma combined condensed financial information.

                                EMC Corporation

       Unaudited Pro Forma Combined Condensed Statement of Operations (1)

                    (in millions, except per share amounts)

                                       Historical
                               ---------------------------
                                   EMC       Data General
                                 For the     Twelve-month
                                Year ended   period ended                Pro
                               December 31,  December 26,   Pro Forma   Forma
                                   1998          1998      Adjustments Combined
                               ------------ -------------- ----------- --------
Revenues:
  Net sales..................     $3,791        $1,069                  $4,860
  Service and rental.........        183           393                     576
                                  ------        ------         ---      ------
                                   3,974         1,462                   5,436
Costs and expenses:
  Cost of sales (7)..........      1,779           821                   2,600
  Cost of service and rental
   revenues..................        150           246                     396
  Research and development...        315           120                     435
  Selling, general, and
   administrative............        748           340                   1,088
  Restructuring charge (7)...         --            82                      82
                                  ------        ------         ---      ------
Operating income (loss)......        982          (147)                    835
Investment income............        101            13                     114
Interest expense.............        (20)          (15)                    (35)
Other income (expense), net..         (5)            6                       1
                                  ------        ------         ---      ------
Income (loss) before taxes...      1,058          (143)                    915
Income tax provision
 (benefit)...................        265            (4)                    261
                                  ------        ------         ---      ------
Net income (loss)............     $  793        $ (139)                 $  654
                                  ======        ======         ===      ======
Net income (loss) per
 weighted average share,
 basic (2) (3)...............     $ 0.79        $(2.83)                 $ 0.64
Net income (loss) per
 weighted average share,
 diluted (2) (3).............     $ 0.75        $(2.83)                 $ 0.61
Weighted average shares,
 basic (2) (3)...............      1,000            49                   1,016
Weighted average shares,
 diluted (2) (3).............      1,078            49                   1,095


   See accompanying notes to unaudited pro forma combined condensed financial information.

                                EMC Corporation

       Unaudited Pro Forma Combined Condensed Statement of Operations (1)

                    (in millions, except per share amounts)

                                       Historical
                               ---------------------------
                                             Data General
                               EMC For the   Twelve-month
                                Year ended   period ended                Pro
                               December 31,  December 27,   Pro Forma   Forma
                                   1997          1997      Adjustments Combined
                               ------------ -------------- ----------- --------
Revenues:
  Net sales..................     $2,863        $1,160                  $4,023
  Service and rental.........         75           390                     465
                                  ------        ------         ---      ------
                                   2,938         1,550                   4,488
Costs and expenses:
  Cost of sales..............      1,520           797                   2,317
  Cost of service and rental
   revenues..................         51           245                     296
  Research and development...        221           111                     332
  Selling, general, and
   administrative............        484           342                     826
                                  ------        ------         ---      ------
Operating income.............        662            55                     717
Investment income............         70            12                      82
Interest expense.............        (15)          (16)                    (31)
Other income (expense), net..          1            --                       1
                                  ------        ------         ---      ------
Income before taxes..........        718            51                     769
Income tax provision.........        179             2                     181
                                  ------        ------         ---      ------
Net income...................     $  539        $   49                  $  588
                                  ======        ======         ===      ======
Net income per weighted
 average share, basic(2)(3)..     $ 0.55        $ 1.12                  $ 0.59
Net income per weighted
 average share,
 diluted(2)(3)...............     $ 0.52        $ 1.06                  $ 0.56
Weighted average shares,
 basic(2)(3).................        987            44                   1,002
Weighted average shares,
 diluted(2)(3)...............      1,051            46                   1,066


   See accompanying notes to unaudited pro forma combined condensed financial information.

                                EMC Corporation

       Unaudited Pro Forma Combined Condensed Statement of Operations (1)

                    (in millions, except per share amounts)

                                      Historical
                              ---------------------------
                                  EMC       Data General
                                For the     Twelve-month
                               Year ended   period ended                Pro
                              December 31,  December 28,   Pro Forma   Forma
                                  1996          1996      Adjustments Combined
                              ------------ -------------- ----------- --------
Revenues:
  Net sales..................    $2,218        $  946                  $3,164
  Service and rental.........        56           397                     453
                                 ------        ------         ---      ------
                                  2,274         1,343                   3,617
Costs and expenses:
  Cost of sales..............     1,211           626                   1,837
  Cost of service and rental
   revenues..................        38           259                     297
  Research and development...       161           102                     263
  Selling, general, and
   administrative............       367           313                     680
                                 ------        ------         ---      ------
Operating income.............       497            43                     540
Investment income............        34             7                      41
Interest expense.............       (12)          (13)                    (25)
                                 ------        ------         ---      ------
Income before taxes..........       519            37                     556
Income tax provision.........       133             3                     136
                                 ------        ------         ---      ------
Net income...................    $  386        $   34                  $  420
                                 ======        ======         ===      ======
Net income per weighted
 average share, basic (2)
 (3).........................    $ 0.42        $ 0.86                  $ 0.45
Net income per weighted
 average share, diluted (2)
 (3).........................    $ 0.39        $ 0.82                  $ 0.42
Weighted average shares,
 basic (2) (3)...............       927            39                     940
Weighted average shares,
 diluted (2) (3).............       997            42                   1,011


   See accompanying notes to unaudited pro forma combined condensed financial information.

                                EMC Corporation

            Unaudited Pro Forma Combined Condensed Balance Sheet (1)

                                 (in millions)

                                           Historical
                                      ---------------------
                                        EMC    Data General               Pro
                                      June 30,   June 26,    Pro Forma   Forma
               ASSETS                   1999       1999     Adjustments Combined
               ------                 -------- ------------ ----------- --------
Current assets:
  Cash, cash equivalents, and short-
   term investments.................   $1,347     $  269                 $1,616
  Trade and notes receivable, net...    1,136        293                  1,429
  Inventories.......................      522        127                    649
  Deferred income taxes.............       65         --                     65
  Other assets......................       63         30                     93
                                       ------     ------                 ------
Total current assets................    3,133        719                  3,852
Long-term investments...............    1,093         --                  1,093
Notes receivable, net...............       55          1                     56
Property, plant and equipment, net..      724        199                    923
Deferred income taxes...............       26         --                     26
Intangible and other assets, net....      238         99                    337
                                       ------     ------                 ------
    Total assets....................   $5,269     $1,018                 $6,287
                                       ======     ======                 ======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Current portion of long-term
   obligations......................   $    9     $   --                 $    9
  Accounts payable..................      257        120                    377
  Accrued expenses (5)..............      281        191         20         492
  Income taxes payable..............      210          6                    216
  Deferred revenue..................       57         52                    109
                                       ------     ------                 ------
Total current liabilities...........      814        369                  1,203
Deferred income taxes...............       62         --                     62
Long-term debt......................      491        213                    704
Notes payable.......................       14         --                     14
Other liabilities...................        1         25                     26
                                       ------     ------                 ------
    Total liabilities...............    1,382        607                  2,009
                                       ------     ------                 ------
Commitments and contingencies
Stockholders' equity (5)............    3,887        411        (20)      4,278
                                       ------     ------                 ------
    Total liabilities and
     stockholders' equity...........   $5,269     $1,018                 $6,287
                                       ======     ======                 ======

--------

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

(1) EMC has a calendar year end, and Data General's fiscal year ends on the last Saturday in September. The pro forma combined balanced sheet assumes that the merger took place June 30, 1999 and combines Data General's unaudited June 26, 1999 consolidated balance sheet and EMC's unaudited June 30, 1999 balance sheet. The pro forma combined statements of income assume the merger took place as of the beginning of the periods presented and combines the following:

  (a) Data General's unaudited consolidated statements of income for the six-month periods ending June 26, 1999 and June 27, 1998 and for the twelve-month periods ending December 26, 1998, December 27, 1997 and December 28, 1996.
  (b) EMC's unaudited consolidated statements of income for the six-month periods ending June 30, 1999 and 1998 and for the fiscal years ending December 31, 1998, 1997 and 1996.

  Data General's six-month period ended June 26, 1999 has been derived by combining the unaudited results for the quarters ended March 27, 1999 and June 26, 1999. Data General's six-month period ended June 27, 1998 has been derived in a similar manner. Data General's twelve-month period ended December 26, 1998 has been derived by combining the unaudited results for the quarters ended March 28, 1998, June 27, 1998, September 26, 1998 and December 26, 1998. Data General's twelve-month periods ended December 27, 1997 and December 28, 1996 have been derived in a similar manner.


(2) On October 21, 1997, EMC announced a 2-for-1 stock split in the form of a 100% stock dividend with a record date of October 31, 1997 and a distribution date of November 17, 1997. On February 24, 1999, EMC announced a 2-for-1 stock split in the form of a 100% stock dividend with a record date of May 14, 1999 and a distribution date of May 28, 1999. All EMC share and per share amounts have been restated to reflect these stock splits for all periods presented.

(3) The pro forma combined per share amounts are based on the combined weighted average number of shares of EMC common stock and Data General common stock outstanding for all periods presented based on Data General stockholders receiving 0.3262 of a share of EMC common stock for each share of Data General common stock.

(4) There were no material transactions between EMC and Data General during any of the periods presented.

(5) Total transaction costs to be incurred by EMC and Data General in connection with the merger are estimated to be approximately $20 million. These costs are related to legal, printing, accounting, financial advisory services and other expenses and will be charged against income upon consummation of the merger.

(6) A restructuring charge to operations by the combined company is expected to occur subsequent to the merger to reflect the combination of the two companies. Such charges, which have not yet been estimated, may include amounts with respect to payments under employment agreements, the elimination of excess facilities, the write-off of certain assets, changes to employee benefit plans and severance costs. Additionally, the combined company expects to record in the second quarter of 1999 a tax benefit reflecting the amount of Data General's deferred tax assets which are more likely than not to be realized by the combined company. The effects of these costs have not been reflected in the pro forma combined condensed financial information.

(7) In the quarter ended June 27, 1998, Data General incurred a restructuring charge totaling $135 million, including approximately $82 million related to employee termination benefits, asset write-downs and other exit costs which Data General recorded in operating expenses and approximately $53 million for capitalized software and inventory write-downs included in cost of revenues. On a pro forma combined basis, net income for the six months ended June 30, 1998 and the twelve-month period ended December 31, 1998 before these non-recurring charges was $0.29 and $0.72 per share of common stock on a diluted basis, respectively.

(8) Certain financial statement balances of Data General have been reclassified to conform with EMC's financial statement presentation.

          COMPARISON OF RIGHTS OF HOLDERS OF DATA GENERAL COMMON STOCK
                              AND EMC COMMON STOCK

   The rights of EMC stockholders are currently governed by the Massachusetts Business Corporation Law ("MBCL"), EMC's restated articles of organization, as amended ("EMC Charter") and EMC's amended and restated by-laws ("EMC By-Laws"). The rights of Data General stockholders are currently governed by the Delaware General Corporation Law ("DGCL"), Data General's restated certificate of incorporation, as amended ("Data General Charter") and Data General's by-laws, as amended ("Data General By-Laws"). Upon completion of the merger, the rights of Data General stockholders who become stockholders of EMC in the merger will be governed by the MBCL, the EMC Charter and the EMC By-Laws.

   The following description summarizes the material differences which may affect the rights of stockholders of Data General and EMC but is not a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the DGCL, the Data General Charter, the Data General By-Laws, the MBCL, the EMC Charter and the EMC By-Laws.

Capitalization

   Data General. The total authorized shares of capital stock of Data General consist of (1) 150,000,000 shares of common stock, par value $.01 per share, and (2) 1,000,000 shares of preferred stock, par value $.01 per share. As of August 6, 1999, there were 51,145,010 shares of Data General common stock outstanding and no shares of Data General preferred stock outstanding.

   EMC. The total authorized shares of capital stock of EMC consist of (1) 3,000,000,000 shares of common stock, par value $.01 per share, and (2) 25,000,000 shares of preferred stock, par value $.01 per share. As of June 30, 1999, there were 1,013,385,208 shares of EMC common stock outstanding and no shares of EMC preferred stock outstanding.

Voting Rights

   Data General. Each holder of Data General common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

   EMC. Each holder of EMC common stock is entitled to one vote for each share held of record, unless provided by the EMC Charter and may not cumulate votes for the election of directors.

Number of Directors

   Data General. Data General's board of directors currently consists of seven members. The Data General By-Laws provide that the number of directors shall be not less than three and not more than 15. Within the limits previously specified, the number of directors shall be determined by resolution of the board or directors or by the stockholders at the annual meeting.

   EMC. EMC's board of directors currently consists of seven members. The EMC By-Laws state that the number of directors shall be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but shall not be less than three. There is no upper limit to the number of directors.

Removal of Directors

   Data General. The DGCL provides that directors of Data General may be removed with or without cause by the holders of a majority of voting shares at an election of directors.

   EMC. The EMC By-Laws and the MBCL provide that the directors may be removed from office, but only for cause, by vote of the holders of a majority of shares entitled to vote at an election of directors and only after reasonable notice and an opportunity to be heard by the stockholders. The MBCL defines "cause" in this context to mean (a) conviction of a felony, (b) declaration of unsound mind by order of court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or knowing violation of law if such action in either event results in both an improper substantial personal benefit and a material injury to the corporation.

Filling Vacancies on the Board of Directors

   Data General. A vacancy or newly created directorship resulting from an increase in the number of directors may be filled by a majority of directors then in office, even if less than a quorum. If no directors are in office, an election is held. If the number of directors to be replaced represents more than a majority of the board of directors as constituted immediately prior to such replacement, the Court of Chancery of the State of Delaware may, upon application of stockholders holding at least 10% of the voting stock, order an election to fill vacancies or replace directors chosen by the board of directors then in office.

   EMC. A vacancy or newly created directorship, whether resulting from an increase in the size of the board of directors, the death, resignation, disqualification, or removal of a director may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

Removal of Officers

   Data General. The Data General By-Laws provide that any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors.

   EMC. The EMC By-Laws provide that the board of directors may remove any officer elected by the board of directors with or without cause by the vote of the majority of the directors then in office. Any officer may be removed for cause only after reasonable notice and an opportunity to be heard before the board of directors.

Amendments to Corporate Charter

   Data General. Under the DGCL, a certificate of incorporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   The Data General Charter provides that amendments to the Data General Charter may be made by vote of a majority of the outstanding stock entitled to vote. However, amendments to Article NINTH, and other charter provisions requiring supermajority votes, require a vote of not less than two-thirds, or such other applicable supermajority) of the voting stock of Data General held by stockholders other than an Acquiring Person, provided, that if a majority of the Continuing Directors vote to amend the certificate of incorporation, then only a majority stockholder vote is required.

   EMC. The EMC Charter provides that certain business combination provisions may not be amended except by the affirmative vote of holders of at least 80% of the outstanding shares of the corporation's capital stock entitled to vote in an election of directors, voting as a single class, provided, that if there is a related person owning at least 10% of the outstanding shares of capital stock, such action must also be approved by the affirmative vote of holders of 67% of such shares held by disinterested stockholders.

Amendments to By-Laws

   Data General. The Data General By-Laws provide that they may be amended by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the Data General Charter, at any regular meeting of the stockholders or of the board of directors or at a special meeting of the stockholders or the board of directors if notice of such amendment of the Data General By-Laws is contained in the notice of such special meeting. The Data General Charter confers power upon the board of directors to amend the Data General By-Laws.

   EMC. The EMC By-Laws provide that they may be amended at any annual or special meeting of the stockholders called for the purpose, of which the notice shall specify the subject matter of the proposed amendment by vote of the stockholders. The EMC By-Laws may also be amended by a vote of a majority of the directors then in office, except that the directors may not take any action to amend the indemnification or amendment provisions of the EMC By-Laws.

Special Stockholder Meetings

   Data General. The Data General By-Laws provide that a special meeting of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or the request in writing of stockholders entitled to vote generally in the election of directors, owning at least two-thirds of the issued and outstanding Data General capital stock. The request shall state the purpose of the proposed meeting.

   EMC. The EMC By-Laws provide that a special meeting of the stockholders may be called by the president at the direction of the chairman of the board of directors or by a majority of directors, and shall be called by the clerk upon the written application of stockholders holding at least 85% of the capital stock of the corporation entitled to vote at the proposed meeting. The request shall state the purpose of the proposed meeting.

Action by Consent of Stockholders

   Data General. Under the DGCL and the Data General By-Laws, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all the stockholders who would have been entitled to vote to take such action if a meeting were held, consent to the action in writing and the written consents are filed with the records of the meetings of stockholders.

   EMC. The EMC By-Laws provide that any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

Inspection Rights

   Data General. Under the DGCL, every stockholder has the right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of the inspection. Upon refusal of the corporation (or its agent or an officer of the corporation) to permit an inspection demanded by a stockholder, or upon the failure to reply to a stockholder's demand within five business days after such demand has been made, a stockholder may apply to the Court of Chancery to compel the inspection. Where a stockholder seeks to have the Court of Chancery compel an inspection of the corporation's books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a "proper purpose" is one that is reasonably related to such person's interest as a stockholder.

   EMC. The MBCL requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the original, or attested copies of, the corporation's articles of organization, by-laws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders and their record addresses and the amount of stock held by each. The MBCL further provides that if any officer or agent of a corporation having charge of such corporate records (or copies thereof) refuses or neglects to exhibit them in legible form or to produce for examination a list of stockholder names, records, addresses and amount of stock held by each, such officer or agent of the corporation will be liable to any stockholder for actual damages sustained by reason of such refusal or neglect. However, in an action for damages or a proceeding in equity under the foregoing provision, it is a defense to such action that the actual purpose and reason for the inspection being sought is to secure a list of stockholders or other information for the purpose of selling the list or other information or of using them for purposes other than in the interest of the person seeking them, as a stockholder, relative to the affairs of the corporation. The foregoing rights relating to inspection are deemed to include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the rights of inspection provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which, if such request is refused by the corporation, may be obtained by petitioning a court for the appropriate order. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating (i) that he is acting in good faith and for the purposes of advancing the interests of the corporation and protecting his own interest as a stockholder and (ii) that the requested documents are relevant to those purposes.

   The EMC Charter provides that no stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.

Limitation of Personal Liability of Directors

   Data General. The Data General Charter provides that no director of Data General shall be personally liable for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate the liability of a director for:

   . any breach of the director's duty of loyalty to the corporation or its stockholders

   . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law

   . violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions

   . any transaction from which the director derived an improper personal benefit

   EMC. The EMC By-Laws provide that no director of EMC shall be personally liable for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate the liability of a director for any matter as to which a director is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of EMC or in the best interests of the participants or beneficiaries of any employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director pursuant to a consent decree or otherwise, no indemnification for said payment shall be provided unless such compromise shall be approved as in the best interests of EMC after that notice that it involves such indemnification:

   . by a disinterested majority of the directors then in office or

   . by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director appears to have acted in good faith in the reasonable belief that his action was in the best interests of EMC or

   . by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director.

Dividends

   Data General. The Data General By-Laws provide that the Data General board of directors may declare dividends upon the capital stock of Data General at any regular or special meeting. Data General may pay dividends in cash, in property, or in shares of capital stock subject to the Data General Charter.

   EMC. The EMC Charter provides that the EMC board of directors may declare dividends upon the capital stock of EMC from time to time, as permitted by law.

Stockholder Rights Plan

   Data General. Rights, first issued to holders of record of Data General common stock on October 20, 1986, entitle the holder to purchase from Data General one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $100 per one one-hundredth of a share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, which was renewed and restated as of October 19, 1996 and amended as of August 6, 1999.

   The rights will not be exercisable until the earlier of:

   . 10 business days after a person acquires at least 20% of the outstanding shares of Data General common stock

   . 10 business days after a person commences a tender offer which would result in the person beneficially owning at least 20% of the outstanding shares of Data General common stock and

   . 10 business days after the board of directors declares a person to be an "Adverse Person" upon a determination that such person has become the beneficial owner of at least 15% of the outstanding common stock and a determination by a majority of the directors, who were directors prior to the date of the Rights Agreement and any person who if subsequently elected to the board of directors if recommended or approved by a majority of such directors (the "Continuing Directors") that such person has certain objectives adverse to those of Data General and its stockholders or that such person's ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of Data General.

   Rights "flip-in" and entitle the holder to purchase Data General common stock having a value of twice the Right's exercise price if:

   . a person becomes the beneficial owner of 25% of the Data General common stock (except pursuant to a tender offer for all stock at a fair price)

   . an Acquiring Person merges with Data General and Data General survives and the Data General common stock is not changed or exchanged

   . there occurs any reclassification of securities of Data General that increases by more than 1% the proportionate share of outstanding Data General common stock owned by an Acquiring Person or

   . a person is declared to be an Adverse Person

   Rights "flip-over" and entitle the holder to purchase common stock of an acquiror having a value of twice the Right's exercise price if, following the date any person becomes an Acquiring Person:

   . Data General merges with the acquirer and its common stock is changed or exchanged or

   . more than 50% of Data General's assets are sold or otherwise transferred

   The board of directors generally may redeem the Rights at $.01 per Right at any time until the tenth day following a public announcement that a person has become an Acquiring Person, provided that the board of directors may not redeem the Rights after a person has been declared an Adverse Person.

   The Rights Agreement was amended as of August 6, 1999 so that the Rights are not exercisable by virtue of any action taken by EMC in connection with the transactions contemplated by the merger agreement or the stock option agreement.

   EMC. EMC does not have a stockholder rights plan.

Relevant Business Combination Provisions and Statutes

   Data General. The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable.

   The Data General Charter provides that any business combination (including any merger, sale of assets with fair market value in excess of $50,000,000, issuance of securities of Data General to a person owning at least 20% of the outstanding capital stock ("Acquiring Person"), recapitalization, merger or consolidation increasing the voting power of an Acquiring Person, liquidation or dissolution, any agreement or arrangement providing for any of the foregoing, or any other transaction which requires stockholder approval under the DGCL) with an Acquiring Person or its affiliates or associates requires the vote of two-thirds of the holders of outstanding voting stock not held by an Acquiring Person, voting as a single class, unless the business combination is approved by the Continuing Directors.

   EMC. The MBCL provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the subject transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable. EMC has opted out of this provision of the MBCL.

   Control Share Acquisition Statute. Under the Massachusetts Control Share Acquisition Statute, a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to greater than one-fifth, one-third, or a majority of the voting stock of the corporation (a "control share acquisition"), must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (i) any shares owned by such person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (ii) any shares owned by any officer of the corporation and (iii) any shares owned by any employee of the corporation who is also a director of the corporation) in order to vote the shares that such person acquires in crossing the foregoing thresholds. The statute does not require that such person consummate the purchase before the stockholder vote is taken.

   The Massachusetts Control Share Acquisition statute permits, to the extent authorized by a corporation's articles of organization or by-laws, redemption of all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (i) no control share acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the stockholders in accordance with applicable law.

   The Massachusetts Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute's provisions, by including a provision in the corporations's articles of organization or bylaws pursuant to which the corporation opts out of the statute. The EMC By-Laws contain such an opt-out provision.

                                 LEGAL OPINIONS

   The legality of the shares of EMC common stock offered by this proxy statement/prospectus will be passed upon for EMC by Paul T. Dacier, Vice President and General Counsel of EMC. As of June 30, 1999, Mr. Dacier owned 100,449 shares of EMC common stock and options for 112,768 shares of EMC common stock.

   Certain United States federal income tax consequences of the merger will be passed upon for Data General by its special counsel, Wachtell, Lipton, Rosen & Katz, and certain United States federal income tax consequences of the merger will be passed upon for EMC by its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

   The financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of EMC for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Data General for the year ended September 26, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

   Data General will hold a Year 2000 Annual Meeting of its stockholders only if the merger is not consummated before the time of the annual meeting. In the event that this meeting is held, pursuant to the Data General By-Laws, any stockholder proposals submitted to Data General after October 29, 1999 will be untimely and not be considered at the Year 2000 Annual Meeting.

            CAUTIONARY FACTORS CONCERNING FORWARD-LOOKING STATEMENTS

   Some of the information set forth or incorporated by reference in this proxy statement/prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information concerning possible or assumed future benefits of the merger to EMC and the stockholders of Data General after the proposed merger. When we use such words as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. All such forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Factors which could cause actual results to differ from expectations include, among others, one-time events and other important factors disclosed previously and from time to time in Data General and EMC's other filings with the Commission, as well as the risks and uncertainties described under "Risk Factors."

                      WHERE YOU CAN FIND MORE INFORMATION

   Data General and EMC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. EMC common stock is listed on the New York Stock Exchange, and Data General common stock is listed on the New York Stock Exchange and the London Stock Exchange. Reports and other information concerning Data General and EMC may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The following documents filed with the Commission by EMC are incorporated by reference in this proxy statement/prospectus:

   . Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (SEC file number 001-09853 and filing date of March 11, 1999)

   . Definitive Proxy Statement on Schedule 14A (SEC file number 001-09853 and filing date of March 19, 1999)

   . Current Report on Form 8-K for the period ended May 6, 1999 (SEC file number 001-09853 and filing date of May 6, 1999)

   . Quarterly Report on Form 10-Q for the period ended March 31, 1999 (SEC file number 001-09853 and filing date of May 13, 1999)

   . Current Report on Form 8-K for the period ended August 6, 1999 (SEC file number 001-09853 and filing date of August 11, 1999)

   . Quarterly Report on Form 10-Q for the period ended June 30, 1999 (SEC file number 001-09853 and filing date of August 13, 1999)

   The following documents filed with the Commission by Data General are incorporated by reference in this proxy statement/prospectus:

   . Annual Report on Form 10-K for the fiscal year ended September 26, 1998 (SEC file number 001-07352 and filing date of December 17, 1998)

   . Definitive Proxy Statement on Schedule 14A for the period ended January 27, 1999 (SEC file number 001-07352 and filing date of December 17, 1998)

   . Quarterly Report on Form 10-Q for the period ended December 26, 1998 (SEC file number 001-07352 and filing date of February 4, 1999)

   . Quarterly Report on Form 10-Q for the period ended March 27, 1999 (SEC file number 001-07352 and filing date of May 6, 1999)

   . Quarterly Report on Form 10-Q for the period ended June 26, 1999 (SEC file number 001-07352 and filing date of August 5, 1999)

   . Current Report on Form 8-K for the period ended August 6, 1999 (SEC file number 001-07352 and filing date of August 11, 1999)

   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into and will become a part of this proxy statement/prospectus from the date of filing of those documents.

   Any statement contained in a document of EMC incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

   The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by September 30, 1999 to ensure timely delivery of the documents.

Request for documents relating to       Requests for documents relating to EMC
Data General should be directed to:     should be directed to:


Data General Corporation                EMC Corporation
4400 Computer Drive                     35 Parkwood Drive
Westboro, Massachusetts 01580           Hopkinton, Massachusetts 01748
(508) 898-5000                          (508) 435-1000

   If you have any questions about the merger, please call Data General's Investor Relations Department at (508) 898-6544. You may also call EMC's Investor Relations Department at (508) 435-1000.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                EMC CORPORATION,

                           EMERALD MERGER CORPORATION

                                      and

                            DATA GENERAL CORPORATION


                           Dated as of August 6, 1999

                               TABLE OF CONTENTS

 Article I    THE MERGER...............................................    A-1
 Section 1.1  The Merger...............................................    A-1
 Section 1.2  Consummation of the Merger...............................    A-1
 Section 1.3  Effects of the Merger....................................    A-1
 Section 1.4  Certificate of Incorporation of the Surviving
              Corporation..............................................    A-2
 Section 1.5  By-Laws of the Surviving Corporation.....................    A-2
 Section 1.6  Directors and Officers of the Surviving Corporation......    A-2
 Section 1.7  Closing..................................................    A-2

 Article II   CONVERSION AND EXCHANGE OF SECURITIES....................    A-2
 Section 2.1  Conversion of Capital Stock..............................    A-2
 Section 2.2  Exchange of Certificates.................................    A-3
 Section 2.3  Material Adverse Effect..................................    A-6

 Article III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............    A-6
 Section 3.1  Organization and Qualification; Subsidiaries.............    A-6
 Section 3.2  Certificate of Incorporation and By-Laws.................    A-7
 Section 3.3  Capitalization...........................................    A-7
 Section 3.4  Authority Relative to this Agreement.....................    A-8
 Section 3.5  Section 203 of the DGCL Not Applicable...................    A-8
 Section 3.6  Agreements, Contracts and Commitments....................    A-8
 Section 3.7  No Conflict; Required Filings and Consents...............    A-9
 Section 3.8  Compliance; Permits......................................    A-9
 Section 3.9  SEC Filings; Financial Statements........................   A-10
 Section 3.10 Absence of Certain Changes or Events.....................   A-10
 Section 3.11 No Undisclosed Liabilities...............................   A-10
 Section 3.12 Absence of Litigation....................................   A-11
 Section 3.13 Employee Benefit Plans, Options and Employment
              Agreements...............................................   A-11
 Section 3.14 Labor Matters............................................   A-12
 Section 3.15 Properties; Encumbrances.................................   A-12
 Section 3.16 Taxes....................................................   A-13
 Section 3.17 Environmental Matters....................................   A-14
 Section 3.18 Intellectual Property....................................   A-15
 Section 3.19 Insurance................................................   A-15
 Section 3.20 Restrictions on Business Activities......................   A-16
 Section 3.21 Registration Statement; Proxy Statement/Prospectus.......   A-16
 Section 3.22 Interested Party Transactions............................   A-16
 Section 3.23 Change in Control Payments...............................   A-16
 Section 3.24 Year 2000 Compliance.....................................   A-16
 Section 3.25 Pooling; Tax Matters.....................................   A-17
 Section 3.26 Rights Agreement.........................................   A-18
 Section 3.27 No Existing Discussions..................................   A-18
 Section 3.28 Opinion of Financial Advisor.............................   A-18
 Section 3.29 Brokers..................................................   A-18
 Section 3.30 Affiliates...............................................   A-18

 Article IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..   A-18
 Section 4.1  Organization and Qualification...........................   A-18
 Section 4.2  Capitalization...........................................   A-19
 Section 4.3  Authority Relative to this Agreement.....................   A-19

 Section 4.4  No Conflict, Required Filings and Consents................  A-19
 Section 4.5  SEC Filings; Financial Statements.........................  A-20
 Section 4.6  Absence of Certain Changes or Events......................  A-20
 Section 4.7  Absence of Litigation.....................................  A-20
 Section 4.8  Registration Statement; Proxy Statement/Prospectus........  A-20
 Section 4.9  Brokers...................................................  A-21
 Section 4.10 Ownership of Merger Sub; No Prior Activities..............  A-21
 Section 4.11 Pooling; Tax Matters......................................  A-21

 Article V    CONDUCT OF BUSINESS.......................................  A-21
 Section 5.1  Conduct of Business by the Company Pending the Merger.....  A-21
 Section 5.2  Advice of Changes.........................................  A-23
 Section 5.3  Cooperation...............................................  A-23
 Section 5.4  Company Stock Purchase Plan...............................  A-23

 Article VI   ADDITIONAL AGREEMENTS.....................................  A-23
 Section 6.1  Access to Information; Confidentiality....................  A-23
 Section 6.2  No Solicitation...........................................  A-24
 Section 6.3  Proxy Statement/Prospectus; Registration Statement........  A-25
 Section 6.4  Company Stockholders Meeting..............................  A-26
 Section 6.5  Legal Conditions to Merger................................  A-26
 Section 6.6  Agreements with Respect to Affiliates.....................  A-26
 Section 6.7  Tax-Free Reorganization...................................  A-26
 Section 6.8  Pooling Accounting........................................  A-27
 Section 6.9  Letters of Accountants....................................  A-27
 Section 6.10 Public Announcements......................................  A-27
 Section 6.11 Listing of Parent Shares..................................  A-27
 Section 6.12 Employee Benefits; 401(k) Plan............................  A-27
 Section 6.13 Stock Plans...............................................  A-28
 Section 6.14 Consents..................................................  A-28
 Section 6.15 Rights Plan...............................................  A-28
 Section 6.16 Indemnification and Insurance.............................  A-28
 Section 6.17 Company 6% Convertible Subordinated Notes.................  A-29
 Section 6.18 Additional Agreements; Reasonable Best Efforts............  A-29

 Article VII  CONDITIONS TO THE MERGER..................................  A-29
 Section 7.1  Conditions to Obligation of Each Party to Effect the
              Merger....................................................  A-29
 Section 7.2  Additional Conditions to Obligations of Parent and Merger
              Sub.......................................................  A-30
 Section 7.3  Additional Conditions to Obligation of the Company........  A-31

 Article VIII TERMINATION...............................................  A-31
 Section 8.1  Termination...............................................  A-31
 Section 8.2  Effect of Termination.....................................  A-32
 Section 8.3  Fees and Expenses.........................................  A-32

 Article IX   GENERAL PROVISIONS........................................  A-33
 Section 9.1  Nonsurvival of Representations; Warranties and
              Agreements................................................  A-33
 Section 9.2  Notices...................................................  A-33
 Section 9.3  Certain Definitions.......................................  A-34
 Section 9.4  Amendment.................................................  A-34
 Section 9.5  Extension; Waiver.........................................  A-35
 Section 9.6  Headings..................................................  A-35
 Section 9.7  Severability..............................................  A-35
 Section 9.8  Entire Agreement, No Third Party Beneficiaries............  A-35
 Section 9.9  Assignment................................................  A-35

 Section 9.10     Interpretation.........................................   A-35
 Section 9.11     Failure or Indulgence Not Waiver; Remedies Cumulative..   A-35
 Section 9.12     Governing Law..........................................   A-35
 Section 9.13     Counterparts...........................................   A-36

 List of Exhibits
 ----------------

 Exhibit A        Form of Stock Option Agreement
 Exhibit B        Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

   Agreement and Plan of Merger, dated as of August 6, 1999 (this "Agreement"), by and among EMC Corporation, a Massachusetts corporation ("Parent"), Emerald Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Data General Corporation, a Delaware corporation (the "Company").

   Whereas, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DGCL");

   Whereas, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company have entered into a Stock Option Agreement, dated as of the date hereof, the form of which is attached as Exhibit A hereto (the "Stock Option Agreement"), pursuant to which the Company has granted Parent an option to purchase shares of common stock, par value $.01 per share, of the Company ("Company Common Stock");

   Whereas, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

   Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

   Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and in the Stock Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

   Section 1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date (as defined in Section 1.7), the Company shall cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the "Effective Time").

   Section 1.3 Effects of the Merger. The Merger shall have the effects provided for in Section 259 of the DGCL.

   Section 1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the "Merger Sub Charter"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be Data General Corporation.

   Section 1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the By-laws of Merger Sub (the "Merger Sub By-Laws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance with the DGCL.

   Section 1.6 Directors and Officers of the Surviving Corporation.

   (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-laws of the Surviving Corporation or as otherwise provided by law.

   (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-laws of the Surviving Corporation or as otherwise provided by law.

   Section 1.7 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., E.S.T., at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is referred to herein as the "Closing Date."

                                   ARTICLE II

                     CONVERSION AND EXCHANGE OF SECURITIES

   Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Merger Sub:

   (a) Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive .3262 (as such ratio is adjusted pursuant to Section 2.1(e), the "Exchange Ratio") of a share of Parent Common Stock, payable upon the surrender of the Certificates (as defined in Section 2.2(b)). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to this Section 2.1(a), any dividends or other distributions payable pursuant to Section 2.2(c) and any cash in lieu of fractional shares payable pursuant to Section 2.2(d), all to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without interest (collectively, the "Merger Consideration"). Notwithstanding the foregoing, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

   (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are (i) held by the Company as treasury shares or
(ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent, shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or
(C) at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

   (c) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   (d) Stock Options. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Section 6.13 hereof.

   (e) Adjustments to Exchange Ratio. In the event the average of the mean high and low per share trading prices on the New York Stock Exchange (the "NYSE") of shares of Parent Common Stock (as reported for the NYSE Composite Transactions in the Wall Street Journal) for each of the 20 consecutive trading days ending on the fifth day prior to the Company Stockholders Meeting (as defined in Section 3.21) to consider approval and adoption of this Agreement and the Merger (the "Pre-Closing Average Price") is greater than $66.0625, then the Exchange Ratio shall be adjusted such that each share of Company Common Stock is converted into the right to receive a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) $21.55 by (B) the Pre-Closing Average Price.

   Section 2.2 Exchange of Certificates.

   (a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. From time to time, Parent shall make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.2(d).

   (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") that were converted pursuant to Section 2.1(a) into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 2.1(a) in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section

2.2(c), and (C) any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d), after giving effect to any tax withholdings, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate evidencing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 2.2(c) and any cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(d).

   (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions with respect to shares of Parent Common Stock for which the record date is after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Common Stock who have not theretofore complied with this Article II shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article II.

   (d) No Fractional Shares.

     (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates formerly representing shares of Company Common Stock pursuant to this Article II; no dividend, stock split or other change in the capital structure of Acquiror shall relate to any fractional security; and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of the Company, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.2(d)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the former holders of Company Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. For purposes of this Section 2.2(d), shares of Company Common Stock of any former holder represented by two or more certificates may be aggregated and in no event shall any holder be paid an amount of cash in respect of more than one share of Parent Common Stock.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the former holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will hold such cash amounts for the benefit of, and pay such cash amounts to, such former holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(b).

   (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

   (f) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

   (g) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

   (h) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

   (i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a) as well as the other Merger Consideration as provided in this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   (j) Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

   Section 2.3 Material Adverse Effect.

   (a) The term "Company Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company or (ii) is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby; provided however, that "Company Material Adverse Effect" shall not be deemed to include the impact of (A) changes in laws or interpretations thereof by courts or Governmental Entities (as defined herein), (B) changes in generally accepted accounting principles, (C) changes in economic conditions affecting generally companies in the industries in which the Company operates, (D) disruptions to the business of the Company as to which the Company bears the burden of proof in establishing are directly attributable to (x) the announcement of this Agreement and the transactions contemplated hereby or (y) the actions of the other party hereto or its affiliates and (E) the matter set forth in Section 2.3 of the Disclosure Schedule.

   (b) The term "Parent Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Parent or (ii) is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby; provided however, that "Parent Material Adverse Effect" shall not be deemed to include the impact of (A) changes in laws or interpretations thereof by courts or Governmental Entities, (B) changes in generally accepted accounting principles, (C) changes in economic conditions affecting generally companies in the industries in which Parent operates and
(D) disruptions to the business of Parent as to which Parent bears the burden of proof in establishing are directly attributable to (x) the announcement of this Agreement and the transactions contemplated hereby or (y) the actions of the other party hereto or its affiliates.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date hereof that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and previously delivered to Parent in connection herewith (the "Disclosure Schedule") (disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article III), as of the date of this Agreement, except where another date is specified:

   Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary's outstanding capital stock owned by the Company or another Subsidiary, is set forth in Section 3.1 of the Disclosure Schedule. Except as set forth in the Company SEC Reports (as defined in Section 3.9), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

   Section 3.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a true, complete and correct copy of its Restated Certificate of Incorporation, as amended to date (the "Company Charter"), and By-Laws, as amended to date (the "Company By-Laws"), and has made available to Parent true, complete and correct copies of the charter and by-laws (or equivalent organizational documents), as amended to date, of each of its Subsidiaries (the "Subsidiary Documents"). Such Company Charter, Company By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Charter, Company By-Laws or Subsidiary Documents, as the case may be.

   Section 3.3 Capitalization.

   (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, 51,145,010 shares of Company Common Stock are issued and outstanding; 8,122,000 shares of Company Common Stock are reserved for issuance on conversion of the Company's 6% Convertible Subordinated Notes due 2004; an aggregate of 5,835,796 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company's Restricted Stock Option Plan, Employee Stock Option Plan, 1998 Employee Stock Option Plan, 1994 Non-Employee Director Stock Option Plan, 1998 Non-Employee Director Stock Option Plan and Employee Qualified Stock Purchase Plan; 208,053 shares of Company Common Stock are issued and held in the treasury of the Company; and 600,000 shares of Preferred Stock have been designated Series A Junior Participating Preferred pursuant to the Company's Rights Agreement, Renewed and Restated dated as of October 19, 1996 (the "Company Rights Agreement"), none of which are issued and outstanding. The option plans referenced in the preceding sentence shall be referred to herein collectively as the "Company Stock Option Plans." All shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. No material change in such capitalization has occurred since March 31, 1999. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens"). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

   (b) Except as described under Section 3.2(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no equity securities of any class of the Company or any of its Subsidiaries or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as described under Section 3.2(a) of this Agreement or as set forth in Section 3.3(b) of the

Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other similar agreements or understandings with respect to the shares of capital stock of the Company or any of its Subsidiaries. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.

   Section 3.4 Authority Relative to this Agreement. Subject only to the approval of the Company's stockholders described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Option Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company's stockholders under the DGCL and the Company Charter by the affirmative vote of the holders of a majority of outstanding shares of Company Common Stock. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitute legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the Merger.

   Section 3.5 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stock Option Agreement.

   Section 3.6 Agreements, Contracts and Commitments.

   (a) Section 3.6(a) of the Disclosure Schedule sets forth a list of (i) all material original equipment manufacturer agreements with respect to the Company's CLARiiON business, (ii) all material customer contracts with respect to the Company's AViiON business, (iii) all material supplier agreements, (iv) all Company agreements containing non-competition or similar restrictive provisions with respect to the Company, and (v) all agreements which, as of the date hereof, the Company is required to file as "material contracts" with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   (b) (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any agreements, contracts or other instruments required to be disclosed in Section 3.6(a) of the Disclosure Schedule (each, a "Material Contract"),
(ii) to the Company's knowledge, no other party to any Material Contract has breached or is in default of any of its obligations thereunder, (iii) each Material Contract is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that is not currently having or would not have a Company Material Adverse Effect and (iv) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary and each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity.

   Section 3.7 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement, the Stock Option Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing does not, and the performance of this Agreement or the Stock Option Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company By-Laws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

   (b) The execution and delivery of this Agreement, the Stock Option Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing does not, and the performance of this Agreement or the Stock Option Agreement by the Company or its Subsidiaries will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a "Governmental Entity"), except (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the SEC in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the filing of the Proxy Statement/Prospectus (as defined in Section 3.21) with the SEC under the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL and (v) such other consents, approvals, authorizations or permits which, if not obtained or made, would not have a Company Material Adverse Effect.

   Section 3.8 Compliance; Permits.

   (a) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (and has not received any notices of violation with respect to), any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, and the Company is not aware of any such conflict, default or violation thereunder, except in each case for any such conflicts, defaults or violations which could not reasonably be expected to have a Company Material Adverse Effect.

   (b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company Permits are in full force and effect, have not been violated in any respect that would have a Company Material Adverse Effect and, to the best knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or, to the Company's knowledge, threatened regarding suspension, revocation or cancellation of any Company Permits, except where the suspension, revocation or cancellation of such Company Permits could not reasonably be expected to have a Company Material Adverse Effect.

   Section 3.9 SEC Filings; Financial Statements.

   (a) The Company has timely filed and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since September 26, 1998 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of March 27, 1999 is referred to herein as the "Company Balance Sheet."

   Section 3.10 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or may be reasonably expected to have a Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter or Company By-Laws; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Company Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (vi) any sale of a material amount of assets (tangible or intangible) of the Company; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

   Section 3.11 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) adequately provided for in the Company Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice and not required under GAAP to be reflected in the Company Balance Sheet, (c) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) which would not reasonably be expected to have a Company Material Adverse Effect.

   Section 3.12 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations (i) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, in each case, which claims, actions, suits, proceedings or investigations could reasonably be expected to have a Company Material Adverse Effect.

   Section 3.13 Employee Benefit Plans, Options and Employment Agreements.

   (a) Section 3.13(a) of the Disclosure Schedule lists all material employee benefit plans of the Company, its Subsidiaries or any trade or business (as "ERISA Affiliates") whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation any employment agreements or any pension, retirement, profit-sharing, bonus, stock option, incentive, deferred compensation, severance, termination pay, welfare or other plan, contract, arrangement or practice in which one or more employees (including, without limitation, former employees or beneficiaries of employees or former employees) of the Company or a Subsidiary participates or is eligible to participate (the "Plans"). For these purposes, such Plans shall include, without limitation, any employee benefit plan (as such term is described in Section 3(3) of ERISA, or any plan, practice or arrangement that constitutes a "fringe benefit" plan, vacation plan or policy, sick leave program, medical, disability or life insurance plan (including, without limitation, those employment or other agreements that contain "golden parachute" provisions). Neither the Company nor any of its Subsidiaries has established or maintains any plan, program or arrangement to provide post-retirement medical benefits to any employee, former employee or beneficiary of any employee or former employee, other than coverage mandated by applicable law. Each Plan has been administered in compliance with its terms and is in compliance with ERISA and the regulations promulgated thereunder (to the extent applicable), as well as with all other applicable federal, state and local statutes and regulations except as disclosed on
Section 3.13(a) of the Disclosure Schedule.

   (b) Each Plan that is intended to qualify (the "Qualified Plans") under
Section 401(a) of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified. Except as disclosed in Section 3.13(a) of the Disclosure Schedule, all reports and other documents required by law or contract to be filed with any Governmental Entity or distributed to plan participants or beneficiaries have been timely filed or distributed. Copies of the Plans and any amendments or trusts related thereto, Form 5500 (including financial audits and schedules thereto as required by law) for the immediately preceding three years, summary plan descriptions, and the most recent determination letters or determination letter requests have been made available to Parent. Neither the Company nor any of its Subsidiaries nor any Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302 of ERISA, and neither the Company nor any of its Subsidiaries has incurred any resulting liability for excise tax under Sections 4975 or 4976 of the Code or penalty pursuant to Sections 409 or 502(i) of ERISA due to the IRS or the Pension Benefit Guaranty Corporation (the "PBGC"). The Company further represents that:

  (1) there has been no termination, partial termination or discontinuance of contributions to any Qualified Plan without notice to and approval by the IRS, except as disclosed in Section 3.13(a) of the Disclosure Schedule;

  (2) no Qualified Plan which is subject to the provisions of Title IV of ERISA (a "Title IV Plan") has been terminated;

  (3) there have been no "reportable events" (as such phrase is defined in Section 4043 of ERISA) with respect to any Qualified Plan except as disclosed in Section 3.13(a) of the Disclosure Schedule; and

  (4) the Company and its ERISA Affiliates have not incurred and do not expect to incur any liability under Section 4062 of ERISA or with respect to any "multi-employer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

   (c) Section 3.13(c) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to make annual cash payments in an amount exceeding $100,000; (ii) all employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its employees which contain change in control provisions. True, complete and correct copies of each of the foregoing agreements to which the chief executive officer of the Company is a party have been made available to Parent.

   (d) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).

   (e) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

   (f) All contributions required to be made with respect to any Plan on or prior to the Effective Time have been timely made or are reflected on the Company's balance sheet. There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

   (g) Except as disclosed in Section 3.13(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as disclosed in Section 3.13(g) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

   Section 3.14 Labor Matters. (a) There are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies have or could reasonably be expected to have a Company Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (c) neither the Company nor any of its Subsidiaries has any knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries.

   Section 3.15 Properties; Encumbrances. The Company and each of its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), except as could not reasonably be expected to have a Company Material Adverse Effect. All properties and assets reflected in the

Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

   Section 3.16 Taxes.

   (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including without limitation, consolidated, combined or unitary tax returns.

   (b) Other than as disclosed in Section 3.16(b) of the Disclosure Schedule, the Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, except where the failure to file such Tax Returns would not have a Company Material Adverse Effect. All Taxes due and owing by the Company and its Subsidiaries have been paid or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Company Material Adverse Effect or except to the extent such Taxes are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required). There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Company Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Company Balance Sheet.

   (c) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

   (d) The Company and each of its Subsidiaries have withheld with respect to its employees all federal and state Taxes required to be withheld, except to the extent any failure to withhold would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, except to the extent any failure to pay such Tax would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Except as disclosed in Section 3.16(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subSection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Company nor any of its Subsidiaries has agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

   (e) As soon as practicable after the public announcement of the execution of this Agreement, the Company will provide Parent with written schedules of (i) the taxable years of the Company for which the statute of limitations with respect to Taxes have not expired, (ii) with respect to Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, (iii) all elections with respect to Taxes affecting the Company as of the date hereof, (iv) the Company's basis in each Subsidiary, (v) the earnings and profits (including any adjustment required by Section 1503(e) of the Code) for each Subsidiary, and (vi) the foreign countries in which the Company or its Subsidiaries has or has had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

   Section 3.17 Environmental Matters.

   (a) The Company and its Subsidiaries are in full compliance with all applicable Environmental Laws (as defined below); neither the Company nor any of its Subsidiaries has received any communication whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such full compliance; and, to the Company's best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future.

   (b) There is no Environmental Claim (as defined below) pending against the Company or any of its Subsidiaries or, to the Company's best knowledge, threatened against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

   (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, emission, discharge or disposal of any Materials of Environmental Concern (as defined below), that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the Company's best knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

   (d) The Company and its Subsidiaries have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or its Subsidiaries pertaining to Materials of Environmental Concern in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries or regarding the Company's or its Subsidiaries' compliance with applicable Environmental Laws.

   (e) "Environmental Claim" means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by the Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

   (f) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

   (g) "Materials of Environmental Concern" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law.

   (h) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater or property.

   Section 3.18 Intellectual Property.

   (a) The Company or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, mask works, schematics, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights"). Set forth in Section 3.18(a) of the Disclosure Schedule is a list of all Company-owned patents, trademarks and copyrights.

   (b) Either the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens), or is the exclusive or non-exclusive licensee of, the Company Intellectual Property Rights, and, in the case of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof and the material covered thereby. Except as set forth in Section 3.18(b) of the Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any person (i) to the effect that the manufacture, sale, licensing or use of any of the products or services of the Company or any of its Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its Subsidiaries infringes on any intellectual property rights of any third party, (ii) against the use by the Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and its Subsidiaries as currently conducted or as presently proposed to be conducted, or (iii) challenging the ownership or use by the Company or any of its Subsidiaries or the validity of any of the Company Intellectual Property Rights. All patents and registered trademarks, service marks and copyrights held by the Company and its Subsidiaries and used in the business of the Company or its Subsidiaries as currently conducted or as presently proposed to be conducted are valid, subsisting, in full force and effect, and have not expired or been cancelled or abandoned. Except as set forth in Section 3.18(b) of the Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. No Company Intellectual Property Right or product or service of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use, sale or licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or its Subsidiaries is restricted from using or licensing any Company Intellectual Property Right or selling or otherwise distributing any of its products or services.

   (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in any loss or impairment of the Company or any Subsidiary's ownership of or right to use any of the material Company Intellectual Property, nor require the consent of any Governmental Entity or third party with respect to any of the material Company Intellectual Property.

   Section 3.19 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

   Section 3.20 Restrictions on Business Activities. Except for this Agreement, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company.

   Section 3.21 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus (as amended or supplemented, the "Proxy Statement/Prospectus") to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting"), shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. The Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   Section 3.22 Interested Party Transactions. Except as set forth in Section
3.22 of the Disclosure Schedule, since the date of the Company's proxy statement dated December 17, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to
Item 404 of Regulation S-K promulgated by the SEC.

   Section 3.23 Change in Control Payments. Except as set forth in Section 3.13 or Section 3.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

   Section 3.24 Year 2000 Compliance.

   (a) All of (i) the internal systems used in the business or operations of the Company and its Subsidiaries, including without limitation computer hardware systems, software, applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology that constitute part of the products and services manufactured, marketed, licensed or sold by the Company or any of its Subsidiaries to third parties are Year 2000 Compliant (as defined below) and will not be adversely affected with respect to functionality, interoperability, connectivity, performance, reliability or volume capacity (including without limitation the processing, storage, recall and reporting of data) by the passage of any date, including without limitation the year change from December 31, 1999 to January 1, 2000.

   (b) To the Company's knowledge, all third-party systems used in connection with the business, products, services or operations of the Company or any of its Subsidiaries, including without limitation any system belonging to any of the Company's or its Subsidiaries' vendors, co-venturers, service providers or customers are Year 2000 Compliant. The Company and its Subsidiaries have received satisfactory written assurances and warranties from all of their respective vendors, co-venturers, service providers and customers that are material to the ongoing operation of the business of the Company and its Subsidiaries that past and future products, software, equipment, components or systems provided by such parties are (or in the case of future products, will be) Year 2000 Compliant.

   (c) The Company has conducted "year 2000" audits with respect to (i) each of the internal systems used in the business, products, services and operations of the Company and its Subsidiaries, including without limitation computer hardware systems, software, applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) all of the software, applications, hardware, firmware and other technology which constitute part of the products and services manufactured, marketed, performed or sold by the Company or any of its Subsidiaries or licensed by the Company or any of its Subsidiaries to third parties. The Company has obtained "year 2000" certifications with respect to all material third-party systems used in connection with the business or operations of the Company and its Subsidiaries, including without limitation systems belonging to the vendors, co-venturers, service providers and customers of the Company of any or its Subsidiaries. The Company has made available to Parent true, complete and correct copies of all "year 2000" audits, certifications, reports and other similar documents that have been prepared or performed by or on behalf of the Company or any third party with respect to the systems, business, operations, products or services of the Company or any of its Subsidiaries.

   (d) Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has provided any representation, warranty or guarantee for any product sold or licensed, or service provided, by the Company or its Subsidiaries to the effect that such product or service (i) complies with or accounts for the fact of the year change from December 31, 1999 to January 1, 2000, (ii) will not be adversely affected with respect to functionality, interoperability, connectivity, performance, reliability or volume capacity (including without limitation the processing storage, recall and reporting of data) by the passage of any date, including without limitation the year change from December 31, 1999 to January 1, 2000 or (iii) is otherwise Year 2000 Compliant.

   (e) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system, product, service or item:

       (i) will accurately receive, record, store, provide, recognize, recall and process all date and time data from, during, into and between the years 1999, 2000 and 2001, and all years pertinent thereafter;

       (ii) will accurately perform all date-dependent calculations and operations (including without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the years 1999, 2000 and 2001, and all pertinent years thereafter; and

       (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (A) the change of years from 1999 to 2000 or from 2000 to 2001, (B) date data, including date data which represents or references different centuries, different dates during 1999, 2000 and 2001, or more than one century or (c) the occurrence of any particular date;

in each case without human intervention, provided, in each case, that all software, applications, hardware and other systems used in conjunction with such system or item that are not owned or licensed by the Company or its Subsidiaries correctly exchange date data with or provide data to such system or item.

   Section 3.25 Pooling; Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the effect of a breach of any other representation or warranty set forth in this Agreement, the failure of this representation to be true and correct, shall, if as a result the Merger is not able to be accounted for as a pooling of interests or a reorganization within the meaning of Section 368(a) of the Code, constitute a breach of this Agreement by the Company for the purposes of Section 8.1(e).

   Section 3.26 Rights Agreement. The Company has taken all action necessary to ensure that so long as this Agreement shall not have been terminated pursuant to Article VIII, (i) neither Parent nor Merger Sub shall, by virtue of the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, be deemed an "Acquiring Person" (as that term is defined in the Company Rights Agreement) and (ii) no "Rights" (as that term is defined in the Company Rights Agreement) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby. As of the date of this Agreement, the Company has not amended the Company Rights Agreement, redeemed the Rights thereunder or taken any other action to make the Company Rights Agreement or the Rights thereunder inapplicable, in each case, with respect to (a) any person or entity other than Parent or Merger Sub or (b) any Acquisition Proposal (as defined in Section 6.2(a)) (or any other substantially similar proposal).

   Section 3.27 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal or any other substantially similar proposal.

   Section 3.28 Opinion of Financial Advisor. The financial advisor of the Company, Morgan Stanley Dean Witter, has delivered to the Company an opinion dated the date of this Agreement to the effect that as of the date of this Agreement, the consideration to be received in the Merger by the stockholders of the Company is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a complete and correct copy of such opinion to Parent.

   Section 3.29 Brokers. No broker, finder or investment banker (other than Morgan Stanley Dean Witter, whose brokerage, finder's or other fee will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley Dean Witter pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

   Section 3.30 Affiliates. Section 3.30 of the Disclosure Schedule contains a true, complete and correct list of all persons who, as of the date hereof, to the best knowledge of the Company, may be deemed to be affiliates of the Company excluding all its Subsidiaries but including all directors and executive officers of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub represent and warrant to the Company that:

   Section 4.1 Organization and Qualification. Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.2 Capitalization.

   (a) The authorized capital stock of Parent consists of 3,000,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of June 30, 1999, 1,013,385,208 shares of Parent Common Stock were outstanding.

   (b) All of the shares of Parent Common Stock to be issued in the Merger have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

   (c) The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding and fully paid and nonassessable.

   Section 4.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and each instrument required hereby to be executed and delivered by it at Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Option Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

   Section 4.4 No Conflict, Required Filings and Consents.

   (a) The execution and delivery of this Agreement, the Stock Option Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub do not, and the performance of this Agreement or the Stock Option Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Restated Articles of Organization, as amended, of Parent (the "Parent Charter"), the Amended and Restated By-Laws of Parent (the "Parent By-Laws"), the Merger Sub Charter or the Merger Sub By-Laws or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub by which its or their respective properties are bound or affected, except in the case of (ii) for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Parent Material Adverse Effect.

   (b) The execution and delivery of this Agreement, the Stock Option Agreement or any instrument required hereby to be executed and delivered by Parent and Merger Sub does not, and the performance of this Agreement or the Stock Option Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, and the filing of the Proxy Statement/Prospectus with the SEC under the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL and (v) such other consents, approvals, authorizations or permits which, if not obtained or made, would not be reasonably likely to have a Parent Material Adverse Effect.

   Section 4.5 SEC Filings; Financial Statements.

   (a) parent has timely filed and made available to the Company all forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC since December 31, 1998 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes), contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of March 31, 1999 is referred to herein as the "Parent Balance Sheet."

   Section 4.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet and except as disclosed in the Parent SEC Reports, Parent has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or may be reasonably expected to have a Parent Material Adverse Effect; (ii) any amendments to or changes in the Parent Charter or Parent By-Laws, except for the amendment to the Parent Charter approved by the stockholders of Parent on May 5, 1999; (iii) any damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Parent Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices;
(v) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or (vi) any sale of a material amount of assets (tangible or intangible) of Parent.

   Section 4.7 Absence of Litigation. Except as disclosed in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations
(i)pending against Parent or any of its Subsidiaries or any properties or assets of Parent or of any of its Subsidiaries or (ii) to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or assets of Parent or of any of its Subsidiaries, in each case, which claims, actions, suits, proceedings or investigations could reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.8 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting, shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

   Section 4.9 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc., whose brokerage, finder's or other fee will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   Section 4.10 Ownership of Merger Sub; No Prior Activities. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

   Section 4.11 Pooling; Tax Matters. Neither Parent nor any of its affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the effect of a breach of any other representation or warranty set forth in this Agreement, the failure of this representation to be true and correct shall, if as a result the Merger is not able to be accounted for as a reorganization within the meaning of Section 368(a) of the Code, constitute a breach of this Agreement by Parent for purposes of Section 8.1(f).

                                   ARTICLE V

                              CONDUCT OF BUSINESS

   Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or set forth in
Section 5.1 of the Disclosure Schedule, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

   (a) amend or otherwise change the Company Charter or Company By-Laws;

   (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its Subsidiaries or affiliates, other than pursuant to the exercise of currently outstanding options under the Company Stock Option Plans;

   (c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, not to exceed $1,000,000 in the aggregate, (ii) dispositions of obsolete or worthless assets, or (iii) sales of immaterial assets not in excess of $100,000);

   (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to the exercise of currently outstanding options under the Company Stock Option Plans;

   (e) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into or amend any material contract or agreement, or enter into, renew, amend or terminate any lease relating to real property; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $30,000,000 for the Company and its Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

   (f) increase the compensation payable or to become payable to its directors, officers or employees (except such increases payable to non-officer employees made in the ordinary course of business consistent with past practice), grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis) or other employee of the Company or any of its Subsidiaries, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, pay any bonuses to any officer of the Company (except as set forth in Section 5.1(f) of the Disclosure Schedule), materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date hereof and listed in Section 3.13 of the Disclosure Schedule;

   (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP;

   (h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement;

   (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

   (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 7.2(a) or 7.2(b), as the case may be, would not be satisfied.

   Section 5.2 Advice of Changes. Parent and the Company shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement or the Stock Option Agreement becoming untrue or inaccurate in any respect where the failure of such representation to be so true and correct (without giving effect to any limitation as to "materiality," "Company Material Adverse Effect" or "Parent Material Adverse Effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, (ii) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Stock Option Agreement and (iii) any change or event having, or which is reasonably likely to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on such party or the ability for the conditions set forth in Article VII to be satisfied; provided, however, that no such notification shall affect in any manner the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the Disclosure Schedule or the conditions to the obligations of the parties under this Agreement or the Stock Option Agreement.

   Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, (a) the Company shall confer on a regular and frequent basis with one or more representatives of the Parent to report operational matters that are material and the general status of ongoing operations and (b) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

   Section 5.4 Company Stock Purchase Plan. The Company shall take all necessary and appropriate actions with respect to the Company Employee Qualified Stock Purchase Plan so that (a) the offering period ending July 31, 1999 is the final offering period under such plan and (b) such plan is terminated immediately prior to the Effective Time, without any additional offering periods having commenced thereunder.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   Section 6.1 Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel and, during such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired in accordance with the terms of the Non-Disclosure Agreement dated June 30, 1999 between Parent and the Company (the "Confidentiality Agreement").

   Section 6.2 No Solicitation.

   (a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as herein defined) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date of the Company Stockholders Meeting (the "Applicable Period"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.2(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.2(a), and subject to providing prior written notice of its decision to take such action to Parent (a "Section 6.2 Notice") and compliance with Section 6.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making an Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

   (b) Except as expressly permitted by this Section 6.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 6.2(a), the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement, but only at a time that is during the Applicable Period and is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

   (c) The Company agrees that as of the date hereof, it, its Subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Parent immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal.

   (d) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw of modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

   Section 6.3 Proxy Statement/Prospectus; Registration Statement.

   (a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement/Prospectus. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, (i) the Company shall file with the SEC the Proxy Statement/Prospectus and (ii) Parent shall file with the SEC the Registration Statement. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

   (b) The Company shall use all reasonable efforts to mail the Proxy Statement/Prospectus to the stockholders of the Company as soon as practicable after the Registration Statement is declared effective by the SEC. Subject to the Company's right to terminate this Agreement pursuant to Section 6.2(b), the Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

   (c) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of the shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

   (d) The Company and Parent shall make any necessary filing with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

   Section 6.4 Company Stockholders Meeting.

   (a) The Company shall, subject to and in accordance with applicable law and the Company Charter and Company By-Laws, promptly and duly call, give notice of, convene and hold the Company Stockholders Meeting to be held as promptly as practicable following the date upon which the Registration Statement becomes effective for the purpose of voting on the Merger and this Agreement. Subject to its right to terminate this Agreement pursuant to Section 6.2(b), the Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated thereby and will use its best efforts to solicit from its stockholders proxies in favor of the Merger and this Agreement.

   (b) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

   Section 6.5 Legal Conditions to Merger. Each of Parent and, subject to
Section 6.2, the Company will use all reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or taking of any action contemplated thereby or by this Agreement.

   Section 6.6 Agreements with Respect to Affiliates. The Company will cause each person who is identified in Section 3.30 of the Disclosure Schedule and any other person who may be or become an "affiliate" of the Company as of the time of the Company Stockholders Meeting for purposes of Rule 145 under the Securities Act ("Rule 145") to deliver to Parent, as soon as practicable but not later than thirty days preceding the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, substantially in the form of Exhibit B hereto. The Company shall provide prompt notice to Parent of any such other person who may be or become an "affiliate" of the Company as of the time of the Company Stockholders Meeting who is not identified in Section
3.30 of the Disclosure Schedule.

   Section 6.7 Tax-Free Reorganization. Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use its reasonable best efforts to cause the Merger to so qualify. The parties agree and acknowledge that if (i) Parent has, not later than three days prior to the Effective Time, provided written notice to the Company of its intention to merge the Surviving Corporation with and into Parent with Parent surviving the merger (the "Upstream Merger"), and (ii) the Company consents to the Upstream Merger, which consent shall not be unreasonably withheld, then the Upstream Merger shall occur immediately following the Effective Time. Neither Parent nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   Section 6.8 Pooling Accounting. Parent and the Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting purposes. Neither Parent nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. Each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could be reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

   Section 6.9 Letters of Accountants.

   (a) Parent shall use its reasonable best efforts to cause to be delivered to the Company (i) a letter of PricewaterhouseCoopers LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time, and (ii) the letter of PricewaterhouseCoopers LLP referred to in Section 7.2(d).

   (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent (i) a letter of PricewaterhouseCoopers LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time, and (ii) the letter of PricewaterhouseCoopers LLP referred to in Section 7.2(d).

   Section 6.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party prior thereto.

   Section 6.11 Listing of Parent Shares. Parent shall use its reasonable best efforts to have authorized for listing on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

   Section 6.12 Employee Benefits; 401(k) Plan.

   (a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the "Company Employees") in connection with all employee benefit plans of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time. Notwithstanding anything contained herein to the contrary, Parent and its Subsidiaries agree to honor in accordance with their terms and not contest all benefits accrued or vested as of the Effective Time under the employee benefit plans and agreements of the Company and its Subsidiaries (including those set forth in Section 3.13 of the Disclosure Schedule), including, without limitation, any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); it being understood that for purposes of all such plans and agreements, the transactions contemplated by this Agreement are, or will be deemed to be, a "change of control".

   (b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect as of the Effective Time such actions relating to the Data General Corporation Savings and Investment Plan (the "401(k) Plan") as Parent may deem necessary or appropriate, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

   Section 6.13 Stock Plans.

   (a) Each option granted to a Company employee to acquire shares of Company Common Stock (a "Company Stock Option") that is issued under a Company Stock Option Plan (other than the Company Qualified Employee Stock Purchase Plan) and which is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, become and represent an option to acquire the number of shares of Parent Common Stock (a "Substitute Option") determined by multiplying (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, except as provided above in this
Section 6.13, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time.

   (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions of paragraph (a) of this Section 6.13.

   Section 6.14 Consents. The Company shall use all reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Company's material agreements, contracts, licenses or leases in connection with the Merger, including without limitation each of the consents listed in Section
6.14 of the Disclosure Schedule.

   Section 6.15 Rights Plan. So long as this Agreement shall not have been terminated pursuant to Article 8, the Company shall not redeem the Company Rights, or amend or modify (other than to delay the Distribution Date (as defined in the Company Rights Agreement) or to render the Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement (including any such redemption, amendment, modification or termination which would make the Company Rights Agreement or Rights inapplicable to any Acquisition Proposal, prior to the Effective Time). The Company shall take all action necessary so that none of Parent or Merger Sub will be an "Acquiring Person" under the Company Rights Agreement and to ensure that neither the Company Rights Agreement nor the Rights will apply to Parent or Merger Sub as a result of this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

   Section 6.16 Indemnification and Insurance.

   (a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date hereof in the Company Charter or Company By-Laws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a four-year period immediately after the Effective Time.

   (b) For a period of four years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.16(b) more than an aggregate amount equal to 150% of current aggregate annual premiums paid by the Company for such insurance (the "Maximum Amount") (which premiums the Company represents and warrants to be $108,000 in the aggregate). If the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation during such four-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the Maximum Amount.

   Section 6.17 Company 6% Convertible Subordinated Notes. Effective at the Effective Time, the Company shall enter into a supplemental indenture under the Indenture dated as of May 21, 1997 between the Company and the Bank of New York, as Trustee (the "Indenture"), providing for the Company's 6% Convertible Subordinated Notes after the Effective Time to be convertible into shares of Parent Common Stock as provided in Section 15.6 of the Indenture.

   Section 6.18 Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

   Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

   (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

   (c) HSR Act and Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act and under any other legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental Entity shall have expired or been terminated, as the case may be, and any requirements of other jurisdictions applicable to the consummation of the Merger shall have been satisfied, unless the failure of such requirements to be satisfied does not constitute a Company Material Adverse Effect or Parent Material Adverse Effect;

   (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

   (e) Tax Opinions. (i) Parent shall have received an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent, based on reasonably requested representation letters and customary assumptions, dated as of the Closing Date, substantially to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company shall have received an opinion of its tax counsel, Wachtell, Lipton, Rosen & Katz, special counsel to the Company, based on reasonably requested representation letters and customary assumptions, dated as of the Closing Date, substantially to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion conditions referred to in the preceding sentence shall not be waivable after receipt of the stockholder approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure;

   (f) Governmental Actions. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a material portion of the business or assets of Parent, or seeking to compel Parent to dispose of or hold separate all or any material portion of the business or assets of Parent (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement; and

   (g) NYSE Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

   Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Company Material Adverse Effect, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

   (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect;

   (c) Consents Obtained. All consents, waivers, approvals, authorizations and orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company except where the failure to obtain such consents, waivers, approvals, authorizations or orders or to make such filings, in the aggregate shall not be or have a Company Material Adverse Effect;

   (d) Opinion of Accountants. Parent shall have received letters from PricewaterhouseCoopers LLP, dated a date within two business days of the Proxy Statement/Prospectus and within two business days of the Closing Date and addressed to Parent, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. The Company shall have received (and delivered to Parent copies of) letters from PricewaterhouseCoopers LLP, dated a date within two business days of the Proxy Statement/Prospectus and within two business days of the Closing Date and addressed to the Company, stating that neither the Company nor any of its Subsidiaries has taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby, or any action taken or agreed to be taken by Parent or any of its Subsidiaries) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests transaction under generally accepted accounting principles; and

   (e) Affiliate Agreements. Parent shall have received from each person within the time frame specified in Section 6.6 who is identified in Section
3.30 of the Disclosure Schedule or in any notice delivered by the Company to Parent pursuant to Section 6.6 as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

   Section 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Parent Material Adverse Effect, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of Parent to such effect; and

   (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect.

                                 ARTICLE VIII

                                  TERMINATION

   Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

   (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

   (b) by either Parent or the Company if the Merger shall not have been consummated by February 29, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

   (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section
6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

   (d) by either Parent or the Company, if at the Company Stockholders Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained;

   (e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.2(a) or 7.2(b) to not be satisfied and which breach shall not have been cured within 10 business days following receipt by the Company of written notice of such breach from Parent;

   (f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach shall not have been cured within 10 business days following receipt by Parent of written notice of such breach from the Company;

   (g) by the Company in accordance with the provisions of Section 6.2(b); provided that the termination described in this clause (g) shall not be effective unless and until the Company shall have paid to Parent in full the fee and expense reimbursement described in Section 8.3; or

   (h) by Parent (i) if the Company or any of its officers or directors participate in discussions or negotiations in breach of Section 6.2; (ii) if the Company or any of its officers or directors are otherwise in material breach of Section 6.2; or (iii) in the event of a breach of Section 6.4(a).

   Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Sections 3.29, 4.9, 8.3, this Section 8.2 and Article IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach hereof. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

   Section 8.3 Fees and Expenses.

   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees and expenses, incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and filings under the HSR Act.

   (b) The Company shall reimburse Parent for all fees and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination (including without limitation fees and expenses of Parent's counsel, accountants and financial advisors), upon the termination of this Agreement (i) by Parent or the Company pursuant to Section 8.1(d), (ii) by Parent pursuant to Sections 8.1(e) or 8.1(h) or (iii) by the Company pursuant to Section 8.1(g).

   (c) The Company shall pay Parent a termination fee of $44,630,000 upon the earliest to occur of the following events (each, a "Termination Event"):

     (i) the entry by the Company into an agreement with respect to, or the consummation of, any Acquisition Proposal or the acquisition by any person of beneficial ownership of 20% or more of the equity or voting interests of the Company in any such case within one year of the termination of this Agreement pursuant to Sections 8.1(b) or 8.1(d) if prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal;

     (ii) the termination of this Agreement by Parent pursuant to Section 8.1(h); or

     (iii) the termination of this Agreement by the Company pursuant to
  Section 8.1(g).

   (d) The expenses and fees, if applicable, payable pursuant to Sections 8.3(b) and 8.3(c) shall be paid promptly, but in no event later than the date of the first to occur of the events described in Sections 8.3(b)(i), (ii) or
(iii) or 8.3(c)(i), (ii) or (iii); provided, that in no event shall the Company be required to pay the expenses and fees of Parent, if, immediately prior to the termination of this Agreement, Parent was in material breach of its obligations under this Agreement. The Company acknowledges that the agreements contained in Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.3(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   Section 9.1 Nonsurvival of Representations; Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Articles I and II, Sections 6.10, 6.12, 6.13, 6.16, 6.17, 6.18, 8.2 and 8.3, the last sentence of Section 9.4, this Article IX and the Affiliate Agreements. The Confidentiality Agreement shall survive the execution and delivery of this Agreement pursuant to its terms and conditions.

   Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

   (a) If to Parent or Merger Sub:

     EMC Corporation
     35 Parkwood Drive
     Hopkinton, MA 01748
     Attention: Vice President, Corporate Development

     Telecopier No.: 508-435-6915
     Telephone No.: 508-435-1000

   With a copy to:

     EMC Corporation
     35 Parkwood Drive
     Hopkinton, MA 01748
     Attention: Office of the General Counsel

     Telecopier No.: 508-497-6915
     Telephone No.: 508-435-1000

   (b) If to the Company:

     Data General Corporation
     4400 Computer Drive
     Westboro, MA 01580
     Attention: Ronald L. Skates

     Telecopier No.: 508-898-7568
     Telephone No.: 508-898-5000

   With a copy to:

     Wachtell, Rosen, Lipton & Katz
     51 West 52nd Street
     New York, NY 10019-6150
     Attention: Edward D. Herlihy

     Telecopier No.: 212-403-2000
     Telephone No.: 212-403-1000

   Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

   (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

   (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

   (c) "business day" means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

   (d) "control" including the terms "controlled by" and "under common control with" means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

   (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

   Section 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or
(c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   Section 9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

   Section 9.8 Entire Agreement, No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.16, who shall have the right to enforce such provisions directly.

   Section 9.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent of its obligations hereunder.

   Section 9.10 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

   Section 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

   Section 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof, provided that the Merger of Merger Sub with and into the Company shall be effected in accordance with the applicable provisions of the DGCL. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 9.2 hereof, and consents to the exercise of jurisdiction of a court of the Commonwealth of Massachusetts over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

   Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   In Witness Whereof, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        EMC CORPORATION

                                        By: /s/ Michael C. Ruettgers
                                            -----------------------------------
                                           Name: Michael C. Ruettgers
                                           Title: President and Chief
                                        Executive Officer

                                        EMERALD MERGER CORPORATION

                                        By: /s/ Michael C. Ruettgers
                                            -----------------------------------
                                           Name: Michael C. Ruettgers
                                           Title: President and Chief
                                        Executive Officer

                                        DATA GENERAL CORPORATION

                                        By: /s/ Ronald L. Skates
                                            -----------------------------------
                                           Name: Ronald L. Skates
                                           Title: President and Chief
                                        Executive Officer

                                                                       Exhibit B
                                                             to Merger Agreement

                                Affiliate Letter

To Whom it May Concern:

   The undersigned, a holder of shares of common stock, par value $.01 per share ("Dragon Common Stock"), of Data General Corporation, a Delaware corporation ("Dragon"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of EMC Corporation, a Massachusetts corporation ("Emerald"), with and into Dragon, securities of Emerald, as the parent of the surviving corporation in the Merger (the "Parent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Dragon within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of Dragon for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

   If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Dragon Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Emerald will not be required to maintain the effectiveness of any registration statement under Securities Act for the purposes of resale of Parent Securities by the undersigned.

   The undersigned hereby represents to and covenants with Emerald that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Dragon Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to Emerald or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

   The undersigned hereby further represents to and covenants with Emerald that the undersigned will not, within the 30 days preceding the effective time of the Merger, sell, transfer, or otherwise dispose of any shares of Dragon Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of Dragon and Emerald have been published by Emerald, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

   In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Emerald with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Emerald may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Emerald shall cause the transfer agent to effectuate the transfer of the Parent Securities sold as indicated in such letter.

   Emerald covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Securities by the undersigned under Rule 145 in accordance with the terms thereof.

   The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Emerald from independent counsel reasonably satisfactory to Emerald to the effect that such legends are no longer required for purposes of the Securities Act.

   There will be placed on the certificates for Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Emerald shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

   The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Emerald of this letter is an inducement to Emerald's obligations to consummate the Merger.

                                          Very truly yours,

Dated:   , 1999

                                                                         Annex I
                                                                    To Exhibit B
                                                             To Merger Agreement

   [Name]                                                                 [Date]

   On        , the undersigned sold the securities of EMC Corporation, a
Massachusetts corporation ("Emerald"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Emerald with and into Data General Corporation, a Delaware corporation.

   Based upon the most recent report or statement filed by Emerald with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

   The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                 Very truly yours,

             [Space to be provided for description of the Securities.]

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

   Stock Option Agreement, dated as of August 6, 1999 (this "Agreement"), between Data General Corporation, a Delaware corporation ("Dragon"), and EMC Corporation, a Massachusetts corporation ("Emerald").

   Whereas, Dragon, Emerald and Emerald Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Emerald ("Sub"), propose to enter into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into Dragon, with Dragon continuing as the surviving corporation; and

   Whereas, as a condition to the willingness of Emerald to enter into the Merger Agreement, Emerald has required that Dragon agree, and in order to induce Emerald to enter into the Merger Agreement Dragon has agreed, to grant Emerald an option to purchase certain shares of common stock, par value $.01 per share, of Dragon ("Dragon Common Stock"), in accordance with the terms of this Agreement.

   Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                THE STOCK OPTION

   Section 1.1 Grant of Stock Option. Dragon hereby grants to Emerald an irrevocable option (the "Stock Option") to purchase up to 10,177,850 shares (the "Option Shares") of Dragon Common Stock, including the associated rights (the "Dragon Rights") to purchase shares of Dragon capital stock pursuant to the Rights Agreement, Renewed and Restated as of October 19, 1996, between Dragon and The Bank of New York, as Rights Agent (the "Rights Agreement"), in the manner set forth below and at a price of $19.58 per Option Share, as adjusted in accordance with the provisions of Section 1.5 hereof (such price, as adjusted if applicable, the "Purchase Price"); provided, however, that in no event (including any adjustment under Section 1.5 hereof) shall the number of shares of Dragon Common Stock for which this Stock Option is exercisable exceed 19.9% of Dragon's issued and outstanding shares of Dragon Common Stock without giving effect to any Option Shares subject to or issued pursuant to the Stock Option. All references in this Agreement to shares of Dragon Common Stock issued to Emerald hereunder shall be deemed to include the Dragon Rights associated therewith. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

   Section 1.2 Exercise of Stock Option.

   (a) Subject to the satisfaction of the conditions set forth in Section 1.3 hereof, the Stock Option may be exercised by Emerald, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

   (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event or circumstance which, pursuant to the terms of Section 8.3(c) of the Merger Agreement, would entitle Emerald to payment of the termination fee specified in Section 8.3(c) of the Merger Agreement.

   (c) The "Termination Date" shall occur for purposes of this Agreement upon the first to occur of any of the following:

     (i) the Effective Time (as defined in the Merger Agreement);

     (ii) the date on which the Merger Agreement is terminated pursuant to
  Section 8.1 thereof, unless on or after such termination Emerald may have the right to receive the termination fee described in Section 8.3(c) of the Merger Agreement, including upon the occurrence of certain events; or

     (iii) the date which is one year after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof, if on or after such termination Emerald may be entitled to receive the termination fee described in Section 8.3(c) of the Merger Agreement, including upon the occurrence of certain events;

provided that, with respect to clause (iii) above, if the Stock Option cannot be exercised as of such date by reason of any applicable judgment, decree, law, regulation or order, or by reason of the waiting period under the HSR Act, then the Termination Date shall be extended until fifteen days after such impediment has been removed or such waiting period has expired.

   (d) Dragon shall notify Emerald in writing as promptly as practicable, and in any event within 24 hours, of the occurrence of any Exercise Event, it being understood that the giving of such notice by Dragon shall not be a condition to the right of Emerald to exercise the Stock Option or for an Exercise Event to have occurred.

   (e) In the event Emerald is entitled to and wishes to exercise the Stock Option, Emerald shall send a written notice (an "Exercise Notice") to Dragon specifying the total number of Option Shares Emerald wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which Emerald wishes to receive, a date (a "Closing Date"), which shall be a business day which is at least five business days after delivery of such notice, and place for the closing of such purchase (a "Closing").

   (f) Upon receipt of an Exercise Notice, Dragon shall be obligated to deliver to Emerald the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the Closing Date and (ii) the first business day on which the conditions specified in Section 1.3 hereof shall be satisfied.

   (g) If, at any time during the period commencing on an Exercise Event and ending on the Termination Date, Emerald sends to Dragon an Exercise Notice indicating Emerald's election to exercise its right (the "Cash-Out Right") pursuant to this Section 1.2(g), then Dragon shall pay to Emerald, on the Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares subject thereto as Emerald specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the higher of (A) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Closing Date, per share of Dragon Common Stock as reported on The New York Stock Exchange (or, if not listed on The New York Stock Exchange, as reported on any other national securities exchange or national securities quotation system on which Dragon Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) and (B) the highest price per share of Dragon Common Stock paid pursuant to any Acquisition Proposal (as defined in the Merger Agreement) or proposed to be paid pursuant to any agreement relating to an Acquisition Proposal and (ii) the Purchase Price. Notwithstanding the termination of the Stock Option, Emerald will be entitled to exercise its rights under this Section 1.2(g) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Stock Option.

  (h)(i) Notwithstanding any other provision of this Agreement or any provision of the Merger Agreement, in no event shall the sum of (x) the Total Option Profit (as hereinafter defined) and (y) the termination fee payable under Section 8.3(c) of the Merger Agreement (the "Termination Fee") exceed in the aggregate $61,363,000 and, if the total amount that otherwise would be received by Emerald would exceed such amount, Emerald, at its sole election, shall either (a) reduce the number of shares of Dragon Common Stock subject to the Option, (b) deliver to Dragon for cancellation shares of Dragon Common

  Stock previously purchased by Emerald, (c) pay cash to Dragon or (d) take any action representing any combination of the preceding clauses (a), (b) and (c), so that Emerald's actually realized Total Option Profit, when aggregated with such Termination Fee so paid to Emerald, shall not exceed $61,363,000 after taking into account the foregoing actions.

     (ii) Notwithstanding any other provision of this Agreement or any provision of the Merger Agreement, this Stock Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which, together with any Termination Fee theretofore paid to Emerald, would exceed in the aggregate $61,363,000; provided, however, that nothing in this clause (ii) shall restrict any exercise of the Option permitted hereby on any subsequent date if exercise at such time would otherwise be permitted by this clause (ii).

     (iii) As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (A) the amount received by Emerald pursuant to Section 1.2(g), (B)(x) the amount received by Emerald pursuant to the sale of Option Shares to any unaffiliated party (including pursuant to Section 3.2(e)), valuing any non-cash consideration at its fair market value, less (y) Emerald's purchase price for such Option Shares, and (C) any equivalent amount resulting from the adjustments contemplated under Section 1.5.

     (iv) As used herein, the term "Notional Total Option Profit" with respect to any number of shares of Dragon Common Stock as to which Emerald has delivered an Exercise Notice shall be the Total Option Profit determined as of the date of deliver of such Exercise Notice assuming that the Stock Option were exercised on such date for such number of shares of Dragon Common Stock and assuming that such shares, together with all other Option Shares held by Emerald and its affiliates as of such date, were sold for cash at the closing market price for the Dragon Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

   Section 1.3 Conditions to Delivery of Option Shares. The obligation of Dragon to deliver Option Shares upon any exercise of the Stock Option is subject to the satisfaction of the following conditions:

   (a) All waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares hereunder shall have expired or been terminated; and

   (b) There shall be no preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

   Section 1.4 Closings. At each Closing, simultaneously with the delivery by Emerald of the aggregate Purchase Price for Option Shares being acquired, Dragon will deliver to Emerald a certificate or certificates evidencing the number of Option Shares specified in Emerald's Exercise Notice, registered in the name of Emerald or its nominee, and, if the Stock Option should be exercised in part only, a new Stock Option evidencing the rights of Emerald thereof to purchase the balance of the shares (or other securities) purchasable hereunder. All payments made by Emerald to Dragon pursuant to this Section 1.4 shall be made, at the option of Emerald, (a) by wire transfer of immediately available funds, or (b) by delivery to Dragon of a certified or bank check or checks payable to or to the order of Dragon.

   Section 1.5 Adjustments Upon Share Issuances, Changes in Capitalization, etc.

   (a) In the event of any change in Dragon Common Stock or in the number of outstanding shares of Dragon Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Dragon (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Dragon upon exercise of the Stock Option, and the Purchase Price thereof, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction or change, so that Emerald shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Emerald would have received in respect to Dragon Common Stock if the Stock Option had been exercised immediately prior to such transaction or change, or the record date therefor, as applicable.

   (b) In the event that Dragon shall enter into an agreement (i) to consolidate with or merge into any person, other than Emerald or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Emerald or one of its Subsidiaries, to merge into Dragon and Dragon shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Dragon Common Stock shall be changed into or exchanged for stock or other securities of Dragon or any other person or cash or any other property, or then outstanding shares of Dragon Common Stock shall after such merger represent less than 5% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Emerald or one of its Subsidiaries, then, in each such case, proper provision shall be made in the agreements governing such transaction so that Emerald shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Emerald would have received in respect of Dragon Common Stock if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable.

   (c) No adjustment made in accordance with this Section 1.5 shall constitute or be deemed a waiver of any breach of any of Dragon's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

   (d) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.4 and 3.2 shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this
Section 1.5.

   Section 1.6 Restrictive Legend. Each certificate representing Option Shares issued to Emerald hereunder shall include a legend in substantially the following form:

   THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF DRAGON

   Section 2.1 Representations and Warranties of Dragon. Dragon represents and warrants to Emerald that (a) Dragon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, (b) the execution and delivery by Dragon of this Agreement and the consummation by Dragon of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Dragon, (c) this Agreement has been duly executed and delivered by Dragon and constitutes the valid and binding obligation of Dragon, enforceable against Dragon in accordance with its terms,
(d) Dragon has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Dragon will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Dragon Common Stock or other securities which may be issued pursuant to Section 1.5 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Emerald's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights, and (e) the execution and delivery of this Agreement by Dragon does not, and the consummation by Dragon of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended to date, or Bylaws, as amended to date, of Dragon,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Dragon or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dragon or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on Dragon and its Subsidiaries, taken as a whole, or impair the ability of Dragon to consummate the transactions contemplated by this Agreement. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby. Dragon has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions. Dragon has taken all action so that the entering into of this Agreement, the acquisition of shares of Dragon Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Dragon Rights to be exercised, distributed or triggered.

                                  ARTICLE III

                              COVENANTS OF DRAGON

   Section 3.1 Listing; Other Action.

   (a) Dragon shall, at its expense, use reasonable best efforts to cause the Option Shares to be authorized for listing on the New York Stock Exchange (the "NYSE"), upon official notice of issuance, as promptly as practicable following an Exercise Event, and will provide prompt notice to the NYSE of the issuance of each Option Share, unless the delivery of the Option Shares is satisfied with shares of Dragon Common Stock held in treasury by Dragon then listed on the NYSE.

   (b) Dragon shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities. Without limiting the generality of the foregoing, Dragon shall when required in order to effect the transactions contemplated hereunder make all filings and submissions under the HSR Act as promptly as practicable.

   Section 3.2 Registration.

   (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to Emerald hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

   (b) At any time or from time to time within three years of the first Closing, Emerald may make a written request to Dragon for registration under and in accordance with the provisions of the Securities Act with respect to all or any part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of Emerald, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after Emerald's request for a Demand Registration, Dragon shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that Dragon will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (i) below or 90 days in the case of clauses
(ii) or (iii) below) when (i) Dragon is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of outside counsel to Dragon, such information would have to be disclosed if a registration statement were filed at that time, (ii) Dragon is required under the Securities Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (iii) Dragon determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Dragon or any of its affiliates. Dragon shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least ninety days following the date on which the Demand Registration is declared effective, in the case of an underwritten offering, or at least six months following the date on which the Demand Registration is declared effective, in the case of a shelf registration; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. Emerald shall be entitled to two Demand Registrations. If any Demand Registration involves an underwritten offering,
(i) Emerald shall have the right to select the managing underwriter, which shall be reasonably acceptable to Dragon (it being agreed by Dragon that Lehman Brothers Inc. would be acceptable to Dragon) and (ii) Dragon shall enter into an underwriting agreement in customary form.

   (c) If at any time within three years of the first Closing, Dragon proposes to file a registration statement under the Securities Act with respect to any shares of any class of its equity securities to be sold for the account of Dragon (other than a registration statement on Form S-4 or Form S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, then Dragon shall in each case give written notice of such proposed filing to Emerald at least twenty days before the anticipated filing date, and Emerald shall have the right to include in such registration such number of Registrable Securities a Emerald may request (such request to be made by written notice to Dragon within fifteen days following Emerald's receipt from Dragon of such notice of proposed filing). Dragon shall use its best efforts to cause the managing underwriter of any proposed underwritten offering to permit Emerald to include in such offering all Registrable Securities requested by Emerald to be included in the registration for such offering on the same terms and conditions as any similar securities of Dragon included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises Emerald that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which Emerald requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter; provided, however, that if the amount of Registrable Securities shall be so reduced, Dragon shall not be permitted to include in such registration any securities of Dragon other than securities to be issued by Dragon and Registrable Securities.

   (d) In the event that Registrable Securities are included in a "piggyback" registration statement pursuant to Section 3.2(c) hereof, Emerald agrees not to effect any public sale or distribution of the issue being registered or a similar security of Dragon, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten business days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by Dragon, in the case of a non-underwritten public offering, or by the managing underwriter, in the case of an underwritten public offering. In the event that Emerald requests a Demand Registration or if Registrable Securities are included in a

"piggyback" registration pursuant to Section 3.2(c) hereof, Dragon agrees not to effect any public sale or distribution of the issue being registered or a similar security of Dragon, or any securities convertible into or exchangeable or exercisable for such securities, during the period from such request until 90 days after the effective date of such registration statement (except as part of such registration or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

   (e) Notwithstanding anything to the contrary contained herein, in the event that Emerald requests a Demand Registration or a "piggyback" registration of Registrable Securities pursuant to Section 3.2(b) or 3.2(c) hereof, respectively, Dragon shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be so registered, upon the terms and subject to the conditions set forth in this Section 3.2(e). If Dragon wishes to exercise such purchase right, then within two business days following receipt of a request for a Demand Registration or a "piggyback" registration, Dragon shall send a written notice (a "Repurchase Notice") to Emerald specifying that Dragon wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than five business days after delivery of such Repurchase Notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice, a binding agreement shall be deemed to exist between Emerald and Dragon providing for the purchase by Dragon of the Registrable Securities requested to be registered by Emerald, upon the terms and subject to the conditions set forth in this Section 3.2(e). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the NYSE (or if not then quoted thereon, on such other exchange or quotation system on which the Registrable Securities are quoted) for the period of five trading days ending on the trading day immediately prior to the day on which Emerald requests a Demand Registration or a "piggyback" registration of the Registrable Securities which Dragon subsequently elects to purchase. Emerald's obligation to deliver any Registrable Securities at a Repurchasing Closing shall be subject to the condition that, at such Repurchase Closing, Dragon shall have delivered to Emerald a certificate signed on behalf of Dragon by Dragon's chief executive officer and chief financial officer, which certificate shall be satisfactory in form and substance to Emerald, to the effect that the purchase by Dragon of such Registrable Securities (i) is permitted under applicable Delaware corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and (ii) does not violate any material agreement to which Dragon or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, Dragon shall pay to Emerald the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds or by delivering to Emerald a certified or bank check payable to or on the order of Emerald in an amount equal to such aggregate Repurchase Price, and Emerald will surrender to Dragon a certificate or certificates evidencing such Registrable Securities. No purchase of Registrable Securities by Dragon pursuant to this Section 3.2(e) shall reduce or otherwise modify Dragon's registration obligations under this
Section 3.2 (including, without limitation, the number of Demand Registrations which Dragon is obligated to effect) with respect to any Registrable Securities held by Emerald following such purchase.

   (f) The registrations effected under this Section 3.2 shall be effected at Dragon's expense except for underwriting commissions allocable to the Registrable Securities. Dragon shall indemnify and hold harmless Emerald, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 3.2; provided, however, that Dragon shall not be liable in any such case to Emerald or any affiliate or controlling person of Emerald or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Dragon specifically for use in the preparation thereof by Emerald such affiliate, controlling person, officer, director, agent or representative, as the case may be.

                                   ARTICLE IV

                              COVENANTS OF EMERALD

   Section 4.1 Distribution. Emerald shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

                                   ARTICLE V

                                 MISCELLANEOUS

   Section 5.1 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   Section 5.2 Further Assurances. Dragon and Emerald will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   Section 5.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 5.4 Entire Agreement. This Agreement and the Merger Agreement (together with the documents referred to therein) constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

   Section 5.5 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party.

   Section 5.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 5.7 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Either party hereto may with respect to the other party (i) extend the time for the performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   Section 5.8 Severability. If any term or other provision of this Agreement is held by a court or other competent authority to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the extent possible.

   Section 5.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as of the date delivered, sent or transmitted if delivered, sent or transmitted in accordance with the Merger Agreement.

   Section 5.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

   Section 5.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 5.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall constitute one and the same agreement.

   In Witness Whereof, Emerald and Dragon have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          EMC CORPORATION

                                          By: /s/ Michael C. Ruettgers
                                             ----------------------------------
                                              Name: Michael C. Ruettgers
                                              Title: President and Chief
                                              Executive Officer

                                          DATA GENERAL CORPORATION


                                          By: /s/ Ronald L. Skates
                                             ----------------------------------
                                              Name: Ronald L. Skates
                                              Title: President and Chief
                                              Executive Officer

                                                                         ANNEX C

MORGAN STANLEY DEAN WITTER

                                                         TWO INTERNATIONAL PLACE
                                                                BOSTON, MA 02110
                                                                  (617) 856-8700

                                                                  August 6, 1999

Board of Directors
Data General Corporation
4400 Computer Drive
Westboro, MA 01580

Members of the Board:

   We understand that Data General Corporation ("Data General" or the "Company"), EMC Corporation ("EMC") and Buyer Acquisition Corp., a wholly owned subsidiary of EMC ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 6, 1999 (the "Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Data General. Pursuant to the Merger, Data General will become a wholly owned subsidiary of EMC and each outstanding share of common stock, par value $0.01 per share (the "Data General Common Stock") of the Company, other than shares held in treasury or held by EMC or any affiliate of EMC or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.3262 (the "Exchange Ratio") shares of common stock, par value $0.01 per share, of EMC (the "EMC Common Stock") subject to certain adjustments. The terms and conditions of the Merger are more fully set forth in the Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Data General Common Stock

   For purposes of the opinion set forth herein, we have:

     (1) reviewed certain publicly available financial statements and other information of Data General and EMC, respectively;

     (2) reviewed certain internal financial statements and other financial and operating data concerning Data General prepared by the management of Data General;

     (3) discussed certain financial projections prepared by the management of Data General;

     (4) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of Data General;

     (5) discussed the past and current operations and financial condition and the prospects of Data General with senior executives of Data General;

     (6) reviewed the reported prices and trading activity for the Data General Common Stock and EMC Common Stock;

     (7) compared the financial performance of the Company and EMC and the prices and trading activity of the Data General Common Stock and the EMC Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (8) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (9) participated in discussions and negotiations among representatives of Data General and EMC and their financial and legal advisors;

    (10)  reviewed the Agreement, and certain related documents; and

    (11)  considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements

                                                      MORGAN STANLEY DEAN WITTER

and other financial and operating data and discussions relating to strategic, financial and operational benefits anticipated from the Merger provided by Data General, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Data General. With the consent of Data General, we have relied upon the publicly available estimates of certain research analysts with respect to EMC. We have relied upon the assessment by the management of Data General of its ability to retain key employees of Data General. We have also relied upon, without independent verification, the assessment by the management of Data General (i) the strategic and other benefits expected to result from the Merger, (ii) Data General's and EMC's technologies, products and services, (iii) the timing and risks associated with the integration of Data General and EMC, and (iv) the validity of, and risks associated with, Data General's and EMC's existing and future technologies, products or services. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Data General or EMC, nor have we been furnished with any such appraisals. Also, we have excluded from this opinion the effect of certain extraordinary non-operating assets and liabilities. In addition, we have assumed that the Merger will be accounted as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, although in the course of our engagement, we did provide advice to Data General in connection with potential business combinations with parties other than EMC.

   We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Data General and EMC and have received fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Data General Common Stock.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                        By: /s/ Cordell G. Spencer
                                           ------------------------------------
                                           Cordell G. Spencer
                                           Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Limitation of Liability and Indemnification of Directors

   Section 67 of Chapter 156B of the Massachusetts General Law authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

   Article 6(k) of the Registrant's Restated Articles of Association provides as follows:

   No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by Section 13(b) (1 1/2) or any successor provision of the Massachusetts Business Corporation Law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of this Article 6(k) shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this Article 6(k) becomes effective. No amendment to or repeal of Article this 6(k) shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

   In addition, Article Section 7 of the Registrant's Amended and Restated By-Laws, entitled "Indemnification of Directors and Officers," provides as follows:

   The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that his action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter related to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay the amounts so paid to the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this
Section 7. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms, "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors or officers may be entitled by contract or otherwise under law.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
 2.1     Agreement and Plan of Merger dated as of August 6, 1999 by and among
         EMC Corporation ("EMC"), Emerald Merger Corporation and Data General
         Corporation (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

 3.1     Articles of Organization of EMC Corporation.(1)

 3.2     Articles of Amendment filed February 26, 1986.(1)

 3.3     Articles of Amendment filed April 2, 1986.(1)

 3.4     Articles of Amendment filed May 13, 1987.(2)

 3.5     Articles of Amendment filed June 19, 1992.(3)

 3.6     Articles of Amendment filed May 12, 1993.(4)

 3.7     Articles of Amendment filed November 12, 1993.(5)

 3.8     Articles of Amendment filed May 10, 1995.(6)

 3.9     Articles of Amendment filed May 7, 1997.(7)

 3.10    Articles of Amendment filed May 13, 1999.(8)

 3.11    Amended and Restated By-laws of EMC Corporation.(9)

 4.1     Form of Stock Certificate.(10)

 4.2     Indenture, dated as of March 11, 1997 between EMC Corporation and
         State Street Bank and Trust Company, Trustee.(11)

 4.3     Form of 3 1/4% Convertible Subordinated Note due 2002.(11)

 5.1     Opinion of Paul T. Dacier, Esq., Vice President and General Counsel of
         EMC, regarding validity of securities being registered.

 8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax aspects of the merger.(12)

 8.2 Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax aspects of the merger.(12)

 10.1    EMC Corporation 1985 Stock Option Plan, as amended.(9)

 10.2    EMC Corporation 1992 Stock Option Plan for Directors, as amended.(9)

 10.3    EMC Corporation 1993 Stock Option Plan, as amended.(9)

 21.1    Subsidiaries of Registrant.(9)


 Exhibit
 Number                                Description
 -------                               -----------

 23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference).

 23.2    Consent of PricewaterhouseCoopers LLP.

 23.3 Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).

 23.4 Consent of Morgan Stanley & Co. Incorporated (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).

 23.5    Consent of Paul T. Dacier, Esq., Vice President and General Counsel of
         EMC (included as part of his opinion filed as Exhibit 5.1 and incorporated herein by reference).

 23.6    Consent of PricewaterhouseCoopers LLP.

 24.1 Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).

 99.1 Opinion of Morgan Stanley & Co. Incorporated (included as Annex C to the proxy statement/prospectus forming a part of this Registration
         Statement and incorporated herein by reference).

 99.2    Form of Proxy of Data General Corporation.


--------
/1/Incorporated by reference to the Company's Registration Statement on Form S-
  1 (No. 33-3656).
/2/Incorporated by reference to the Company's Registration Statement on Form S-
  1 (No. 33-17218).
/3/Incorporated by reference to the Company's Annual Report on Form 10-K filed
  February 12, 1993.
/4/Incorporated by reference to the Company's Registration Statement on Form S-
  1 (No. 33-67224).
/5/Incorporated by reference to the Company's Current Report on Form 8-K filed
  November 19, 1993.
/6/Incorporated by reference to the Company's Current Report on Form 8-K filed
  May 26, 1995.
/7/Incorporated by reference to the Company's Quarterly Report on Form 10-Q filed May 14, 1997.
/8/Incorporated by reference to the Company's Quarterly Report on Form 10-Q filed May 13, 1999.
/9/Incorporated by reference to the Company's Annual Report on Form 10-K filed
  March 11, 1999.
/10/Incorporated by reference to the Company's Annual Report on Form 10-K filed
   March 31, 1988.
/11/Incorporated by reference to the Company's Registration Statement on Form
   S-3 (No. 333-24901).
/12/To be filed by post-effective amendment to this Registration Statement.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to such request; and

     (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkinton, Commonwealth of Massachusetts, on September 7, 1999.


                                          EMC CORPORATION

                                          By: /s/ Michael C. Ruettgers
                                            -----------------------------------
                                             Michael C. Ruettgers
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Teuber, Jr. and Paul T. Dacier, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    Signature                         Title                          Date
    ---------                         -----                          ----

  /s/ Richard J.    Chairman of the Board                      September 7, 1999
      Egan
__________________
 Richard J. Egan

  /s/ Michael C.    President, Chief Executive Officer and     September 7, 1999
    Ruettgers       Director
__________________  (Principal Executive Officer)
    Michael C.
    Ruettgers

   /s/ Colin G.     Senior Vice President, Chief               September 7, 1999
    Patteson        Administrative Officer and Treasurer
__________________  (Principal Financial Officer)
Colin G. Patteson

  /s/ William J.    Vice President and Chief Financial Officer September 7, 1999
   Teuber, Jr.      (Principal Accounting Officer)
__________________
William J. Teuber,
       Jr.

  /s/ Michael J.    Director                                   September 7, 1999
     Cronin
__________________
Michael J. Cronin

/s/ John R. Egan    Director                                   September 7, 1999
__________________
   John R. Egan

  /s/ Maureen E.    Director                                   September 7, 1999
      Egan
__________________
 Maureen E. Egan

   /s/ W. Paul      Director                                   September 7, 1999
   Fitzgerald
__________________
W. Paul Fitzgerald

  /s/ Joseph F.     Director                                   September 7, 1999
     Oliveri
__________________
Joseph F. Oliveri


                                 EXHIBIT INDEX

 Exhibit                               Description
 -------                               -----------
 2.1     Agreement and Plan of Merger dated as of August 6, 1999 by and among
         EMC Corporation ("EMC"), Emerald Merger Corporation and Data General
         Corporation (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).
 3.1     Articles of Organization of EMC Corporation.(1)
 3.2     Articles of Amendment filed February 26, 1986.(1)
 3.3     Articles of Amendment filed April 2, 1986.(1)
 3.4     Articles of Amendment filed May 13, 1987.(2)
 3.5     Articles of Amendment filed June 19, 1992.(3)
 3.6     Articles of Amendment filed May 12, 1993.(4)
 3.7     Articles of Amendment filed November 12, 1993.(5)
 3.8     Articles of Amendment filed May 10, 1995.(6)
 3.9     Articles of Amendment filed May 7, 1997.(7)
 3.10    Articles of Amendment filed May 13, 1999.(8)
 3.11    Amended and Restated By-laws of EMC Corporation.(9)
 4.1     Form of Stock Certificate.(10)
 4.2     Indenture, dated as of March 11, 1997 between EMC Corporation and
         State Street Bank and Trust Company, Trustee.(11)
 4.3     Form of 3 1/4% Convertible Subordinated Note due 2002.(11)
 5.1     Opinion of Paul T. Dacier, Esq., Vice President and General Counsel of
         EMC, regarding validity of securities being registered.
 8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax aspects of the merger.(12)
 8.2     Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax aspects of the merger.(12)
 10.1    EMC Corporation 1985 Stock Option Plan, as amended.(9)
 10.2    EMC Corporation 1992 Stock Option Plan for Directors, as amended.(9)
 10.3    EMC Corporation 1993 Stock Option Plan, as amended.(9)
 21.1    Subsidiaries of Registrant.(9)
 23.1    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference).
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).
 23.4    Consent of Morgan Stanley & Co. Incorporated (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).
 23.5    Consent of Paul T. Dacier, Esq., Vice President and General Counsel of
         EMC (included as part of his opinion filed as Exhibit 5.1 and incorporated herein by reference).
 23.6    Consent of PricewaterhouseCoopers LLP.
 24.1    Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).

 Exhibit                              Description
 -------                              -----------
 99.1    Opinion of Morgan Stanley & Co. Incorporated (included as Annex C to the proxy statement/prospectus forming a part of this Registration
         Statement and incorporated herein by reference).

 99.2    Form of Proxy of Data General Corporation.


--------
 /1/Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-3656).
 /2/Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-17218).
 /3/Incorporated by reference to the Company's Annual Report on Form 10-K filed February 12, 1993.
 /4/Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-67224).
 /5/Incorporated by reference to the Company's Current Report on Form 8-K filed November 19, 1993.
 /6/Incorporated by reference to the Company's Current Report on Form 8-K filed May 26, 1995.
 /7/Incorporated by reference to the Company's Quarterly Report on Form 10-Q filed May 14, 1997.
 /8/Incorporated by reference to the Company's Quarterly Report on Form 10-Q filed May 13, 1999.
 /9/Incorporated by reference to the Company's Annual Report on Form 10-K filed March 11, 1999.
/10/Incorporated by reference to the Company's Annual Report on Form 10-K filed
 March 31, 1988.
/11/Incorporated by reference to the Company's Registration Statement on Form
 S-3 (No. 333-24901).
/12/To be filed by post-effective amendment to this Registration Statement.